Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

PROSPECTOR CAPITAL CORP.,

LEDDARTECH INC.

AND

LEDDARTECH HOLDINGS INC.

DATED AS OF JUNE 12, 2023

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of June 12, 2023, is made by and among Prospector Capital Corp., a Cayman Islands exempted company, LeddarTech Inc., a corporation existing under the laws of Canada (the “Company”), and LeddarTech Holdings Inc., a company incorporated under the laws of Canada (“Newco”). Prospector, the Company and Newco shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, the Company has incorporated Newco and Newco is a wholly-owned subsidiary of the Company as of the date hereof;

WHEREAS, prior to the execution and delivery of this Agreement or within thirty (30) days of the execution and delivery of this Agreement in the case of current common shareholders of the Company, certain investors (each, an “Initial Investor”, and collectively, the “Initial Investors”) entered into or will enter into in the case of current common shareholders of the Company a subscription agreement, either directly or by signing a joinder agreement (each such joinder agreement, a “Joinder Agreement”), substantially in the form attached hereto as Exhibit C (the “Initial Investors Subscription Agreement”), with the Company, pursuant to which, among other things, each Initial Investor committed or will commit in the case of current common shareholders of the Company to make an investment in the Company in the aggregate principal amount set forth opposite its respective name on the applicable signature page to the Initial Investors Subscription Agreement or the applicable Joinder Agreement, payable in two tranches (the “Initial Investors Financing”);

WHEREAS, the payment of the first tranche of the Initial Investors Financing is contingent upon, inter alia, the execution of this Agreement, and upon such payment each Initial Investor will receive: (a) a secured convertible note issued by the Company and convertible as provided for in the Initial Investors Subscription Agreement (an “Initial Investors Tranche A Note”), and (b) a warrant certificate entitling such Initial Investor to purchase Class D-1 preferred shares in the capital of the Company, in each case as provided for in the Initial Investors Subscription Agreement;

WHEREAS, the payment of the second tranche of the Initial Investors Financing is contingent upon, inter alia, the Closing, and upon such payment each Initial Investor will receive a secured convertible note, issued by the Company, convertible as provided for in the Initial Investors Subscription Agreement (an “Initial Investors Tranche B Note”);

WHEREAS, the Parties agree that, if desirable, they will collaborate together to enable the Company to enter into Joinder Agreements or separate subscription agreements(each, an “Additional Investors Subscription Agreement”, and collectively, the “Additional Investors Subscription Agreements” and, all such agreements, collectively with the Initial Investors Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Additional Investors” and, collectively with the Initial Investors, the “Investors”), pursuant to which, among other things, the Additional Investors shall agree to subscribe for and purchase, subject to the Closing, secured convertible notes issued by the Company (the “Additional Investors Notes”) each as provided for in the applicable Joinder Agreement or the applicable Additional Investors Subscription Agreement in exchange for the purchase price set forth therein (the “Additional Investors Financing”, together with the Initial Investors’ Financing, the “Financing”);

WHEREAS, Prospector is a blank check company incorporated as a Cayman Islands exempted company on September 18, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, (a) pursuant to the Governing Documents of Prospector, Prospector is required to provide an opportunity for its shareholders to have their outstanding Prospector Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Prospector Shareholder Approval (such redemption by the holders of Prospector Class A Shares, the “Prospector Shareholder Redemption”), and (b) Prospector will issue on the Closing Date, as a share capitalization (dividend), following the Prospector Shareholder Redemption and prior to the Prospector Continuance, to each holder of a Prospector Class A Share that elects not to participate in the Prospector Shareholder Redemption (each, a “Non-Redeeming Shareholder”) one additional Prospector Class A Share for each non-redeemed Prospector Class A Share held by such Non-Redeeming Shareholder (the “Prospector Share Issuance”);

WHEREAS, following the Prospector Shareholder Redemption but prior to the Prospector Share Issuance, the Prospector Class A Shares and the Prospector Warrants comprising each issued and outstanding Prospector Unit immediately prior to the Prospector Share Issuance shall be automatically separated (the “Prospector Unit Separation”) and the holder thereof shall be deemed to hold one Prospector Class A Share and one-third of one Prospector Warrant, provided, that no fractional Prospector Warrants will be issued in connection with the Prospector Unit Separation such that if a holder of Prospector Units would be entitled to receive a fractional Prospector Warrant upon the Prospector Unit Separation, the number of Prospector Warrants to be issued to such holder upon the Prospector Unit Separation shall be rounded down to the nearest whole number of Prospector Warrants;

WHEREAS, (a) as of the date of this Agreement, Prospector Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), owns 8,125,000 Prospector Class B Shares, representing all of the issued and outstanding Prospector Class B Shares, and (b) concurrently with the execution of this Agreement, the Sponsor, Prospector, the Company and Newco are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor agrees to (i) waive any adjustment to the conversion ratio set forth in the Governing Documents of Prospector or any other anti-dilution or similar protection with respect to the Prospector Class B Shares in connection with the Transactions on the terms and conditions set forth in the Sponsor Letter Agreement, (ii) vote to adopt and approve this Agreement and the Transactions (including the Prospector Share Conversion and the Prospector Continuance) and (iii) subject certain of its Prospector Class B Shares and Prospector Warrants held by the Sponsor (or any shares or warrants in the Surviving Company the Sponsor may receive in exchange for such Prospector Class B Shares and Prospector Warrants in connection with the Transactions) to vesting (A) with respect to the Prospector Class B Shares, in connection with the Prospector Share Conversion (as defined below) and (B) with respect to the Prospector Warrants, the addition of any vesting conditions to such Prospector Warrants as per the terms of the Sponsor Letter Agreement (such addition of vesting conditions, the “Prospector Vesting Addition” and such Prospector Warrants subject to the Prospector Vesting Addition, the “Prospector Vesting Sponsor Warrants”);

WHEREAS, following the Prospector Shareholder Redemption, the Prospector Unit Separation, and the Prospector Share Issuance, and simultaneously with the Prospector Vesting Addition, each Prospector Class B Share shall be converted into 0.75 Prospector Class A Shares and 0.25 Prospector Sponsor Special Shares (the “Prospector Share Conversion”);

WHEREAS, the Governing Documents of Prospector shall be amended, effective immediately prior to the Prospector Share Issuance, to effect (i) the Prospector Share Issuance and the Prospector Share Conversion, each pursuant to the terms contemplated by this Agreement and (ii) the creation of new classes of shares in the capital of Prospector, convertible into Prospector Class A Shares and redeemable in accordance with their terms, which will include the Prospector Earnout Special Shares and Prospector Sponsor Special Shares (all such amendments, collectively, the “Prospector Articles Amendments”).

WHEREAS, after the Prospector Shareholder Redemption, the Prospector Unit Separation, the Prospector Share Issuance, the Prospector Vesting Addition and the Prospector Share Conversion, Prospector shall be continued from the Cayman Islands to the laws of Canada and domesticate as a company existing under the Canada Business Corporations Act (the “CBCA”) (the “Prospector Continuance”) and Prospector shall adopt amended and restated Governing Documents in connection with the Prospector Continuance (the “A&R Prospector Governing Documents”), in each case on the terms and subject to the conditions set forth in this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law;

WHEREAS, on the Closing Date, after the Prospector Continuance and prior to the Amalco Share Redemption, Newco and Prospector will amalgamate (the “Prospector Amalgamation” and Newco and Prospector as so amalgamated, “Amalco”), and pursuant to the Prospector Amalgamation, (a) the legal existence of Newco shall not cease and Newco shall survive the Prospector Amalgamation as Amalco, (b) the articles of Newco shall become the articles of Amalco, and (c) (i) Prospector Common Shares shall be converted to Amalco Common Shares, (ii) Prospector New Earnout Special Shares, if any, shall be converted on a class-by-class basis to Amalco Earnout Special Shares, (iii) Prospector New Sponsor Special Shares shall be converted to Amalco Sponsor Special Shares, and (iv) Prospector New Warrants that are outstanding immediately prior to the Prospector Amalgamation shall be exchanged for Amalco Warrants (which shall include all outstanding Prospector New Vesting Sponsor Warrants being exchanged solely for Amalco Vesting Sponsor Warrants and no other Prospector New Warrants being exchanged for Amalco Vesting Sponsor Warrants), subject to adjustment, on the terms and subject to the conditions set forth in the Warrant Agreement and, as applicable, the Sponsor Letter Agreement, and (v) the Newco Share held by the Company shall be converted to one (1) Amalco Common Share, in each case upon and subject to the other terms and conditions set forth in this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law;

WHEREAS, on the Closing Date, following the Prospector Amalgamation, the Amalco Common Share held by the Company shall be redeemed and immediately cancelled by Amalco in exchange for a cash payment to the Company equal to the subscription price for the Newco Share that was converted into such Amalco Common Share (the “Amalco Share Redemption”), subject to the terms and conditions set forth in this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law;

WHEREAS, on the Closing Date, following the Amalco Share Redemption, the Company shall issue the Initial Investors Tranche B Notes and the Additional Investors Notes to the Investors, subject to the terms and conditions set forth in the Subscription Agreements, this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law;

WHEREAS, on the Closing Date, following the issuance of the Initial Investors Tranche B Notes and the Additional Investors Notes, each issued and outstanding Company Preferred Share shall be converted into a Company Common Share in accordance with the terms of Part II B. (5) and Part II C. (5) of the Company Articles (the “Company Share Conversion”), subject to the terms and conditions set forth in this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law;

WHEREAS, on the Closing Date, following the Company Share Conversion, Amalco will acquire all of the issued and outstanding shares in the capital of the Company from the Company Shareholders in exchange for Amalco Common Shares and Amalco Earnout Special Shares (collectively, the “Share Exchange”), and the Company will become a wholly-owned Subsidiary of Amalco, subject to the Plan of Arrangement, the terms and conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, on the Closing Date, immediately following the Share Exchange, the Company and Amalco will amalgamate (the “Company Amalgamation”), to continue as one company (the “Surviving Company”), which shall be a corporation existing under the CBCA; provided that the separate legal existence of Amalco shall not cease and Amalco shall survive the Company Amalgamation as the Surviving Company, and pursuant to the Company Amalgamation, (a) the articles of Amalco shall continue as the articles of the Surviving Company, and (b) (i) each issued and outstanding Amalco Common Share outstanding shall, from and after the Company Amalgamation, represent one Surviving Company Common Share, (ii) each issued and outstanding Amalco Earnout Special Share outstanding shall, from and after the Company Amalgamation, represent one Surviving Company Earnout Special Share, (iii) each issued and outstanding Amalco Sponsor Special Share outstanding shall, from and after the Company Amalgamation, represent one Surviving Company Sponsor Special Share, (iv) each Company Equity Award (excluding, for greater certainty, any Company Option cancelled pursuant to Section 2.4(a) and the Plan of Arrangement) shall become a Rollover Equity Award, (v) the Company Equity Plan will be assumed by the Surviving Company, (vi) each Amalco Warrant outstanding immediately prior to the Company Amalgamation will remain outstanding and shall, from and after the Company Amalgamation, represent a Surviving Company Warrant (which shall include each Amalco Vesting Sponsor Warrant being solely continued to a Surviving Company Vesting Sponsor Warrant and no other Amalco Warrant being continued to a Surviving Company Vesting Sponsor Warrant), and (vii) each of the Financing Notes issued under the Subscription Agreements will be assumed by the Surviving Company, in each case subject to the terms and conditions set forth in this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law;

WHEREAS, at the Closing, the Surviving Company, the Sponsor and certain Company Shareholders will enter into an investor rights agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), pursuant to which, among other things, the Sponsor and such Company Shareholders will (i) agree not to effect any sale or distribution of any Equity Securities of the Surviving Company held by any of them during the lock-up period described therein and (ii) be granted certain registration rights with respect to their respective Equity Securities of the Surviving Company, in each case, subject to the terms and conditions therein;

WHEREAS, the board of directors of Prospector (the “Prospector Board”) has unanimously (i) determined that the Transactions are in the best interests of Prospector and its shareholders, (ii) approved this Agreement, the Ancillary Documents to which Prospector is or will be a party and the Transactions (including the Prospector Continuance and Prospector Amalgamation) and (iii) resolved to recommend, among other things, approval of this Agreement and the Transactions (including the Prospector Continuance and Prospector Amalgamation) by the holders of Prospector Shares entitled to vote thereon (such approvals, collectively, the “Prospector Board Approvals”);

WHEREAS, the board of directors of the Company has unanimously (i) determined that the Transactions are in the best interests of the Company and fair to the Company Shareholders, (ii) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions, and (iii) resolved to recommend, among other things, that the Company Shareholders vote in favor of the Company Arrangement Resolution;

WHEREAS, the sole director of Newco has (i) determined that the Transactions are fair to, and in the best interests of, its shareholder, and (ii) approved this Agreement, the Ancillary Documents to which Newco is or will be a party and the Transactions;

WHEREAS, the Company, as the sole shareholder of Newco, has determined that the Transactions are in the best interests of Newco and approved this Agreement, the Ancillary Documents to which Newco is or will be a party and the Transactions;

WHEREAS, concurrently with the execution of this Agreement, (i) certain Company Shareholders constituting a Preferred Majority and a Class D Majority (in each case as defined in the Company Shareholders Agreement) (collectively, the “Supporting Company Shareholders”) have duly executed and delivered to Prospector and the Company a consent and waiver of the Supporting Company Shareholders, in the form provided to Prospector prior to the date of this Agreement (the “Consent and Waiver”); and (ii) certain Company Shareholders (with respect to all Equity Securities held thereby) set forth on Annex B hereto (collectively, the “Proxy Company Shareholders”) have duly executed and delivered to Prospector a power of attorney, in the form provided to Prospector prior to the date of this Agreement (collectively, the “Powers of Attorney”), pursuant to which, among other things, each such Proxy Company Shareholder nominates and irrevocably grants a power of attorney to the Chairman of the Board of the Company (or, failing him, any director or officer of the Company) to represent such Proxy Company Shareholder and vote on behalf of such Proxy Company Shareholder in respect of all matters to approve the Transactions; and

WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Sections 354 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below.

“A&R Prospector Governing Documents” has the meaning set forth in the recitals to this Agreement.

“A&R Prospector Governing Documents Proposal” has the meaning set forth in Section 5.8.

“Accelerated Options” has the meaning set forth in Section 5.18.

“Additional Investors” has the meaning set forth in the recitals to this Agreement.

“Additional Investors Financing” has the meaning set forth in the recitals to this Agreement.

“Additional Investors Notes” has the meaning set forth in the recitals to this Agreement.

“Additional Investors Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Additional Prospector SEC Reports” has the meaning set forth in Section 4.6.

“Adjournment Proposal” has the meaning set forth in Section 5.8.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such first Person.

“Aggregate Closing Financing Proceeds” means the aggregate cash proceeds actually received (or deemed received) by the Company, Amalco or the Surviving Company in respect of the Financing (whether prior to or on the Closing Date). For the avoidance of doubt, any cash proceeds received (or deemed received) by the Company, Amalco or the Surviving Company or any of their respective Affiliates in respect of any amounts funded under a Subscription Agreement prior to the Closing Date and not refunded or otherwise used prior to the Closing shall constitute, and be taken into account for purposes of determining, the Aggregate Closing Financing Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds).

“Aggregate In-the-Money Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all In-the-Money Company Options (whether vested or unvested) if all In-the-Money Company Options were exercised in full immediately prior to the Prospector Amalgamation (without giving effect to any “net” exercise or similar concept).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“AI Technologies” means deep learning, machine learning, and other artificial intelligence technologies, including any and all proprietary algorithms, software, hardware, equipment or systems that make use of or employ neural networks, statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Amalco” has the meaning set forth in the recitals to this Agreement.

“Amalco Common Shares” means common shares of Amalco.

“Amalco Earnout Special Shares” means all the issued and outstanding Class B Special Shares, Class C Special Shares, Class D Special Shares, Class E Special Shares and Class F Special Shares, in the capital of Amalco, convertible into Amalco Common Shares and redeemable in accordance with their terms (which include, for the avoidance of doubt, such Amalco Earnout Special Shares into which the Prospector New Earnout Special Shares were converted, on a class-by-class basis, pursuant to the Prospector Amalgamation).

“Amalco Share Redemption” has the meaning set forth in the recitals to this Agreement.

“Amalco Shares” means, collectively, the Amalco Common Shares, Amalco Earnout Special Shares and Amalco Sponsor Special Shares.

“Amalco Sponsor Special Shares” means all the issued and outstanding Class A Special Shares in the capital of Amalco, convertible into Amalco Common Shares and redeemable in accordance with their terms (which reflect, for the avoidance of doubt, such Amalco Sponsor Special Shares into which the Prospector New Sponsor Special Shares were converted pursuant to the Prospector Amalgamation).

“Amalco Vesting Sponsor Warrants” means Prospector New Vesting Sponsor Warrants held by the Sponsor as exchanged for Amalco Warrants pursuant to the Prospector Amalgamation, which will be subject to the same vesting conditions as the Prospector New Vesting Sponsor Warrants as set out in the Sponsor Letter Agreement.

“Amalco Warrants” means each warrant of Amalco to purchase one Amalco Common Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the Warrant Agreement and the Sponsor Letter Agreement and shall include the Amalco Vesting Sponsor Warrants.

“Amalgamation Proposal” has the meaning set forth in Section 5.8.

“Amendment Proposals” has the meaning set forth in Section 5.8.

“Ancillary Documents” means the Plan of Arrangement, the Registration Rights Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Letter of Transmittal, the Consent and Waiver, the Powers of Attorney, the Warrant Assumption Agreement and each other agreement, document, filing, instrument and/or certificate contemplated by this Agreement executed or to be executed by the Parties in connection with the transactions contemplated hereby (including in connection with the Prospector Continuance and the Transactions), including, in each case, all exhibits and schedules thereto.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the Corruption of Foreign Public Officials Act (Canada); (c) the anti-corruption provisions of the Criminal Code (Canada); and (d) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Anti-Money Laundering Laws” means any applicable anti-money laundering and counter-terrorism Laws in all applicable jurisdictions, the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, including without limitation, the Criminal Code (Canada); the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), 18 U.S.C. §§ 1956-1957, and regulations and guidance thereunder.

“Anti-Spam Laws” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commissions Act, the Competition Act, and the Telecommunications Act (Canada) (S.C. 2010, c. 23) and other Laws that regulate the same or similar subject matter.

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Prospector and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Arrangement Effective Time” has the meaning ascribed to it in the Plan of Arrangement.

“Bank Act” means Bank Act (S.C. 1991, c. 46).

“BCA Proposal” has the meaning set forth in Section 5.8.

“Breach of Security Safeguards” means the theft, loss of, unauthorized access to, unauthorized alteration of or compromise of, unavailability (arising out of or resulting from ransomware or similar attacks) of or unauthorized use, disclosure, communication, or other unauthorized Processing of Personal Information, or any other breach of the Protection of Personal Information.

“Business” or “the Company’s Business” means the business presently conducted by the Company and includes the development, licensing, and delivery of breakthrough components, software, data and services to original equipment manufacturers (“OEMs”), system integrators and service providers across smart vehicles, transportation, infrastructure, machines and robotics industries globally.

“Business Day” means any day, other than a Saturday, Sunday or other day on which the principal commercial banks in Montréal, Québec and New York, New York are not open for business during normal business hours.

“CARES Act” mean, collectively, the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020, or any similar applicable U.S. federal, state, or local law, as may be amended and any administrative or other guidance (including “Division N—Additional Coronavirus Response and Relief” of the “Consolidated Appropriations Act, 2021” (H.R. 133), IRS Notices 2020-22, 2020-65, 2021-11 and any Presidential Memoranda or Executive Order (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020)) published with respect thereto by any Governmental Entity.

“Cayman Islands Act” means the Companies Act (As Revised) of the Cayman Islands.

“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“CBCA” has the meaning set forth in the recitals to this Agreement.

“Certificate” has the meaning set forth in Section 2.5.

“Change in Recommendation” has the meaning set forth in Section 5.8.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s) that are Affiliates or that are acting as a group, directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, or (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (excluding, for the avoidance of doubt, any Surviving Company Earnout Special Shares and the Surviving Company Common Shares issuable upon conversion thereof pursuant to Section 2.6(c)) (in the case of each of clause (a) and (b), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Charge” means any hypothec, mortgage, charge, deed of trust, pledge, prior claim, security interest, assignment, lien (statutory or otherwise), Bank Act security, servitude, easement, title defect, restriction on transfer (such as a right or pre-emption, first offer or first refusal), conditional sale, resolutory condition, title retention agreement or other encumbrance, arrangement, preference, priority or condition of any nature, whether consensual, statutory or otherwise.

“Class A Special Shares” means (a) prior to the Company Amalgamation, the Class A Non-Voting Special Shares in the capital of Amalco, and (b) from and after the Company Amalgamation, the Class A Non-Voting Special Shares in the capital of the Surviving Company.

“Class B Special Shares” means (a) prior to the Company Amalgamation, the 1,000,000 Class B Non-Voting Special Shares in the capital of Amalco, and (b) from and after the Company Amalgamation, the 1,000,000 Class B Non-Voting Special Shares in the capital of the Surviving Company.

“Class C Special Shares” means (a) prior to the Company Amalgamation, the 1,000,000 Class C Non-Voting Special Shares in the capital of Amalco, and (b) from and after the Company Amalgamation, the 1,000,000 Class C Non-Voting Special Shares in the capital of the Surviving Company.

“Class D Special Shares” means (a) prior to the Company Amalgamation, the 1,000,000 Class D Non-Voting Special Shares in the capital of Amalco, and (b) from and after the Company Amalgamation, the 1,000,000 Class D Non-Voting Special Shares in the capital of the Surviving Company.

“Class E Special Shares” means (a) prior to the Company Amalgamation, the Class 1,000,000 E Non-Voting Special Shares in the capital of Amalco, and (b) from and after the Company Amalgamation, the 1,000,000 Class E Non-Voting Special Shares in the capital of the Surviving Company.

“Class F Special Shares” means (a) prior to the Company Amalgamation, the 1,000,000 Class F Non-Voting Special Shares in the capital of Amalco, and (b) from and after the Company Amalgamation, the 1,000,000 Class F Non-Voting Special Shares in the capital of the Surviving Company.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of the assets, equity securities or business of the Company or of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by amalgamation, merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates pursuant to which any such Person would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of the Company or any of its controlled Affiliates immediately following such transaction. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby (including the Financing) shall constitute a Company Acquisition Proposal.

“Company Amalgamation” has the meaning set forth in the recitals to this Agreement.

“Company Arrangement Resolution” means a special resolution of the Company Shareholders in respect of the Arrangement to be considered at the Company Shareholders Meeting, in substantially the form attached to this Agreement as Exhibit A.

“Company Articles” means the articles of incorporation of the Company, as amended from time to time (including by those articles of amendment of the Company dated November 1, 2021).

“Company Certificates” has the meaning set forth in Section 2.5(a).

“Company Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with the Transaction Documents or any of the Transactions or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Company Class M Shares” means the Class M preferred shares of the Company.

“Company Common Shares” means common shares of the Company.

“Company D&O Persons” has the meaning set forth in Section 5.12(a).

“Company Datasets” has the meaning set out in Section 3.22(a).

“Company Designee” has the meaning set forth in Section 5.14.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Prospector by the Company and Newco on the date of this Agreement in connection with the execution of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option, restricted share unit, stock appreciation, phantom equity, and each other award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of any Group Company, in its capacity as such, of rights of any kind to receive any Equity Security of any Group Company or benefits measured in whole or in part by reference to any Equity Security of any Group Company, in each case, under the Company Equity Plan or otherwise that is outstanding, but excluding for the avoidance of doubt the Initial Investors Tranche A Notes, Initial Investors Tranche B Notes, and Additional Investor Notes.

“Company Equity Plans” means, collectively, (a) the Fourth Amended and Restated Stock Option Plan of the Company, dated April 15, 2020 (as amended from time to time), (b) the Company Management Stock Option Plans, and (c) each other plan, including any applicable sub-plan, that provides for the award to any current or former director, manager, officer, employee, individual independent contractor, consultant or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable (and not otherwise expressly allocated to Prospector pursuant to the terms of this Agreement or any Ancillary Document), whether or not due, by any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including the Financing), including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document; provided that, notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Prospector Expenses or Prospector Liabilities.

“Company Financial Statements” means the audited financial statements of the Company as of September 30, 2022 and 2021, including the balance sheets of the Company dated September 30, 2022 (the “Latest Balance Sheet”) and September 30, 2021, and the accompanying statements of earnings, retained earnings and changes in financial position for each of the 12 month periods then ended.

“Company Fully Diluted Shares” means the sum of (without duplication) (a) the aggregate number of Company Common Shares issued and outstanding, immediately prior to the Closing, determined on an as-converted to Company Common Share basis (including, for the avoidance of doubt, the number of Company Common Shares issuable upon (i) conversion of any Company Preferred Shares, in each case, based on the then applicable conversion ratio or conversion price thereof and (ii) the exercise of any pre-emptive right, call or put option, rights of first refusal or first offer, subscription rights or similar rights applicable to any Equity Securities of the Company or any Group Company) and (b) the aggregate number of Company Shares issuable upon exercise or settlement of all In-The-Money Company Options (whether vested or unvested) determined on an as-converted to Company Common Share basis, including In-The Money Company Options exercised or settled prior to or in connection with the Closing.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Enforceability), Section 3.2 (Incorporation and Status), Section 3.3 (Corporate Power), Section 3.4 (Capital of the Company and Cap Table), Section 3.6 (Subsidiaries), Section 3.7 (No Contravention), Section 3.8 (Approvals and Consents) and Section 3.27 (No Brokers).

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company Interim Financial Statements” means the unaudited financial statements of the Company as of December 31, 2022, including the balance sheets of the Company dated December 31, 2022, and the accompanying statements of earnings, retained earnings and changes in financial position for the 3 month period then ended.

“Company IT Assets” shall mean any and all IT Assets that are owned, leased, or licensed by or for the Company or otherwise used or held for use in the conduct of the Business.

“Company Management Stock Option Plans” means the three (3) Management Stock Option Plans of the Company, dated June 18, 2015, December 19, 2017 and September 30, 2020 (as amended from time to time).

“Company M-Options” means the outstanding options to purchase Company Class M Shares granted pursuant to the Company Management Stock Option Plans.

“Company Material Adverse Effect” means an event, development, circumstance, fact, act, change or omission (each, an “Event”) which has had or would reasonably be expected to have, individually or in the aggregate with all other Events, a materially adverse effect on the business, assets, liabilities, financial condition, results of operations or prospects of, or manner of conducting, the Business, or the Group Companies, taken as a whole; provided, however, that none of the following shall be deemed in itself to constitute, and that none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) changes in general economic or political conditions or the securities, credit or financial markets, including changes in interest or exchange rates; (b) general changes or developments in the industries in which any of the Group Companies operate; (c) the negotiation, execution and delivery of this Agreement or the transactions contemplated by this Agreement or the public announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Group Companies with employees, customers, suppliers, distributors, regulators or partners, or any litigation relating to this Agreement (provided that the exception in this clause (c) shall not apply to the representations and warranties set forth in Section 3.7 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties); (d) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, any pandemic, hurricane, tornado, flood, earthquake, natural disaster, act of God or other comparable events; (e) changes in Law, applicable regulations of any Governmental Entity, generally accepted accounting principles or accounting standards, or any changes, or issuance of any administrative or judicial notice, decision or other guidance with respect to, the interpretation or enforcement of any of the foregoing and (f) natural disasters or the COVID-19 pandemic or other epidemic or pandemic outbreaks of similar magnitude, including any continuation thereof; provided, in respect of the Events described in subsections (a), (b), (d), (e) and (f), that effects related thereto do not affect the Group Companies in a disproportionate manner relative to other participants in the same industry as them.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company). As it relates to the Company, the term “Non-Party Affiliates” means “Company Non-Party Affiliates.”

“Company Option” means, as of any determination time, each option to purchase Company Shares that is outstanding and unexercised (whether vested or unvested), whether granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned), in whole or in part, by the Company and includes all items required to be set forth on Section 3.21(a) and (b) of the Company Disclosure Schedules and all Proprietary Software Materials.

“Company Preferred Shares” means the preferred shares of the Company designated as “Class A preferred shares”, “Class B preferred shares”, “Class C preferred shares”, “Class D-1 preferred shares”, “Class D-2 preferred shares” or “Class M preferred shares” issuable in series of “Class M preferred shares, series 2014”, “Class M preferred shares 2017” and “Class M preferred shares, series 2020” pursuant to the Company Articles.

“Company Related Party” has the meaning set forth in Section 3.12.

“Company Related Party Transactions” has the meaning set forth in Section 3.12.

“Company Required Approval” means approval by the affirmative vote of Company Shareholders holding not less than two-thirds of the Company Shares, voting together as a single class, present in person or by proxy at the Company Shareholders Meeting.

“Company Share Conversion” has the meaning set forth in the recitals to this Agreement.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Arrangement Effective Time.

“Company Shareholders Agreement” means the amended and restated unanimous shareholders agreement entered into as of November 1, 2022 among all the shareholders of the Company and the Company as amended, supplemented, restated or replaced from time to time.

“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution, and for any other purpose as may be set out in the Company Information Circular and agreed to by Prospector.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Confidential Information” means confidential or proprietary information or data of or possessed by the Company, of any nature or kind and regardless of its format, relating to the Company or the Company’s Business including such information (i) pertaining to research, development, engineering, production, sales, marketing, technical information, the technology, financial information, operating information, cost, performance, business, process or customers, or (ii) in a context in which the source of such information or data reasonably communicates, or the recipient of such information or data should reasonably have understood, that it should be treated as confidential or proprietary, whether or not the specific word “confidential” or “proprietary” is used.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 28, 2021, by and between the Company and Prospector, as it may be amended from time to time.

“Consent” means any notice, authorization, qualification, registration, license, certificate, designation, declaration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Consent and Waiver” has the meaning set forth in the recitals to this Agreement.

“Continuance Proposal” has the meaning set forth in Section 5.8.

“Contracts” means all agreements, contracts, undertakings, subcontracts, leases, licenses and commitments, whether written or oral, express or implied, including unfilled purchase orders.

“Control” means (and any derivatives thereof including “Controlled” and “Controlling”) (i) in relation to a Person that is a corporation, the ownership, directly or indirectly, of voting securities of such Person carrying more than fifty percent (50%) of the voting rights attaching to all voting securities of such Person and which are sufficient, if exercised, to elect a majority of its board of directors, and (ii) in relation to a Person that is a partnership, limited partnership, business trust or other similar entity, (a) the ownership, directly or indirectly, of voting securities of such Person carrying more than fifty percent (50%) of the voting rights attaching to all voting securities of the Person or (b) the ownership of other interests or the holding of a position (such as general partner or trustee) entitling the holder thereof to exercise control and direction over the activities of such Person.

“Convertible Instruments” means securities convertible into or exchangeable for shares of the Company or any Subsidiary, including debentures, warrants, options or any other convertible securities or instruments.

“Copyleft Terms” means any terms of a copyleft or other open source license (such as, by way of example only, the GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), the Mozilla Public License, the Sun Industry Standards License (SISL) and the Affero General Public License (AGPL)) that require, as a condition of use, modification, distribution or other exploitation of the licensed Software Materials, that any proprietary Software Materials that are integrated or bundled with, linked with, distributed with, used or modified in the development or compilation of, or otherwise used in or with such licensed Software Materials, be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or distribution, or (iii) made available in connection with any license, sublicense or distribution of such Software Materials at no or minimal charge.

“Corporate Records” means the corporate records of the Company and its Subsidiaries, including (i) all constating documents and by-laws; (ii) all minutes of meetings and resolutions of shareholders and directors (and any committees thereof); (iii) the share certificate books, securities register, register of transfers and register of directors and (iv) the corporate seal, if any.

“Court” means the Superior Court of Québec.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, mutations or strains thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, delay, shut down (including, the shutdown of air cargo routes), closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by the applicable Governmental Entity, in each case, in connection with or in response to COVID-19.

“COVID-19 Programs” means any distribution, subsidy or cash benefit programs undertaken by any Governmental Entity in response to the COVID-19 pandemic, including the Canada 10% Wage Subsidy program, the Canada Emergency Wage Subsidy, the Canada Emergency Commercial Rent Assistance program, pursuant to the CARES Act, and any other such programs undertaken by any Governmental Entity to the extent applied for prior to the date hereof.

“Disclosed Personal Information” has the meaning set forth in Section 5.26(a).

“Employee Plans” means compensation, bonus, incentive, profit sharing, pension, retirement, stock option, stock purchase, stock appreciation, phantom stock, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to current or former employees, officers or directors of the Company currently maintained, sponsored or funded by the Company, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, other than government-sponsored employment insurance, workers’ compensation, health insurance, pension plans or other plans.

“Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of any Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person, including any voting interest (and including any stock appreciation, phantom equity, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, including any Convertible Instrument.

“Equity Value” means $200,000,000 plus an amount equal to the Aggregate In-the-Money Company Option Exercise Price.

“Event” has the meaning set forth in the definition of “Company Material Adverse Effect”.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Consideration” means the aggregate number of Amalco Common Shares (deemed to have a value of $10.00 per share) equal to (a) the Equity Value divided by (b) $10.00.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the Export and Import Permits Act and the regulations thereunder and the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection and the Canada Border Services Agency.

“Existing Warrants” means, collectively, the warrants issued on January 21, 2021, March 31, 2021 and September 21, 2021 in favor of Investissement Québec and evidenced by warrant certificates W-1, W-2 and W-3.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Order” means the final order of the Court pursuant to section 192(4) of the CBCA, in a form acceptable to the Company and Prospector, each acting reasonably approving the Arrangement, as such order may be amended by the Court, or with the consent of both Prospector and the Company, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Arrangement Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is reasonably acceptable to both Prospector and the Company.

“Financial Assistance” has the meaning set forth in Section 3.31.

“Financing” has the meaning set forth in the recitals to this Agreement.

“Financing Amount” means the aggregate purchase price under the Subscription Agreements.

“Financing Notes” means the Initial Investors Tranche A Notes, Initial Investors Tranche B Notes and Additional Investors Notes.

“Foreign Antitrust Laws” means any applicable antitrust or other competition Laws of any non-U.S. jurisdictions.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance on such false or incorrect representation or warranty. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means Canada generally accepted accounting principles as in effect from time to time, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. or Canadian corporation are its certificate or articles of incorporation and, as the case may be, its articles of amendments, articles of amalgamations and its by-laws, the “Governing Documents” of a U.S. or Canadian limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governing Documents Proposal” has the meaning set forth in Section 5.8.

“Governmental Entity” means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, court, arbitral body with legal jurisdiction, commission, board, bureau, agency, ministry, domestic or foreign, (ii) any subdivision or authority of any of the foregoing or (iii) any quasi-governmental body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Group Company” means each of the Company and each of its Subsidiaries (including Newco) and collectively, the “Group Companies”.

“Group Company’s Intellectual Property” has the meaning set forth in Section 3.21(a).

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board and set out in the CPA Canada Handbook.

“IIA” has the meaning set forth in Section 3.23(b).

“IIA Grants” has the meaning set forth in Section 3.23(c).

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the Ordinary Course), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under IFRS or GAAP as applicable, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (g) and (h) any of the obligations of any other Person of the type referred to in clauses (a) through (g) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Initial Investors” has the meaning set forth in the recitals to this Agreement.

“Initial Investors Financing” has the meaning set forth in the recitals to this Agreement.

“Initial Investors Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Initial Investors Tranche A Notes” has the meaning set forth in the recitals to this Agreement.

“Initial Investors Tranche B Notes” has the meaning set forth in the recitals to this Agreement.

“INO” has the meaning set forth in Section 3.21(bb).

“Institutional Investor” means Investissement Québec, BDC Capital inc., Capital Regional et Coopératif Desjardins and Desjardins-Innovatech S.E.C., as well as any organization that invests on behalf of clients, including insurance companies, depository institutions, pension funds, investment companies, mutual funds, and endowment funds.

“Intellectual Property” means intellectual property and related intellectual property rights, in any jurisdiction, including any and all (i) patents, applications for patents and reissues, divisionals, divisions, continuations, renewals, re-examinations, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, Trade Secrets, Confidential Information, know-how, methods, processes, designs, technology, technical data, technical expertise, research data, specifications, plans, architectures, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyrights (including Software Materials), copyright registrations and applications for copyright registration; (iv) designs, design registrations, design registration applications, industrial designs, industrial design registrations, industrial design registration applications, integrated circuit topographies, mask works, mask work registrations and applications for mask work registrations; (v) rights in Marks; (vi) computer software and programs (in both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs; (vii) rights of publicity and social media usernames and accounts any other intellectual property and industrial property; (viii) registrations of, and applications to register any of the foregoing, and any renewal, extension, reissue, division, confirmation, continuation in part, patent of addition, re-examination, derivation or modification thereof, future developments or improvements of the foregoing; and (ix) any and all rights arising therefrom and relating thereto, including all rights relative to the enforcement of the foregoing.

“Intended U.S. Tax Treatment” has the meaning set forth in Section 5.5(a)(i).

“Interim Order” means the interim order of the Court contemplated by Section 2.1(a) of this Agreement and made pursuant to section 192(4) of the CBCA, in a form acceptable to the Company and Prospector, each acting reasonably providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended by the Court or with the consent of Prospector and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of the Company and Prospector.

“Interim Tax Ruling” has the meaning set forth in Section 5.5(d).

“In-the-Money Company Option(s)” means, as of any determination time, each Company Option with an exercise price per Company Common Share that is less than the Per Share Consideration.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investors” has the meaning set forth in the recitals to this Agreement.

“IP Contributors” has the meaning set forth in Section 3.21(o).

“IPO” has the meaning set forth in Section 8.18.

“Israeli Employee(s)” has the meaning set forth in Section 3.13(f).

“Israeli Subsidiary” means VayaVision Sensing Ltd.

“Israeli Subsidiary Grants” has the meaning set forth in Section 5.23.

“Israeli VAT Law” has the meaning set forth in Section 3.19(x).

“ITA” means the Israel Tax Authority.

“IT Assets” means any and all computers, Software Materials, databases, hardware, servers, workstations, routers, hubs, switches, data communications lines, websites (including the content thereon) and all other information technology equipment and assets, including any of the foregoing that are used (or held for use) pursuant to outsourced or cloud computing arrangements.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Joinder Agreement” has the meaning set forth in the recitals to this Agreement.

“Latest Balance Sheet” has the meaning set forth in the definition of “Company Financial Statements”.

“Law” means (i) all constitutions, treaties, laws, statutes, codes, ordinances, principles of common law, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees, directions, instructions, penalties, sanctions and awards of any Governmental Entity, and (iii) all policies, practices and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, in each case binding on or affecting the party or Person referred to in the context in which such word is used.

“Leased Real Properties” has the meaning set forth in Section 3.16(c).

“Letter of Transmittal” means the letter of transmittal in the form or forms mutually agreed to by each of Newco, Prospector, the Exchange Agent and the Company (in any case, such agreement not to be unreasonably withheld, conditioned or delayed) (which, for the avoidance of doubt, shall include a waiver of dissent rights, a grant of an irrevocable proxy (only in the case of shareholders that are not Institutional Investors) and the lock-up language set forth in Exhibit H).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licensed Company Datasets” has the meaning set out in Section 3.22(b).

“Management Employee” means the employees of the Company having a management position, including Charles Boulanger (Chief Executive Officer), Frantz Saintellemy (President and Chief Operating Officer), Pierre Olivier (Chief Technology Officer), Antonio Polo (Vice-President, Engineering), Daniel C. Aitken (Vice-President, Global Marketing, Communications, and Product Management), Michael Poulin (Vice-President, Strategic Partnerships and Corporate Development), David Torralbo (Chief Legal Officer), and Marie-Pier Fortier (Vice-President, Human Resources).

“Maples” has the meaning set forth in Section 8.19(a).

“Marks” means trademarks, service marks, trade names, service names, brand names, trade dress, logos, slogans, certification marks, business names, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing.

“Material Contracts” has the meaning set forth in Section 3.15.

“Material Permits” has the meaning attributed to such term in Section 3.23(a).

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Newco” has the meaning set forth in the introductory paragraph to this Agreement.

“Newco Articles and By-laws” has the meaning set forth in Section 5.17.

“Newco Shares” means common shares of Newco.

“Non-Redeeming Shareholders” has the meaning set forth in the recitals to this Agreement.

“OEM” has the meaning set forth in the definition of “Business”.

“Option Exercise Date” has the meaning set forth in Section 5.1.

“Option Pool” has the meaning set forth in Section 5.16.

“Options Tax Ruling” has the meaning set forth in Section 5.5(d).

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity having jurisdiction over such matter.

“Ordinance” means the Israeli Income Tax Ordinance [New Version], 5271-1961, and all the regulations, rules and orders and any other provisions promulgated thereunder.

“Ordinary Course” means, with respect to any action of any Person, that such action is consistent with the past custom and practices of such Person and is taken in the ordinary course of normal, day-to-day operations of such Person.

“Osler” has the meaning set forth in Section 8.19(a).

“Owned Company Datasets” has the meaning set out in Section 3.22(b).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents and Know How” has the meaning set forth in Section 3.21(bb).

“Payor” shall have the meaning set forth in Section 2.6(a).

“PCAOB” means the Public Company Accounting Oversight Board.

“PCBs” has the meaning set forth in Section 3.17(b).

“Per Share Consideration” means the number of Amalco Common Shares equal to (a) the Exchange Consideration, divided by (b) the number of Company Fully Diluted Shares.

“Permits” has the meaning attributed to such term in Section 3.23(a).

“Permitted Charges” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Charges arising or incurred in the Ordinary Course for amounts that are not yet delinquent or are being contested in good faith by appropriate Proceedings and for which sufficient reserves have been established in accordance with GAAP or IFRS, as applicable, (b) Charges for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate Proceedings and for which sufficient reserves have been established in accordance with GAAP or IFRS, as applicable, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the Ordinary Course and which are not yet due and payable and (f) non-exclusive licenses of Company Owned Intellectual Property granted to customers and vendors in the Ordinary Course, consistent with past practice, on standard terms and conditions.

“Person(s)” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, corporation or company with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or Governmental Entity however designated or constituted.

“Personal Information” means information about an identifiable individual in the possession or under the control of the Company or any of its Subsidiaries.

“Plan of Arrangement” means the plan of arrangement in substantially the form attached hereto as Exhibit B, subject to any amendments or variations to such plan made in accordance with this Agreement and such plan of arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and Prospector, each acting reasonably.

“Powers of Attorney” has the meaning set forth in the recitals to this Agreement.

“Pre-Closing Prospector Holders” means the holders of Prospector Shares at any time prior to the Prospector Amalgamation.

“Privacy Laws” means all Laws regarding Processing, and includes An Act Respecting the Protection of Personal Information in the Private Sector (Quebec) (chapter P-39.1), the Personal Information Protection and Electronic Documents Act (Canada) (SC 2000, c 5), and Anti-Spam Laws.

“Proceeding(s)” has the meaning attributed to such term in Section 3.25.

“Process” or “Processing” means to collect, use, modify, retrieve, disclose, store, delete, and/or manage Personal Information.

“Proprietary Software Materials” means any and all proprietary Software Materials owned (or purported to be owned), in whole or in part, by the Company.

“Prospector” means (a) prior to the consummation of the Prospector Continuance, Prospector Capital Corp., an exempted company incorporated in the Cayman Islands with limited liability, and (b) from and after the consummation of the Prospector Continuance, Prospector as continued and existing under the laws of Canada. Any reference to Prospector in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or (b) as the context so requires.

“Prospector Acquisition Proposal” means any transaction or series of related transactions under which Prospector or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Prospector Acquisition Proposal.

“Prospector Amalgamation” has the meaning set forth in the recitals to this Agreement.

“Prospector Articles Amendments” has the meaning set forth in the recitals to this Agreement.

“Prospector Board” has the meaning set forth in the recitals to this Agreement.

“Prospector Board Approvals” has the meaning set forth in the recitals to this Agreement.

“Prospector Board Recommendation” has the meaning set forth in Section 5.8.

“Prospector Certificates” has the meaning set forth in Section 2.5(a).

“Prospector Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Prospector Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Prospector Class A Shares” means Prospector’s Class A ordinary shares, $0.0001 par value.

“Prospector Class B Shares” means Prospector’s Class B ordinary shares, $0.0001 par value.

“Prospector Common Shares” means Prospector Class A Shares after giving effect to the Prospector Continuance.

“Prospector Continuance” has the meaning set forth in the recitals to this Agreement.

“Prospector D&O Persons” has the meaning set forth in Section 5.11(a).

“Prospector Designee” has the meaning set forth in Section 5.14(b).

“Prospector Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Prospector on the date of this Agreement in connection with the execution of this Agreement.

“Prospector Earnout Special Shares” means the new classes of non-voting shares, in the capital of Prospector, convertible into Prospector Class A Shares and redeemable in accordance with their terms (excluding any Prospector Sponsor Special Shares).

“Prospector Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable (and not otherwise expressly allocated to a Group Company, to any Company Shareholders or any Company Equity Award holder pursuant to the terms of this Agreement or any Ancillary Document), whether or not due, by Prospector, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including the Financing), including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Prospector and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Prospector pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Prospector Expenses shall not include any Company Expenses.

“Prospector Financial Statements” means all of the financial statements of Prospector included in the Prospector SEC Reports.

“Prospector Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Capitalization), Section 4.3 (Authority), and Section 4.20 (Brokers).

“Prospector Information” has the meaning set forth in Section 2.1(c)(iv).

“Prospector Liabilities” means, as of any determination time, the aggregate amount of Liabilities of Prospector that are due and payable by Prospector as of such time. Notwithstanding the foregoing or anything to the contrary herein, Prospector Liabilities shall not include (a) any Prospector Expenses or (b) any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing.

“Prospector Material Adverse Effect” means an Event which has had or would reasonably be expected to have, individually or in the aggregate with all other Events, a materially adverse effect on the business, assets, liabilities, financial condition, results of operations or prospects of, or manner of conducting, Prospector; provided, however, that none of the following shall be deemed in itself to constitute, and that none of the following shall be taken into account in determining whether there has been, a Prospector Material Adverse Effect: (a) changes in general economic or political conditions or the securities, credit or financial markets, including changes in interest or exchange rates, (b) general changes or developments in the industries in which Prospector operates, (c) the negotiation, execution and delivery of this Agreement or the transactions contemplated by this Agreement or the public announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Prospector with employees, customers, suppliers, distributors, regulators or partners, or the Prospector Shareholder Redemption, or any litigation relating to this Agreement (provided that the exception in this clause (c) shall not apply to the representations and warranties set forth in Section 4.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (d) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, any pandemic, hurricane, tornado, flood, earthquake, natural disaster, act of God or other comparable events, (e) changes in Law, applicable regulations of any Governmental Entity, generally accepted accounting principles or accounting standards, or any changes, or issuance of any administrative or judicial notice, decision or other guidance with respect to, the interpretation or enforcement of any of the foregoing and (f) natural disasters or the COVID-19 pandemic or other epidemic or pandemic outbreaks of similar magnitude, including any continuation thereof.

“Prospector New Earnout Special Shares” means Prospector Earnout Special Shares after giving effect to the Prospector Continuance.

“Prospector New Sponsor Special Shares” means Prospector Sponsor Special Shares after giving effect to the Prospector Continuance.

“Prospector New Vesting Sponsor Warrants” means Prospector Vesting Sponsor Warrants after giving effect to Prospector Continuance.

“Prospector New Warrants” means Prospector Warrants after giving effect to the Prospector Continuance.

“Prospector Non-Party Affiliates” means, collectively, each Prospector Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Prospector Related Party (other than, for the avoidance of doubt, Prospector).

“Prospector Related Party” has the meaning set forth in Section 4.21.

“Prospector Related Party Transactions” has the meaning set forth in Section 4.21.

“Prospector SEC Reports” has the meaning set forth in Section 4.6.

“Prospector Share Conversion” has the meaning set forth in the recitals to this Agreement.

“Prospector Share Issuance” has the meaning set forth in the recitals to this Agreement.

“Prospector Shareholder Approval” means (i) with respect to the BCA Proposal and the Adjournment Proposal, the affirmative vote of the holders of at least a majority of the Prospector Shares present in person or represented by proxy and entitled to vote at the Prospector Shareholders Meeting, in each case, in accordance with the Governing Documents of Prospector and applicable Law; and (ii) with respect to the Continuance Proposal and the Amalgamation Proposal, the affirmative vote of the holders of at least two-thirds of the Prospector Shares present in person or represented by proxy and entitled to vote at the Prospector Shareholders Meeting, in each case, in accordance with the Governing Documents of Prospector and applicable Law.

“Prospector Shareholders” means, collectively, the holders of Prospector Shares as of any determination time prior to the Arrangement Effective Time.

“Prospector Shareholders Meeting” has the meaning set forth in Section 5.8.

“Prospector Shareholder Redemption” has the meaning set forth in the recitals to this Agreement.

“Prospector Shares” means (a) prior to the consummation of the Prospector Share Conversion, collectively, the Prospector Class A Shares and the Prospector Class B Shares, (b) from and after the consummation of the Prospector Share Conversion but prior to the consummation of the Prospector Continuance, collectively, the Prospector Class A Shares and the Prospector Sponsor Special Shares, and (c) from and after the consummation of the Prospector Continuance, the Prospector Common Shares and the Prospector New Sponsor Special Shares. Any reference to the Prospector Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a), (b), and/or clause (c) of this definition as the context so requires.

“Prospector Sponsor Special Shares” means a new class of non-voting shares, in the capital of Prospector, convertible into Prospector Class A Shares and redeemable in accordance with their terms (excluding any Prospector Earnout Special Shares).

“Prospector Unit” means each outstanding unit consisting of one Prospector Class A Share and one third of one Prospector Warrant.

“Prospector Unit Separation” has the meaning set forth in the recitals of this Agreement.

“Prospector Vesting Addition” has the meaning set forth in the recitals to this Agreement.

“Prospector Vesting Sponsor Warrants” has the meaning set forth in the recitals to this Agreement.

“Prospector Warrants” means each warrant to purchase one Prospector Class A Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the Warrant Agreement and Sponsor Letter Agreement, and shall include the Prospector Vesting Sponsor Warrants.

“Prospectus” has the meaning set forth in Section 8.18.

“Proxy Company Shareholder” has the meaning set forth in the recitals to this Agreement.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Qualified Withholding Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholdings, issued by the ITA in a form and substance satisfactory to the Exchange Agent in its reasonable discretion stating that no withholding, or reduced withholding, of any Israeli Tax is required with respect to any payments (including the exchange or the issuance of any rights) or providing any other instructions regarding Tax withholdings.

“R&D Law” has the meaning set forth in Section 3.23(c).

“Real Property Leases” has the meaning set forth in Section 3.16(c).

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” means a registration statement on Form F-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus of Newco (as predecessor of the Surviving Company) and proxy statement of Prospector.

“Representatives” means, with respect to any Person, such Person’s Subsidiaries and its and such Subsidiaries’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Rollover Equity Awards” means an equity award with respect to the Surviving Company Shares that is received in exchange for a Company Equity Award upon disposition and cancellation of such Company Equity Award.

“Sanctioned Person” means any person, organization or vessel (a) designated on the OFAC list of Specially Designated Nationals and Blocked Persons, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, and persons listed by Canada under the regulations to the Special Economic Measures Act, the Freezing Assets of Corrupt Foreign Officials Act, the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), the United Nations Act, the Criminal Code, or any other similar Canadian law, or on any list of targeted persons issued under applicable Sanctions Law of any other country, (b) that is, or is part of, a government of a Sanctioned Territory, (b) that is, or is part of, a government of a Sanctioned Territory, (c) owned or controlled by, or acting on behalf of, any of the foregoing, (d) located within or operating from a Sanctioned Territory, or (e) otherwise targeted under any Sanctions Law.

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under Sanctions Law, which countries and territories, as of the date of this Agreement, are the Crimea, Donetsk, Luhansk, Kherson and Zaporizhzhia territories, Cuba, Iran, North Korea, and Syria.

“Sanctions Laws” means any applicable economic or financial sanctions Laws, including those administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, and any other agency of the U.S. government, the United Nations Security Council, or the government of Canada or applicable anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Prospector Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 14 Arrangement” has the meaning set forth in Section 3.14(d).

“Section 102 Company Equity Awards” means Company Equity Awards granted under Section 102 of the Ordinance in accordance with the capital gains Tax treatment.

“Section 102 Company Options” means Company Options granted under Section 102 of the Ordinance in accordance with the capital gains Tax treatment.

“Section 102 Company Shares” means Company Shares issued upon the exercise of Section 102 Company Equity Awards.

“Section 102 Company Share Withholding Time” has the meaning set forth in Section 2.6(c).

“Section 102 Trustee” has the meaning set forth in Section 3.19(w).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws, including any other applicable Canadian provincial and territorial securities laws.

“Share Exchange” has the meaning set forth in the recitals to this Agreement.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software Materials” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, including AI Technologies; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts, specifications, schematics, and other work product used to design, plan, organize and develop any of the foregoing, (d) all documentation, including user manuals and training software, relating to any of the foregoing and (e) any device, programming, documentation, media and other objects, including compilers, workbenches, tools, and higher-level or proprietary languages, used by the Company for the development, maintenance and implementation of any Software Materials described in clauses (a) to (d) above.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Stikeman” has the meaning set forth in Section 8.19(b).

“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” has the meaning attributed to such term in the CBCA.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in the recitals to this Agreement.

“Surviving Company Articles” means the articles of the Surviving Company.

“Surviving Company Board” means the board of directors of the Surviving Company.

“Surviving Company Common Shares” means the Amalco Common Shares outstanding immediately after the Company Amalgamation.

“Surviving Company Earnout Special Shares” means the Amalco Earnout Special Shares outstanding immediately after the Company Amalgamation.

“Surviving Company Equity Incentive Plan” has the meaning set forth in Section 5.16.

“Surviving Company Shares” means, collectively, the Surviving Company Common Shares, the Surviving Company Earnout Special Shares and the Surviving Company Sponsor Special Shares.

“Surviving Company Sponsor Special Shares” means the Amalco Sponsor Special Shares outstanding immediately after the Company Amalgamation.

“Surviving Company Vesting Sponsor Warrants” means Amalco Vesting Sponsor Warrants outstanding immediately after the Company Amalgamation.

“Surviving Company Warrants” means each warrant representing the right to purchase one (1) Surviving Company Common Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the Warrant Agreement, and, as applicable, the Sponsor Letter Agreement and shall include Surviving Company Vesting Sponsor Warrants.

“Tax” means (a) any and all Canadian, United States, Chinese, Israeli, German and other federal, provincial, state, municipal, local and other taxes, assessments and other governmental charges, credits, duties, levies impositions and liabilities including Canada Pension Plan and Provincial pension plan contributions, unemployment insurance contributions and employment insurance contributions, worker’s compensation and deductions at source, deemed overpayment on account of income tax pursuant to Section 125.7 of the Tax Act, including taxes based on or measured by gross receipts, income, profits, and gains and sales, harmonized capital, use, occupation, goods and services, retail, value added, ad valorem, transfer, franchise, withholding, customs duties, payroll, recapture, employment, excise, escheat and unclaimed property and property taxes, together with all interest, penalties, fines and additions imposed with respect to (or in lieu of ) such amounts and (b) any Liability for any amounts of the type described in clause (a) of another Person by operation of Law (including under Treasury Regulations section 1.1502-6 or analogous U.S. state or local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, reassessment, proposed assessment or reassessment, suit, dispute, claim, or other Proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

“Tax Return” means returns, information returns, notices, designations, statements, declarations, elections, estimations, forms, disclosures, claims for refund, reports, and other documents relating to Taxes filed or required to be filed with any Governmental Entity, including any schedules and attachments thereto and any amendments thereof.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Third Party Institutions” has the meaning set forth in Section 3.21(o).

“Trade Secrets” means trade secrets, including the following to the extent not generally made available by any of the Group Companies and subject to reasonable efforts to maintain its secrecy, know-how, confidential or proprietary information, including invention disclosures, inventions, ideas, algorithms, formulae, processes, methods, techniques, and models, technologies, protocols, methodologies, formulations, layouts, specifications, discoveries, compositions, industrial models, architectures, drawings, plans, ideas, research and development, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals.

“Trading Day” means any day on which Surviving Company Common Shares are actually traded on the principal securities exchange or securities market on which Surviving Company Common Shares are then traded.

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transactions” means the transactions contemplated by this Agreement, the Plan of Arrangement and the Ancillary Documents.

“Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Prospector Expenses” means the Prospector Expenses that are unpaid as of immediately prior to the Closing.

“Vedder Price” has the meaning set forth in Section 8.19(b).

“Vesting Period” means the period between the Closing Date and the seventh (7th) anniversary of the Closing Date.

“Voting Trust Agreement” means the power of attorney and voting trust agreement dated July 18, 2017, entered into between certain shareholders of the Company, the Company and the chairman of the board of directors of the Company, as amended from time to time.

“VWAP” means, for any publicly traded security as of any date(s), the United States dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the United States dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no United States dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Surviving Company.

“W&C” has the meaning set forth in Section 8.19(a).

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as similar applicable foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of January 7, 2021, by and between Prospector and the Trustee.

“Warrant Assumption Agreement” means an assumption agreement substantially in the form attached hereto as Exhibit G, pursuant to which Prospector shall assign all of its rights, title and interest in the Warrant Agreement to the Surviving Company, effective as of the Closing.

“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

“Withholding Drop Date” has the meaning set forth in Section 2.6(b).

Article 2
THE ARRANGEMENT; THE TRANSACTIONS; CLOSING

Section 2.1 The Arrangement.

On the terms and subject to the conditions hereof, the Company, Newco and Prospector shall proceed to effect the Arrangement under Section 192 of the CBCA beginning at the Arrangement Effective Time (as defined in the Plan of Arrangement), on the terms and subject to the conditions set forth in the Plan of Arrangement.

(a) The Interim Order. As soon as reasonably practicable after the date of this Agreement, the Company shall apply in a manner reasonably acceptable to Prospector pursuant to Section 192(3) of the CBCA and, in cooperation with Prospector (which shall include the opportunity to review all relevant documents by Prospector and the incorporation of all reasonable comments from Prospector thereon which are made on a timely basis), prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(i) that the Consent and Waiver has been duly executed by each of the Supporting Company Shareholders;

(ii) that the Powers of Attorney have been duly executed by each of the Proxy Company Shareholders;

(iii) for the class of Persons to whom notice is to be provided in respect of the Arrangement, the Company Shareholders Meeting and for the manner in which such notice is to be provided;

(iv) that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

(v) that, in all other respects, the terms, restrictions and conditions of the Governing Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

(vi) for the grant of the Arrangement Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated by the Plan of Arrangement;

(vii) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(viii) that the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement or as otherwise agreed by the Parties without the need for additional approval of the Court, and may be held virtually;

(ix) that the record date for the Company Shareholders entitled to notice of and to vote at the Company Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Shareholders Meeting, unless required by applicable Law or by the Court;

(x) that proxies in respect of the Company Required Approval may be delivered to the Company up to 5:00 p.m. no later than two (2) Business Days prior to the date of the Company Shareholders Meeting; and

(xi) for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

(b) The Company Shareholders Meeting.

(i) Upon the terms of this Agreement, the Interim Order and the provision of the Prospector Information, the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order as soon as reasonably possible, and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting without the prior written consent of Prospector (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes. The Company shall consult with Prospector in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to Prospector of the Company Shareholders Meeting and allow Prospector’s Representatives and legal counsel to attend the Company Shareholders Meeting. The Company shall use its reasonable best efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy, including the Powers of Attorney, submitted by shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval in respect of the Company Arrangement Resolution.

(ii) The Company shall provide Prospector with (i) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (ii) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement or any purported exercise or withdrawal of Arrangement Dissent Rights, (iii) the right to demand postponement or adjournment of the Company Shareholders Meeting if, based on the tally of proxies, the Company will not receive the Company Required Approval in respect of the Company Arrangement Resolution; provided, that the Company Shareholders Meeting, so postponed or adjourned, shall not be later than (A) five (5) Business Days prior to the Termination Date or (B) ten (10) calendar days from the date of the first Company Shareholders Meeting without the prior written consent of Prospector, and (iv) the right to review and comment on all communications sent to the Company Shareholders and to participate in any discussions, negotiations or Proceedings with or including any Company Shareholders. The Company shall not (y) make any payment or settlement offer, or agree to any payment or settlement prior to the Arrangement Effective Time with respect to Arrangement Dissent Rights, or (z) waive any failure by any Company Shareholder to timely deliver a notice of exercise of Arrangement Dissent Rights, in each case without the prior written consent of Prospector, which will not be unreasonably withheld, conditioned or delayed.

(c) The Company Information Circular.

(i) The Company shall, as promptly as reasonably practicable, prepare and complete, in good faith consultation with Prospector, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be sent to each Company Shareholder and other person as required by the Interim Order and applicable Law, in each case so as to permit the Company Shareholders Meeting to be held by the time specified in Section 2.1(b)(i).

(ii) The Company shall ensure that the Company Information Circular (i) complies with the Governing Documents of the Company, the Interim Order and applicable Law, (ii) does not contain any Misrepresentation, except with respect to Prospector Information included in the Company Information Circular, which Prospector will ensure does not contain a Misrepresentation, (iii) provides the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting and (iv) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law.

(iii) Without limiting the generality of Section 2.1(c)(ii), the Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes a (A) statement that the board of directors of the Company has unanimously (i) determined that the Plan of Arrangement and the Transactions are in the best interests of the Company and fair to the Company Shareholders and (ii) recommended that the Company Shareholders vote in favor of the Company Arrangement Resolution, (B) statement that the Supporting Company Shareholders have executed the Consent and Waiver, and (C) statement that each Proxy Company Shareholder has entered into a Power of Attorney pursuant to which such Proxy Company Shareholder has granted a power of attorney to the Chairman of the Board of the Company (or, failing him, any director or officer of the Company) to represent such Proxy Company Shareholder and vote on behalf of such Proxy Company Shareholder in respect of all matters to approve the Transactions.

(iv) Prospector shall reasonably assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to Prospector required to be included under applicable Laws in the Company Information Circular (the “Prospector Information”), and ensuring that the Prospector Information does not contain any Misrepresentation. The Company shall give Prospector and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by Prospector and its counsel, and agrees that all information relating to Prospector included in the Company Information Circular must be in a form and content reasonably satisfactory to Prospector. The Company shall provide Prospector with a final copy of the Company Information Circular prior to its delivery to the Company Shareholders.

(v) Each Party shall promptly notify the other Parties if it becomes aware that the Company Information Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall reasonably cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court or applicable Law.

(d) The Final Order. The Company shall take all steps necessary or reasonably desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 192(4) of the CBCA, as soon as reasonably practicable, but in any event not later than three (3) Business Days after the date on which the Company Arrangement Resolution is passed at the Company Shareholders Meeting as provided for in the Interim Order, unless otherwise agreed by the Company and Prospector.

(e) Court Proceedings.

(i) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (i) diligently pursue the Interim Order and the Final Order; (ii) provide Prospector’s legal counsel with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, and accept the reasonable comments of Prospector and its legal counsel; (iii) provide Prospector on a timely basis copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all materials filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (v) not file any materials with the Court in connection with the Arrangement or serve any such materials, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with Prospector’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that Prospector is not required to agree or consent to any increase or variation in the form of the Exchange Consideration or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Arrangement Effective Time, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, Prospector; and (vii) not object to Prospector’s legal counsel making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided Prospector advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(ii) Subject to the terms of this Agreement, Prospector will reasonably cooperate with, and assist the Company, in seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any material information reasonably required or reasonably requested to be supplied by Prospector in connection therewith.

Section 2.2 Closing Transactions.

On the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, the following transactions shall occur:

(a) On the Closing Date and prior to the Prospector Continuance, Prospector shall cause the Prospector Shareholder Redemption, the Prospector Unit Separation, the Prospector Share Issuance, the Prospector Vesting Addition and the Prospector Share Conversion to occur, in such order and at such times, as agreed between the Parties and as under the Plan of Arrangement or the Prospector Board Approvals, as applicable.

(b) On the Closing Date, each of the Prospector Continuance, Prospector Amalgamation, the Amalco Share Redemption, the issuance of the Initial Investors Tranche B Notes and Additional Investors Notes, the Company Share Conversion, the Share Exchange and the Company Amalgamation shall occur, in such order, under the terms and subject to the conditions of the Plan of Arrangement and the Subscription Agreements, as applicable.

The closing of the Transactions (the “Closing”) shall take place electronically, on the Closing Date, in the sequence described above, by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date on which the Share Exchange occurs, the “Closing Date”) or at such other place, date and/or time as Prospector and the Company may agree in writing.

Section 2.3 Allocation Schedule.

(a) No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Prospector and Newco (and Newco shall thereafter deliver to the Exchange Agent) an allocation schedule (the “Allocation Schedule”) setting forth (i) the number and designation of Amalco Shares and Amalco Warrants, including Amalco Vesting Sponsor Warrants, held by each Prospector Shareholder after giving effect to the Prospector Amalgamation, (ii) the number of Company Shares held by each Company Shareholder after giving effect to the Company Share Conversion and the number of Company Shares subject to each Company Equity Award held by each holder thereof and, in the case of each Company M-Option, the exercise price thereof, (iii) the number of Amalco Common Shares and Amalco Earnout Special Shares that will be subject to each Rollover Equity Award, (iv) the portion of the Exchange Consideration allocated to each Company Shareholder determined in the manner determined under the Plan of Arrangement, (v) the number and designation of Surviving Company Warrants including Surviving Company Vesting Sponsor Warrants, held by each Investor, as applicable, after giving effect to the Company Amalgamation, (vi) the number and designation of Surviving Company Shares, Rollover Equity Awards and Surviving Company Warrants including Surviving Company Vesting Sponsor Warrants held by each holder thereof, after giving effect to the Company Amalgamation, and (vii) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (i), (ii), (iii), (iv), (v) and (vi) is, and will be as of immediately prior to the Arrangement Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3(a). The Company will review any comments to the Allocation Schedule provided by Prospector or any of its Representatives and consider and incorporate in good faith any reasonable comments proposed by Prospector or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of Amalco Shares that each Company Shareholder or Prospector Shareholder will have a right to receive pursuant to the Plan of Arrangement will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of Amalco Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares and Company Equity Awards exceed the Exchange Consideration and (C) the Allocation Schedule (and the calculations or determinations therein) shall be prepared in accordance with any applicable Law, the Governing Documents of the Company, the Company Shareholders Agreement, the Company Equity Plan and any other Contract to which the Company is a party or bound to the extent applicable thereto.

(b) Prospector, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, and other information set forth in the Allocation Schedule. None of Prospector, the Exchange Agent and their respective Affiliates or Representatives shall have any liability to any Company Shareholder or any of its Affiliates for relying on the Allocation Schedule. Except with Prospector’s consent, the Allocation Schedule may not be modified after delivery to Prospector and Newco except pursuant to a written instruction from the Company, with certification from an authorized representative of the Company that such modification is true and correct. Prospector, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Allocation Schedule.

Section 2.4 Treatment of Company Equity Awards

Immediately prior to the Closing, the Company shall adopt the Surviving Company Equity Incentive Plan in accordance with Section 5.16. At the time of the Company Amalgamation, on the terms and subject to the conditions set forth in the Plan of Arrangement, without any action of any party or any other Person (but subject to Section 2.4(c)):

(a) the Surviving Company shall assume the Surviving Company Equity Incentive Plan in accordance with Section 5.16. Each Company Option (other than Company M-Options) outstanding immediately prior to the Arrangement Effective Time shall be cancelled for no compensation or consideration whatsoever, and any rights, entitlements or obligations associated with such Company Options, including, but not limited to, the right to exercise such Company Options for Company Shares, shall cease and be of no further force or effect, and the name of the holder thereof will be removed from the applicable securities register of the Company; and

(b) notwithstanding section 4.10 of each of the Company Management Stock Option Plans, each Company M-Option outstanding immediately prior to the Arrangement Effective Time shall be exchanged for an option to purchase a number of Surviving Company Common Shares equal to the number of Class M Shares subject to such Company M-Option immediately prior to the Arrangement Effective Time multiplied by the Per Share Consideration (rounded down to the nearest whole share) under the Surviving Company Equity Incentive Plan at an exercise price per share equal to the exercise price per share of such Company M-Option immediately prior to the Arrangement Effective Time divided by the Per Share Consideration (rounded up to the nearest whole cent) and the portion of the Surviving Company Earnout Special Shares to be allocated to each such Rollover Equity Award upon exercise of such Rollover Equity Award pursuant to and in accordance with Section 2.7(a)(ii) and the Allocation Schedule. Each such Rollover Equity Award shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company M-Option immediately prior to the Arrangement Effective Time (provided that the rights set forth in section 4.10 of each of the Company Management Stock Option Plans shall be extinguished together with any other rights similar to the rights set forth in section 4.10(y) of the Company Management Stock Option Plans enabling the request for payment of an amount in cash by the Company under the Company Management Stock Option Plans), subject to the adjustments required by this Section 2.4(b) after giving effect to the Arrangement. Such assumption and conversion shall occur in a manner intended to comply with the requirements of subsection 7(1.4) of the Tax Act.

(c) In connection with the Company’s adoption and the Surviving Company’s assumption of the Surviving Company Equity Incentive Plan pursuant to Section 5.16, the Company, Amalco and the Surviving Company shall take, or cause to be taken, all necessary or appropriate actions under or in connection with the Surviving Company Equity Incentive Plan (and the underlying grant, award or similar agreements), including to reserve for issuance a sufficient number of Surviving Company Common Shares and Surviving Company Earnout Special Shares for delivery upon exercise of the Rollover Equity Award under the Surviving Company Equity Incentive Plan, or otherwise to give effect to the provisions of this Section 2.4. Prior to Closing, the Company shall provide to Prospector copies of all such necessary or appropriate actions and a reasonable opportunity to provide comments, which comments will be considered in good faith.

Section 2.5 Exchange Agent.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Newco shall appoint an exchange agent reasonably acceptable (such acceptance, not to be unreasonably withheld, conditioned or delayed) to Prospector and the Company (including any Israeli agent, required in order to execute the provision of Section 2.6 of this Agreement) (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of (i) exchanging certificates, if any, representing the Prospector Shares or Prospector Warrants (“Prospector Certificates”) and each Prospector Share or Prospector Warrant held in book-entry form on the stock transfer books of Prospector immediately prior to the Closing, in either case, as required pursuant to the Prospector Continuance and Prospector Amalgamation, and pursuant to the Plan of Arrangement and on the terms and subject to the other conditions set forth in this Agreement, (ii) exchanging certificates, if any, representing the Company Shares (“Company Certificates” together with the Prospector Certificate, the “Certificates”) and each Company Share held in book-entry form on the securities register of the Company, in either case, for the portion of the Exchange Consideration issuable in respect of such Company Shares pursuant to the Share Exchange, and pursuant to the Plan of Arrangement and on the terms and subject to the other conditions set forth in this Agreement, and (iii) exchanging each Amalco Share held in book-entry form on the securities register of Amalco, as required pursuant to Company Amalgamation, and pursuant to the Plan of Arrangement and on the terms and subject to the other conditions set forth in this Agreement.

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the Company Shareholders.

(c) As soon as practicable prior to the Closing, Prospector and Newco shall deposit, or cause to be deposited, with the Exchange Agent, (i) for the benefit of the holders of Prospector Shares and Prospector Warrants and for exchange in accordance with this Section 2.5 through the Exchange Agent, (A) evidence of the Prospector Shares and Prospector Warrants in book-entry form representing the Prospector Shares and Prospector Warrants issuable in the Prospector Continuance in exchange for the Prospector Shares and Prospector Warrants outstanding immediately prior to the Prospector Continuance, (B) evidence of the Amalco Shares and Amalco Warrants in book-entry form representing the Amalco Shares and Amalco Warrants issuable in the Prospector Amalgamation in exchange for the Prospector Shares and Prospector Warrants outstanding immediately prior to the Prospector Amalgamation, (ii) for the benefit of the Company Shareholders and for exchange in accordance with this Section 2.5(c) through the Exchange Agent, evidence of the Exchange Consideration in book-entry form, and (iii) for the benefit of the holders of Prospector Shares and Prospector Warrants and the Company Shareholders, evidence of the Surviving Company Shares and Surviving Company Warrants in book-entry form representing the Surviving Company Shares and Surviving Company Warrants issuable in the Company Amalgamation in exchange for the Amalco Shares, Amalco Warrants, Company Shares and Existing Warrants, as applicable, outstanding immediately prior to the Company Amalgamation.

(d) At the Arrangement Effective Time, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, each Company Shareholder shall be entitled to receive the portion of the Exchange Consideration to which he, she or it is entitled on the date provided in Section 2.5(e) upon (i) surrender of a Company Certificate (or affidavit of loss in lieu thereof in the form required by Prospector, the Company and the Exchange Agent) to the Exchange Agent or (ii) in the case of Company Common Shares held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by Prospector, the Company and the Exchange Agent), to the Exchange Agent.

(e) If a properly completed and duly executed Letter of Transmittal together with, as applicable, any Certificates (or affidavit of loss in lieu thereof in the form required by Prospector, the Company and the Exchange Agent) are delivered to the Exchange Agent in accordance with Section 2.5(d) (i) at least two (2) Business Days prior to the Closing Date, then Prospector and the Company shall take all necessary actions to cause the applicable portion of the Exchange Consideration to be issued to the applicable Company Shareholder in book-entry form on the Closing Date in accordance with the Allocation Schedule, or (ii) less than two (2) Business Days prior to the Closing Date, then Prospector and the Company shall take all necessary actions to cause the applicable portion of the Exchange Consideration to be issued to the Company Shareholder in book-entry form in accordance with the Allocation Schedule within two (2) Business Days after such delivery.

(f) If any portion of the Exchange Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Exchange Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the Exchange Consideration (or any portion thereof). From and after the Arrangement Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Share shall solely represent the right to receive a portion of the Exchange Consideration to which such Company Share is entitled to receive in accordance with the Allocation Schedule.

(h) Any portion of the aggregate Exchange Consideration that remains unclaimed by the Company Shareholders six (6) years following the Closing Date shall be delivered to the Surviving Company or as otherwise instructed by the Surviving Company, and any right or claim to payment under the Plan of Arrangement that remains outstanding six (6) years following the Closing Date shall cease to represent a right or claim of any kind or nature and the right of the Company Shareholders to receive the applicable portion of the aggregate Exchange Consideration in accordance with the Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Surviving Company, for no consideration.

Section 2.6 Withholding.

(a) Notwithstanding anything in this Agreement to the contrary, Prospector, Amalco, the Surviving Company, the Group Companies, the Exchange Agent, and any Person on their behalf (each, a “Payor”) shall be entitled to take such actions as are necessary to deduct or withhold (or cause to be deducted or withheld) from any amounts (including any other consideration) payable or otherwise deliverable to any Person pursuant to the Arrangement, the Plan of Arrangement or this Agreement such Taxes as are required to be deducted or withheld under applicable Tax Laws. To the extent that amounts are so deducted or withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes of the Arrangement, the Plan of Arrangement and this Agreement as having been paid to the Person in respect of which such deduction or withholding was made and Payor shall furnish such Person within a reasonable amount of time with documentation evidencing such deduction or withholding. Any Payor is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to the applicable Payor to enable it to comply with such deduction or withholding requirement and the Payor shall notify within a reasonable amount of time such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding) in accordance with applicable Tax Laws.

(b) Notwithstanding the provisions of Section 2.6(a), with respect to Israeli Tax, if the Exchange Agent provides Prospector, Amalco and the Surviving Company an undertaking pursuant to Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) prior to the Closing Date, then any amounts (or any other consideration) payable or otherwise deliverable to any Person pursuant to this Agreement shall not be paid (other than to the holders of Section 102 Company Shares), released or otherwise delivered to such Person and shall be retained by the Exchange Agent for the benefit of each such Person for a period of one hundred and eighty (180) days following the Closing or an earlier date specified in writing by such Person (the “Withholding Drop Date”). During the time between the Closing and the Withholding Drop Date, no Payor shall withhold any Israeli Tax on any amounts payable or otherwise deliverable hereunder to such Person, except as provided below. Further, during the time between the Closing and the Withholding Drop Date, each such Person may obtain a Qualified Withholding Certificate. The Exchange Agent (if required in accordance with the Qualified Withholding Certificate or if no Qualified Withholding Certificate is obtained) shall instruct the Payor to sell or otherwise dispose of, on behalf of such Person, such portion of Equity Securities deliverable to such Person as is necessary to provide sufficient funds to the Exchange Agent for remittance to the ITA such amount in cash calculated in New Israel Shekel based on a Dollar to New Israel Shekel exchange rate on the date of payment, to be withheld from any amounts payable or otherwise deliverable to any Person as specified in such Qualified Withholding Certificate (if provided) or if such Person does not provide the Exchange Agent with a Qualified Withholding Certificate as required by the Israeli Tax Laws, and the Exchange Agent shall deliver to each such Person the balance of any amounts due to such Person. In the event that a Qualified Withholding Certificate is not obtained prior to the Withholding Drop Date, then the Company will make commercially reasonable efforts to obtain an approval or other written instruction from the ITA confirming that no Israeli Tax withholding is required with respect to the Israeli Subsidiary shares as result of the Company Amalgamation.

(c) Notwithstanding anything to the contrary in Section 2.6(a), any amounts payable or otherwise deliverable to holders of Section 102 Company Shares, shall be subject to deduction or withholding of Israeli Tax under the Ordinance on the fifteenth (15th) day of the calendar month following the month during which the Closing occurs (the “Section 102 Company Shares Withholding Time”), unless prior to the Section 102 Withholding Time, a Options Tax Ruling or an Interim Tax Ruling has been obtained and the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Options Tax Ruling or Interim Tax Ruling.

Section 2.7 Special Shares

(a) The articles of Newco (which, pursuant to the terms hereof and the Plan of Arrangement, shall become the articles of Amalco and, subsequently, the Surviving Company Articles) shall provide, with respect to:

(i) the Surviving Company Sponsor Special Shares, that such shares shall be subject to the vesting conditions set forth in the Sponsor Letter Agreement;

(ii) the Surviving Company Earnout Special Shares, that:

(A) if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Surviving Company Common Shares achieve a VWAP of greater than $12.00; or (z) there occurs any Change of Control Transaction with a valuation of the Surviving Company Common Shares that is greater than $12.00 per Surviving Company Common Share, then all of the Class B Special Shares of Surviving Company shall automatically be converted into Surviving Company Common Shares;

(B) if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Surviving Company Common Shares achieve a VWAP of greater than $14.00 or (z) there occurs any Change of Control Transaction with a valuation of the Surviving Company Common Shares that is greater than $14.00 per Surviving Company Common Share, then all of the Class C Special Shares of Surviving Company shall automatically be converted into Surviving Company Common Shares;

(C) if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Surviving Company Common Shares achieve a VWAP of greater than $16.00 or (z) there occurs any Change of Control Transaction with a valuation of the Surviving Company Common Shares that is greater than $16.00 per Surviving Company Common Share, then all of the Class D Special Shares of Surviving Company shall automatically be converted into Surviving Company Common Shares;

(D) if (y) the Surviving Company enters into its first customer contract with an OEM (or with a Tier-1 who has a contract with an OEM and meets the same conditions) that represents a design win for the Surviving Company for an OEM series production vehicle that will create at least 150,000 units a year in volume for its fusion and perception products or (z) there occurs any Change of Control Transaction with a valuation of the Surviving Company Common Shares that is greater than $10.00 per Surviving Company Common Share, then all of the Class E Special Shares of the Surviving Company shall automatically be converted into Surviving Company Common Shares;

(E) if (y) the Surviving Company (i) sends out its first undisputed invoice for payment for product delivery for OEM installation against a contract with an OEM (or with a Tier-1 who has a contract with an OEM) needing in excess of 150,000 units a year in volume for its fusion and perception products and (ii) appropriately books that invoice as revenue in accordance with IFRS requirements or (z) there occurs any Change of Control Transaction with a valuation of the Surviving Company Common Shares that is greater than $10.00 per Surviving Company Common Share, then all of the Class F Special Shares of Surviving Company shall automatically be converted into Surviving Company Common Shares; and

(F) if (y) there occurs any Change of Control Transaction and the applicable valuation of the Surviving Company Common Shares is less than the respective dollar values set forth in clauses Section 2.7(a)(ii)(A) - (E) above, or (z) any Surviving Company Earnout Special Share is outstanding at the expiry of the Vesting Period, then each outstanding Surviving Company Earnout Special Share shall be redeemable by the Surviving Company, without any action or consent on the part of the holders thereof or any other Person.

(b) The Surviving Company Vesting Sponsor Warrants shall be subject to the vesting conditions set forth in the Sponsor Letter Agreement and, until vested, shall not be exercisable.

(c) The Surviving Company shall take such actions as are reasonably requested by any Non-Redeeming Shareholder, any Company Shareholders, holders of Rollover Equity Awards following exercise thereof or the Sponsor, as applicable, to evidence the issuances to or ownership by him, her or it of Surviving Company Common Shares pursuant to Section 2.7(a) and the exercise of vested Surviving Company Warrants, including through the provision of an updated securities register showing such issuance (as certified by an officer of Surviving Company responsible for maintaining such registry or the applicable registrar or transfer agent of the Surviving Company).

(d) In the event the Surviving Company shall at any time during the Vesting Period, as the case may be, effect a subdivision or consolidation of the outstanding Surviving Company Common Shares into a greater or lesser number of Surviving Company Common Shares, then (i) the Surviving Company Earnout Special Shares, the Surviving Company Sponsor Special Shares and the Surviving Company Vesting Sponsor Warrants, shall, in each case, be subdivided or consolidated in the same manner, as applicable, and (ii) the dollar values set forth in Section 2.7(a) and Section 2.7(b) shall be appropriately amended to provide to such Sponsor, and Company Shareholders, as applicable, the same economic effect as contemplated by this Agreement prior to such event.

(e) During the Vesting Period, as the case may be, Surviving Company shall take all reasonable efforts to remain listed as a public company on, and for Surviving Company Common Shares (including, for the avoidance of doubt, the Surviving Company Sponsor Special Shares in accordance with Section 2.7(a)(i), the Surviving Company Earnout Special Shares in accordance with Section 2.7(a)(ii) and the Surviving Company Vesting Sponsor Warrants in accordance with Section 2.7(b), as applicable) to be tradable over, Nasdaq; provided, however, the foregoing shall not limit the Surviving Company from consummating a Change of Control Transaction or entering into a Contract that contemplates a change of Control. Subject to the terms hereof, upon the consummation of any Change of Control Transaction during the Vesting Period, as the case may be, other than as set forth in Section 2.7(a)(ii)(D), Section 2.7(a)(ii)(F), and Section 2.7(b)(iv), the Surviving Company shall have no further obligations pursuant to this Section 2.7(e).

(f) From and after the Closing, unless and until such Surviving Company Sponsor Special Shares, Surviving Company Earnout Special Shares or Surviving Company Vesting Sponsor Warrants convert or vest, as applicable, into Surviving Company Common Shares in accordance with their respective terms and Section 2.7(a)(i), Section 2.7(a)(ii) and Section 2.7(b), respectively, a holder of Surviving Company Earnout Special Shares, or a Sponsor holding Surviving Company Sponsor Special Shares and unvested Surviving Company Warrants, as the case may be, shall not transfer, sell, pledge or otherwise dispose or hypothecate any of his, her or its Surviving Company Earnout Special Shares, Surviving Company Sponsor Special Shares or unvested Surviving Company Warrants, as applicable. Any certificates representing the foregoing shares or warrants shall contain a legend, or similar provision, as applicable, relating to transfer restrictions imposed by this Agreement and the risk of redemption associated with such shares and unvested warrants, as applicable.

(g) For the avoidance of doubt, Surviving Company Earnout Special Shares shall be issued to Company Shareholders in accordance with the terms hereof, the Plan of Arrangement and the Allocation Schedule, and shall equal, in the aggregate, 1,000,000 Class B Special Shares, 1,000,000 Class C Special Shares, 1,000,000 Class D Special Shares, 1,000,000 Class E Special Shares and 1,000,000 Class F Special Shares.

Article 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND NEWCO

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company and Newco hereby represent and warrant to Prospector as follows.

For purposes of the representations and warranties set forth in this Article 3, the term “Company” shall include all Subsidiaries of the Company, unless otherwise noted herein.

Section 3.1 Enforceability.

Each of this Agreement and the Ancillary Documents executed by the Company, Newco or any of their respective Subsidiaries, in each case, to which they are a party, (the “Transaction Documents”) has been duly authorized, executed and delivered by the Company, Newco or such Subsidiary, as applicable and each Transaction Document is a valid and binding obligation of the Company, Newco or such Subsidiary, as applicable, enforceable against the Company, Newco or such Subsidiary, as applicable, in accordance with its terms, subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. All corporate action required to be taken by the Company’s or Newco’s board of directors and shareholders in order to authorize the Company and Newco to enter into the Transaction Documents, and to perform the Transactions, has been taken. All action on the part of the officers of the Company, Newco or any Subsidiary of the Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of the Company, Newco or any such Subsidiary under the Transaction Documents to be performed as of the date hereof has been taken or will be taken prior to their execution and delivery.

Section 3.2 Incorporation and Status.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable). Section 3.2(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for the Company and each of its Subsidiaries. Each of the Company and each of its Subsidiaries has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Section 3.2(a) of the Company Disclosure Schedules contains complete and correct copies of the Governing Documents of the Company and each of its Subsidiaries, as amended to the date hereof, and there are no undertakings to amend such Governing Documents of the Company or any of its Subsidiaries, except as contemplated under any Ancillary Document in connection with the Transactions. Neither the Company nor any of its Subsidiaries is (i) a government organization or body, or wholly owned by a government organization or body, (ii) an entity that is a non-profit organization, registered charity, union, or a fraternal benefit society or order, or (iii) an entity owned by such an organization.

(b) Each of the Company and each of its Subsidiaries is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to timely consummate the transactions contemplated by the Transaction Documents to which it is a party.

(c) Newco was incorporated solely for purposes of entering into the Transactions. Since the date of its incorporation, other than the execution of this Agreement and any Ancillary Documents and except as set forth on Section 3.2(c) of the Company Disclosure Schedules, the performance of its obligations hereunder and matters ancillary thereto, Newco has not owned any assets, carried on any business, conducted any operations, incurred any liabilities or obligations or hired any employee or independent contractor.

Section 3.3 Corporate Power of the Company.

Each Group Company has the corporate power and capacity and is duly qualified to carry on the Business as the same is presently conducted and proposed to be conducted and to enter into and carry out its obligations with respect to the transactions contemplated by the Transaction Documents to which it is a party. No Group Company is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or any other bankruptcy or insolvency Laws under any relevant jurisdiction, and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. No Group Company has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of any Group Company or any of their respective assets and no execution or distress has been levied on any of their assets, nor have proceedings been commenced in connection with any of the foregoing.

Section 3.4 Capital of the Company and Cap Table.

(a) Section 3.4(a) of the Company Disclosure Schedules sets forth a true, complete and correct statement as of the date of this Agreement of the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding. All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Section 3.4(a) of the Company Disclosure Schedules, as of the date of this Agreement, there are (i) no outstanding Equity Securities in the Company or any of its Subsidiaries, (ii) no outstanding securities of the Company convertible into or exchangeable for Equity Securities in the Company or any of its Subsidiaries, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue or register, or that restrict the transfer or voting of, any Equity Securities, or any securities convertible into or exchangeable for Equity Securities in, the Company or any of its Subsidiaries, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Equity Securities in, the Company or any of its Subsidiaries, (v) no calls, subscriptions, pre-emptive rights, Contracts, agreements, arrangements, understandings or other commitments of any kind for the purchase or issuance of Equity Securities, (vi) no “phantom stock” or similar obligations of the Company or any of its Subsidiaries, (vii) no Contracts requiring the Company or any of its Subsidiaries to acquire any equity interest of any other Person, and (viii) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company or any of its Subsidiaries.

(b) The outstanding Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company Shareholders Agreement, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights or similar rights of any Person granted by the Company, (3) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Laws and (4) are free and clear of any Charges except Permitted Charges. Except for the Company Shareholders Agreement and the Voting Trust Agreement, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c) Section 3.4(c) of the Company Disclosure Schedules sets forth a true, complete and correct statement of the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and the names of the holders of such Equity Securities. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted share, restricted share units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts to which any Subsidiary of the Company is a party that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, and all requirements set forth in (1) the Governing Documents of each such Subsidiary and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are free and clear of any Charges except Permitted Charges.

(d) As of the date hereof, the authorized share capital of Newco consists of an unlimited number of Newco Shares, of which one is issued and outstanding. Immediately following the Closing, all of the issued and outstanding Surviving Company Shares (i) will be duly authorized, validly issued, fully paid and non-assessable, (ii) will have been issued in compliance in all material respects with applicable Law and (iii) will not have been issued in breach or violation of any preemptive rights or Contract to which the Company or any of its Subsidiaries is a party or bound.

Section 3.5 Convertible Instruments.

Except as disclosed in Section 3.5 of the Company Disclosure Schedules, there are (i) no outstanding shares, other securities or Convertible Instruments owned or held by any Person and (ii) no other shares, securities or Convertible Instruments reserved for issuance, in each case in respect of the Group Companies. Except as disclosed in Section 3.5 of the Company Disclosure Schedules, none of the Group Companies’ Convertible Instruments, share purchase agreements or share option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Company Equity Plan is not assumed in an acquisition. No Group Company has ever adjusted or amended the exercise price of any share options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Company Articles (or in case of the Subsidiaries, except as set forth in the Governing Documents of such Subsidiary), the Company has no obligation (contingent or otherwise) to purchase or redeem any of its shares.

Section 3.6 Subsidiaries.

Neither the Company nor any of its Subsidiaries owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security or Convertible Instrument, and neither the Company nor any of its Subsidiaries is a partner or member of any partnership, limited liability company or joint venture. Except for the Israeli Subsidiary, of which the Company holds equity interests of 60% and an option to purchase the remaining 40% equity interests, all of the Company’s Subsidiaries are wholly owned by the Company. As of immediately prior to the Closing, the Israeli Subsidiary will be a wholly-owned Subsidiary of the Company.

Section 3.7 No Contravention.

Subject to the receipt of the Consents set forth in Section 3.8 of the Company Disclosure Schedules and except as set forth on Section 3.8, the execution and delivery by the Group Companies of this Agreement and any other documents to which any of the Group Companies is a party contemplated hereby, as applicable, and the consummation of the transactions contemplated hereby and thereby as well as the consummation of the Transaction, do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Group Companies or the Company Shareholders Agreement, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Order or Permit applicable to any Group Company, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, Consent, amendment, modification, suspension, revocation, cancellation or acceleration) under any Contract of the type described in Section 3.15 to which any Group Company is a party or by which any Group Company may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Indebtedness or Charge upon any of the properties or assets of any Group Company, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, individually or in the aggregate, a material adverse effect on the ability of any Group Company to enter into and perform its obligations under this Agreement (ii) be materially adverse to the business of one or more Group Companies.

Section 3.8 Approvals and Consents.

Except as disclosed in Section 3.8 of the Company Disclosure Schedules, no Consent of any Governmental Entity is required on the part of the Company or any of the Company’s Subsidiaries with respect to the Company’s or any of its Subsidiary’s execution, delivery or performance of its or their obligations under this Agreement or the Ancillary Documents to which the Company or any of its Subsidiaries is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under any applicable Foreign Antitrust Laws, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 3.4(d), 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) the filing of any documents required by the Final Order, the Interim Order, and filings required pursuant to the Plan of Arrangement, (iv) the Company Required Approval in respect of the Company Arrangement Resolutions, or (v) any other Consents, the absence of which would not have a Company Material Adverse Effect.

Section 3.9 Financial Statements.

Except as set forth on Section 3.9(b) of the Company Disclosure Schedules, the Company Financial Statements and Company Interim Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its Subsidiaries and (iv) will comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(a) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS. The Company (including any employee thereof) has not identified and is not aware of (and, to the knowledge of the Company, no independent auditor of any Group Company has identified or been made aware of) (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by any Group Company, (y) any Fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the any Group Company or (z) any claim or allegation regarding any of the foregoing. The Group Companies maintain and, for all periods covered by the Company Financial Statements, have maintained books and records of the Group Companies in the Ordinary Course that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies, in each case in all material respects.

(b) The accounts receivable of the Company and its Subsidiaries reflected on the Latest Balance Sheet arose in the Ordinary Course from bona fide transactions and in accordance with IFRS and none of such accounts receivable are subject to any set offs, counterclaims, credits or other offsets, and are current and collectible and will be collected in accordance with their terms and their recorded amounts, subject only to the reserve for bad debts set forth in the Company Financial Statements. The accounts payable of the Company and its Subsidiaries reflected on the Latest Balance Sheet arose in the Ordinary Course from bona fide transactions and in accordance with IFRS. Since the date of the Latest Balance Sheet, the accounts receivable and accounts payable of the Company and its Subsidiaries have arisen in the Ordinary Course from bona fide transactions.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to any material off-balance sheet partnership or any similar Contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.10 No Undisclosed Liabilities.

Except as disclosed in Section 3.10 of the Company Disclosure Schedules, no Group Company has any liabilities, Indebtedness, or obligation of any nature (whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking) except for (i) liabilities disclosed or provided in the liabilities column of the Latest Balance Sheet (including the notes thereto), (ii) current liabilities incurred in the Ordinary Course since the date of the most recent Company Financial Statements, (iii) executory obligations incurred in the Ordinary Course under any Contract to which the Company is a party (for the avoidance of doubt other than as a result of breach thereof), and (iv) liabilities incurred pursuant to any Transaction Document.

Section 3.11 Absence of Unusual Transactions and Events.

Except as disclosed in Section 3.11 of the Company Disclosure Schedules, since October 1st, 2022, each Group Company has carried on its business in the Ordinary Course and, without limiting the generality of the foregoing, has complied with the obligations set out in Section 5.1 mutatis mutandis as of the reference dates set out in this Section 3.11.

Section 3.12 Transactions with Affiliates.

Section 3.12 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, partner, member, manager, registered equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any immediate family member of any of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with any of the Group Companies entered into in the Ordinary Course (including benefit plans, indemnification arrangements and other Ordinary Course compensation), (ii) the Company Shareholders Agreement, (iii) any Ancillary Document, and (iv) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than Ordinary Course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.12 are referred to herein as “Company Related Party Transactions”.

Section 3.13 Employment Matters.

(a) As of the date of this Agreement, the Company, including all Subsidiaries of the Company, employs approximately 168 full-time employees and approximately 3 part-time employee and engages approximately 6 consultants or independent contractors.

(b) Section 3.13(b) of the Company Disclosure Schedules lists with respect to each Management Employee of the Group Companies (whether actively at work or not), their positions, location, number of years of service as well as the full and complete terms and conditions of their employment, including without limitation, salary, commissions, any stock options, bonus, deferred compensation (pursuant to the Company Equity Plan or otherwise), in all cases, granted in the last two (2) years. Each such Management Employee is party to a written employment agreement with the relevant Group Company, a copy of which has been delivered to Prospector. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will give any Management Employee of the Group Company the right to terminate such Management Employee’s employment agreement, result in any bonus, golden parachute, severance or other payment, obligation or Liability to any current or former Management Employee of the Group Company (whether or not under any Benefit Plan), result in any acceleration of the time of payment or vesting of any such benefit, or materially increase or accelerate employer contributions thereunder.

(c) To the knowledge of the Company, each independent contractor has been properly classified by the Group Companies as an independent contractor and none of the Group Companies have received, nor are there any pending or, to the knowledge of the Company, threatened notices from any Person disputing such classification. Except as disclosed in Section 3.13(b) of the Company Disclosure Schedules, the Group Companies are not engaged with any personnel agency in respect of the Business, and there are no outstanding, pending or to the knowledge of the Company, threatened claims, complaints, investigations or orders relating to the employment of any personnel agency employees.

(d) To the knowledge of the Company, all employees or former employees of the Group Companies are or were at all times, during his or her employment with the respective Group Company, legally eligible to work for such Group Company. To the knowledge of the Company, all current and former employees have and had all work permits, visas, authorizations or status, as the case may be, required to perform work or provide services for the Group Companies.

(e) To the knowledge of the Company, no employee of any Group Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or Order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Business by the employees of the Group Companies, nor the conduct of the Business as now conducted and as presently proposed to be conducted, will, to the knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(f) Except as disclosed in Section 3.13(f) of the Company Disclosure Schedules, to the knowledge of the Company, no Group Company is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to this date or amounts required to be reimbursed to such employees, consultants or independent contractors. Each Group Company has complied in all material respects with all applicable provincial and federal human rights and employment and pay equity laws and with other Laws related to employment, including those related to wages, hours, employment standards, occupational health and safety, workers’ compensation, worker classification and labour relations or collective bargaining. Each Group Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of any Group Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. With respect to any employee of any Group Company who resides or works in Israel or whose employment is otherwise subject to the Law of the State of Israel (each, an “Israeli Employee”), such withholding includes the withholding of all amounts that the applicable Group Company is legally or contractually required to either (i) deduct from each Israeli Employee’s salary and/or to transfer to such Israeli Employee’s pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (ii) withhold from each Israeli Employee’s salary and benefits and to pay to such applicable Governmental Entity as required by the Ordinance and/or Israeli National Insurance Law, or otherwise cause to be, in each case, duly deducted, transferred, withheld and paid, and no Group Company has any outstanding obligation to make any such deduction, transfer, withholding or payment.

(g) To the knowledge of the Company, no Management Employee intends to terminate employment with any Group Company or is otherwise likely to become unavailable to continue as a Management Employee. No Group Company has a present intention to terminate the employment of any of the foregoing. The employment of each Management Employee of any Group Company is terminable by such Group Company in accordance with applicable laws. Except as required by the Act respecting labour standards or other statutory minimum termination Laws applicable where the Group Companies conduct business (including the Israeli Severance Pay Law, 5723-1963), and except as disclosed in Section 3.13(g) of the Company Disclosure Schedules, upon termination of the employment of any such Management Employees, no common law or other severance or other payments will become due. No Group Company has any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(h) Except as disclosed in Section 3.13(h) of the Company Disclosure Schedules, to the knowledge of the Company, no Group Company has made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s or any of the Company’s Subsidiaries’ board of directors, or inconsistent with the terms of the Company Equity Plan.

(i) Each former Management Employee whose employment was terminated by any Group Company has entered into an agreement with such Group Company providing for the full release of any claims against such Group Company or any related party arising out of such employment.

(j) To the knowledge of the Company, none of the Management Employees or directors of any Group Company has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any provincial insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any Order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public corporation; or (d) found by a court of competent jurisdiction in a civil action or by any Governmental Entity to have violated any Securities Laws, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(k) No Group Company is a party to or is bound by any:

(i) oral Contract for the employment of any Management Employee;

(ii) collective agreement or Contract to any association of employees and no Group Company has conducted negotiations with respect to any such future collective agreements, or Contracts; no association of employees has been certified to act as the representative of all or some of the employees of any Group Company; to the knowledge of the Company no association of employees has applied to have any Group Company bound by any certification granted under the Labour Code (Québec) or other similar Laws, any collective agreement or any proceeding for the securing of any certification or for the making or carrying out of any collective agreement according to the Labour Code (Québec) or other similar Laws has occurred; and to the knowledge of the Company, there are no current or threatened attempts to organize or establish any association of employees with respect to any Group Company, nor has there been any such event in the past three (3) years. No Group Company is and never was a member of any Israeli employers’ association or organization, and no such employers’ association or organization has ever made any demand for payment of any kind from any Group Company. Except as disclosed in Section 3.13(k)(ii) of the Company Disclosure Schedules, no Group Company was or is subject to, and no Israeli Employee of any Group Company benefits from, any extension order (tzavei harchava) except for extension orders generally applicable to all employers in Israel.

(l) There is no work stoppage or other concerted action, grievance or dispute existing or, to the knowledge of the Company, threatened against any Group Company.

(m) Israeli Employees. Except as disclosed in Section 3.13(m) of the Company Disclosure Schedules, and without limiting any other representations and warranties contained in this Section 3.13: (i) all Israeli Employees have entered into written employment agreements with the Company or other Group Company; (ii) the employment of each Israeli Employee is subject to termination upon up to thirty (30) days’ prior written notice under the termination notice provisions included in the applicable employment agreement with such Israeli Employee or applicable Laws; (iii) to the Company’s knowledge, all Israeli Employees, and any Person or entity engaged with or by the Israeli Subsidiary, whose employment or engagement, as applicable, with any Group Company requires a Material Permit of any kind from any Governmental Entity, including but not limited to a Material Permit relating to employment authorization, has held such Material Permit and has been in full compliance with all applicable Laws relating to such employment or engagement, during the entire period of such employment or engagement with the relevant Group Company; (iv) to the Company’s knowledge, the Group Companies’ engagement with any service providers which rendered any Group Company with either cleaning, security and/or catering services in Israel, had the required license or other approval pursuant to the Labor Employment by Manpower Contractors Law, 5756-1996 throughout their engagement with the such Group Company;(v) no Israeli Employee is entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions and severance pay; and (vi) the Israeli Subsidiary has never had any temporary or manpower-company employees who were not treated and accounted for in all material respects as applicable Law requires with respect to temporary employees and man power-company employees, as applicable.

(n) To the Company’s knowledge, no employee or independent contractor of any Group Company is or is contemplated to be in violation of, or has violated, any material term of any employment or engagement contract, assignment agreement, non competition agreement, or any other contract or agreement or any restrictive covenant relating to his or her engagement with any Group Company or the right of any such employee to be employed by any such Group Company, including, without limitation, with relation to the nature of the business conducted by the applicable Group Company or to the use of Trade Secrets or proprietary information of others.

Section 3.14 Employee Plans.

(a) Section 3.14(a) of the Company Disclosure Schedules contains a list of all Employee Plans along with correct and complete copies of all the contracts, commitments and plans that have been disclosed and related documents or, where oral, correct and complete written summaries of the terms thereof. Except as disclosed in Section 3.14(a) of the Company Disclosure Schedules, no Employee Plan is a pension plan or a registered pension plan. For the purpose of the foregoing, related documents means, in the case of profit sharing, deferred compensation, retirement, hospitalisation, disability or insurance or similar plans, all documentation establishing or creating such plans, all amendments thereto and all documentation related thereto including without limitation, trust agreements, funding agreements and other similar agreements, the most recent actuarial report, if any, related thereto and all reports, returns and filings in respect of such plans made with any regulatory agency since the past three (3) years.

(b) There are no material outstanding defaults or violations by any Group Company and, to the knowledge of the Company, by any other Person, to any Employee Plan and no Taxes, penalties or fees are owing or due and payable under or in respect of any of the Employee Plans.

(c) To the Company’s knowledge, no Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity or by any other Person (other than routine claims for benefits).

(d) The obligations of any Group Company to provide statutory severance pay to its Israeli Employees pursuant to the Israeli Severance Pay Law, 5723 1963 are fully funded in accordance with Section 14 under the Severance Pay Law 5723-1963 (“Section 14 Arrangement”). Except as would not be material to any Group Company or to its Business, such Section 14 Arrangement was properly applied to all Israeli Employees, former and current, from their commencement date of employment and based on their full determining salaries per Law and the employment agreements, and no Group Company has any liability or obligation to make payment of statutory or contractual severance pay in the event of termination of employment of any Israeli Employees, for any reason, except for the release of the funds accumulated in accordance with such Section 14 Arrangement. The liability for any obligations of any Group Company to pay any amount of severance payment, pension, accrued vacation, and other social benefits and contributions, under applicable Law or Contract, or any other payment of substantially the same nature, to any Israeli Employee is fully funded by deposit of funds in severance funds, pension funds, managers insurance policies or provident funds (and if not required to be so funded, adequate provisions have been made in the Company Financial Statements). There are no unwritten policies, practices or customs of any Group Company that entitles or could reasonably be expected to entitle any Israeli Employee to benefits materially in addition to what such Israeli Employee is entitled under applicable Laws or under the terms of such Israeli Employee’s employment agreement (including unwritten customs or practices concerning bonuses or the payment of statutory severance pay when it is not required under applicable Laws).

Section 3.15 Material Contracts.

(a) Section 3.15(a) of the Company Disclosure Schedules contains a true, complete and correct list of each of the following Contracts to which a Group Company is, as of the date of this Agreement, a party or is bound (the Contracts required to be set forth on Section 3.15(a) of the Company Disclosure Schedules, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Charge on any assets or properties of any Group Company, other than Contracts relating to operating leases that are not material;

(ii) any licence or royalty agreement or other Contract: (a) relating to Intellectual Property that is material to the Business; (b) providing for the license of or release, coexistence, or immunity under, or the grant of a covenant not to sue with respect to, material Company Owned Intellectual Property (other than non-exclusive licenses of Company Owned Intellectual Property granted to customers and vendors in the Ordinary Course, on standard terms and conditions); or (c) the development of any Intellectual Property, independently or jointly, by or for any Group Company (excluding invention assignments or similar Contracts between any Group Company and any employee or contractor on any Group Company’s standard form agreement made available to Prospector and without any material deviations or exclusions);

(iii) any Contract whereby a Group Company has undertaken to refrain from engaging in any line of business or from competing with a particular Person or group of Persons, or that contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions, or that otherwise restrains its ability to engage in or operate any business;

(iv) any Contract involving any continuing representation, warranty or indemnification obligation of a Group Company to any other Person, other than in the Ordinary Course;

(v) except as for Contracts entered between a Group Company with another Group Company, any Contract whereby a Group Company is a guarantor or indemnitor of any indebtedness of any Person;

(vi) any partnership, joint venture, profit-sharing, collaboration, co-promotion, commercialization, research or development or alliance Contracts;

(vii) any Contract with any Person with whom a Group Company, does not deal at arm’s length within the meaning of the Tax Act;

(viii) any lease, agreement in the nature of a lease or agreement to lease whether as lessor or lessee, in respect of immovable property;

(ix) any retention, change of Control or severance Contract, agreement or commitment for the benefit of a Management Employee, an officer or a director of a Group Company; and

(x) any Contract to which a Group Company is a party or by which it may be bound and which requires or may require the payment or provision by a Group Company to any Person, or the payment or provision by any Person to a Group Company of any payments or of goods or services having a fair market value, in each case, in excess of $100,000.

(b) All Material Contracts represent valid and binding obligations of the relevant Group Company. Except as disclosed in Section 3.15(b) of the Company Disclosure Schedules, no Group Company is in default or breach of any such Material Contract and, to the knowledge of the Company, there exists no state of facts which after notice or the passage of time, or both, would constitute such a default or breach. All Material Contracts are now in good standing and each Group Company is entitled to all benefits, rights and privileges thereunder. No Group Company has received or served notice of termination of any Material Contract, and, to the knowledge of the Company, there are no grounds for termination, rescission, cancellation or repudiation of any such Material Contract. True, correct and complete copies of all Material Contracts, including all amendments thereto, have been previously delivered to or made available to Prospector or its Representatives.

Section 3.16 Real and Personal Property.

(a) Personal Property. Except as disclosed in Section 3.16(a) of the Company Disclosure Schedules, each Group Company is the beneficial owner of, and has good and marketable title to or a valid leasehold interest in or other valid contractual right to use, free of all Charges, all assets that are not Intellectual Property or real or immovable property and that are used in connection with its business (other than Permitted Charges). No Group Company is, nor has ever been the owner of, or subject to any Contract, including any option, to own, any immovable or real property or any interest in any immovable or real property. All properties and assets owned or leased by any Group Company (other than Intellectual Property) are in its possession, subject to its control and are located on the properties leased pursuant to the Real Property Leases, except for the computer servers that are currently hosting the Company’s Internet web sites.

(b) Owned Property. No Group Company owns any real property. No Group Company is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property.

(c) Leased Property. Section 3.16(c) of the Company Disclosure Schedules sets forth a true, complete and correct list of all premises at which any Group Company leases, licenses, occupies or subleases real property (collectively, the “Leased Real Propertiesˮ). True, complete and correct copies of all leases, licenses, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Properties by or to any Group Company, including all amendments and modifications thereof (collectively, the “Real Property Leases”), have been made available to Prospector. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, no Event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to Real Property Lease. No party, other than the Company or its Subsidiaries, as applicable, has any right to use or occupy the Leased Real Properties or any portion thereof. None of the Company or any of its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Proceedings or agreements for taking in lieu of condemnation with respect to any portion of the Leased Real Properties. None of the Company or any of its Subsidiaries has assigned, transferred or pledged any interest in any of the Real Property Leases.

Section 3.17 Environmental and Safety Matters.

(a) Each Group Company and the Company’s Business is in material compliance with, all Environmental Laws, applicable Laws, approvals, licences, certificates, or other authorizations by any Governmental Entity with respect to environmental, health or safety matters.

(b) To the knowledge of the Company, (a) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Group Companies; (b) there have been no Hazardous Substances generated by the Group Companies that have been disposed of or come to rest at any site not in conformity with Environmental Laws; and (c) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBsˮ) or PCB-containing equipment used or stored on, and no Hazardous Substance stored on, any site owned or operated by the Group Companies, except for the storage of hazardous waste in compliance with Environmental Laws.

(c) The Company has made available to Prospector true, correct and complete copies of all material environmental records, reports, notifications, certificates of authorization, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments, if any.

(d) No Proceeding is pending or, to the knowledge of the Company, threatened in writing with respect to the Group Companies’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of a material Proceeding under applicable Environmental Laws.

Section 3.18 Assets in Good Condition.

All the physical assets of the Company are in good operating condition and in a state of good maintenance and repair free from defects, normal wear and tear excepted, and fit for the purpose of which they are intended

Section 3.19 Tax Matters.

Except as disclosed in Section 3.19 of the Company Disclosure Schedules:

(a) Each Group Company has prepared and filed (taking into account valid extensions) all material Tax Returns required to have been filed by it or with respect to its income, assets or operations; all such Tax Returns are true, complete and correct in all material respects and were prepared in compliance with all applicable Laws and Orders; and each Group Company has timely paid to the appropriate Governmental Entity all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld from payments made or deemed made to any of its employees, independent contractors, customers, shareholders, and other Persons from whom it is required to withhold Taxes in compliance with all applicable Law and collected and paid to the appropriate Tax Authority all material amounts required to have been collected and paid. Each Group Company is in compliance with all material applicable information reporting and withholding requirements under all applicable Laws.

(c) No Group Company has elected, through action or inaction, to benefit from any payroll tax relief, including tax credits and tax deferrals, under the Families First Coronavirus Response Act (H.R. 6201) or the CARES Act (including pursuant to Sections 2301 and 2302 of the CARES Act) or any similar legislation that addresses the financial impact of COVID-19 on employers.

(d) No Group Company is currently the subject of a Tax Contest. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(e) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the Ordinary Course.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local, or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect any Group Company which agreement, memoranda or ruling would be effective after the Closing Date.

(g) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (v) an election made pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(h) The unpaid Taxes of the Group Companies (i) for all periods ending on or before the date of the Company Financial Statements do not, in the aggregate, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Financial Statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the Ordinary Course.

(i) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of U.S. state or local or non-U.S. income Tax Law, including any similar concept under section 131(g) of the Ordinance). The Israeli Subsidiary is not subject to any reporting obligations under Sections 131D and 131E of the Ordinance or any similar provision under any local Israeli Tax Law, including with respect to value added Taxes.

(j) There are no Charges for Taxes on any assets of any Group Company or any Equity Securities of any Group Company, other than Permitted Charges.

(k) No Group Company was a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the two (2) year period ending on the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Transactions.

(l) Each Group Company is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(m) No written claims have ever been made by any Tax Authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(n) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise an office or fixed place of business in a country other than the country in which it is organized.

(o) The Company (i) is, and has been since its formation, (A) organized under the laws of Canada and (B) treated as a foreign corporation for U.S. federal income tax purposes and (ii) is not, and has never been, (A) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (B) treated as a “domestic corporation” under Section 7874(b) of the Code.

(p) No Group Company (i) has been a member of an affiliated group filing a consolidated, combined or unitary United States federal, state, local or non-U.S. income Tax Return or (ii) has any Liability for the Taxes of any Person under Section 160 of the Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), or as a transferee or successor.

(q) The Company has not, and has never been deemed to have, for purposes of the Tax Act or any relevant Tax legislation, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act or any other applicable Tax Law. Each Group Company has complied in all material respects with the transfer pricing provisions of applicable Tax Laws, including any contemporaneous documentation requirements thereunder.

(r) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the Ordinary Course the principal purpose of which does not relate to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income tax purposes.

(s) There are no circumstances or situations existing, or that have existed, which have resulted, or which could result in the application of sections 17, 78 or 80 to 80.04 of the Tax Act or any equivalent provincial provision to any Group Company.

(t) The Company has not received any refund of Taxes, including Québec deemed payments on account of Tax (scientific research and experimental development tax credit), federal investment tax credit and payments under Section 125.7 of the Tax Act, to which it is not entitled.

(u) None of the Company Shares constitute “taxable Canadian property” for the purposes of Section 116 of the Tax Act.

(v) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(w) The Company has made available to Prospector true, complete and correct copies of any Tax ruling obtained from the Israeli Tax Authorities with respect to Company Options. The Company currently complies in all material respects, and in the past has always complied in all material respects with the relevant written requirements of Section 102 of the Ordinance and the regulations promulgated thereunder, with respect to any Section 102 Company Option issued pursuant to the provisions of such section, and the Company currently complies, and in the past has always complied with the written requirements of Section 3(i) of the Ordinance with respect to the grant of options to independent contractors. Section 102 Company Options have been granted and/or issued, as applicable, in compliance in all material respects with the applicable written requirements of Section 102 of the Ordinance and the written requirements and guidance of the ITA, including, without limitation, the filing of the necessary documents with the ITA, the appointment of an authorized trustee to hold the Section 102 Company Options (the “Section 102 Trustee”), the receipt of all mandatory Consents and tax rulings and the due deposit of such Section 102 Company Options with the Section 102 Trustee pursuant to the terms of Section 102 of the Ordinance and any regulation or written publication issued by the ITA, including the guidance published by the ITA on July 24, 2012 (and its clarification published on November 7, 2012).

(x) The Israeli Subsidiary is duly registered for the purposes of value added Tax, as defined in the Israel Value Added Tax Law of 1975 and the regulations thereunder (the “Israeli VAT Law”). The Israeli Subsidiary has complied in all material respects with the Israeli VAT Law, including with respect to the making on time of accurate Tax Returns and payments and the maintenance of records. The Israeli Subsidiary (i) has not made any exempt transactions (as defined in the Israeli VAT Law) and there are no circumstances by reason of which there might not be an entitlement to full credit of all value added tax chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the ITA all output value added tax which it is required to collect and remit under the Israeli VAT Law; and (iii) has not received a refund or credit for input value added Tax for which it is not entitled under the Israeli VAT Law.

Section 3.20 Insurance.

Section 3.20 of the Company Disclosure Schedules discloses particulars of all the insurance policies held by the Group Companies, including the name of the insurer, the nature of the risks insured against and the amount of coverage. To the knowledge of the Company, no Group Company is in default with respect to any of the provisions contained in any such policies of insurance nor has it failed give any notice or to pay any premium or to make any claim under any such insurance policy. To the Company’s knowledge, there is no reason to believe that any of the insurance policies disclosed in Section 3.20 of the Company Disclosure Schedules will not be renewed by the insurer upon the scheduled expiry of the policy, or that premiums will significantly increase. There are no claims pending or currently being processed under the insurance policies held by any Group Company and, to the knowledge of the Company, there are no incidents, circumstances or occurrences that could give rise to a loss, damage or claim even if such incident, circumstance or occurrence has not yet resulted in a claim filed with the Company’s insurers. Correct and complete copies of all of the insurance policies disclosed in Section 3.20 of the Company Disclosure Schedules have been provided to Prospector by the Company. To the Company’s knowledge, the insurance policies disclosed in Section 3.20 of the Company Disclosure Schedules are sufficient in amount (subject to reasonable deductions) to allow the Group Companies to replace any of its properties that might be damaged or destroyed.

Section 3.21 Intellectual Property.

Section 3.21 of the Company Disclosure Schedules sets out a complete and correct description of: (a) all registered copyrights, registered trademarks, trademark applications, domain names, patents and patent applications, owned or purported to be owned by the Group Companies, and in each case the applicable jurisdictions, the legal and beneficial owner, as well as the current status of same and any applicable annotation such as any patent or patent application which has been marked for abandonment; (b) all material unregistered Marks owned or purported to be owned by the Group Companies; (c) all material unregistered Proprietary Software Materials; (d) all agreements wherein any Intellectual Property has been licensed or granted to a Group Company, provided that the relevant Group Company is not required to disclose the generally available commercial software which is used under standard end-user object code license agreements that has an annual value of less than $25,000; and (e) all material agreements wherein any rights in any Intellectual Property have been licensed by a Group Company to any third party.

Except as disclosed in Section 3.21 of the Company Disclosure Schedules:

(a) A Group Company has not licensed, assigned or otherwise conveyed any Intellectual Property beneficially or legally owned by, purported to be owned by, or licensed to, a Group Company (the “Group Company’s Intellectual Property”);

(b) Each Group Company possesses and is the sole and exclusive beneficial and legal owner of all right, title and interest in and to all Group Company Owned Intellectual Property, free and clear of all Charges (other than Permitted Charges) and options to purchase and has the exclusive right, to use, license or otherwise exploit all of the rights in such Intellectual Property in its Business and none of the foregoing will be adversely affected by (nor will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby;

(c) Each Group Company has the exclusive (where the right is granted on an exclusive basis) right to use, license or otherwise exploit all of the rights which is licensed to the relevant Group Company by a third party, subject to the terms of any relevant license or collaboration agreement pursuant to which the relevant Group Company is granted rights to use or otherwise deal with or exploit the Intellectual Property of a third party;

(d) All items required to be set forth on Section 3.21 of the Company Disclosure Schedules are valid, enforceable, subsisting and in good standing, have been filed and maintained in a timely manner within the appropriate offices to preserve the rights thereto and all assignments have been recorded in favour of the relevant Group Company to the extent recordation within a timely manner is required to preserve the rights thereto;

(e) No royalty or other fee is required to be paid by a Group Company to any Person in respect of the use of any of the Group Company’s Intellectual Property, subject to the terms of any relevant license agreement;

(f) There has been no notice of abandonment, cancellation or unenforceability received by a Group Company as regards the Group Company’s Intellectual Property and, to the Group Company’s knowledge, the Group Company’s Intellectual Property has not been used or enforced or failed to be used or enforced by a Group Company in a manner that would result in the abandonment, cancellation or unenforceability of any such Group Company’s Intellectual Property;

(g) There has been no actual written claim of adverse ownership, invalidity or other opposition to or conflict with the Group Company’s Intellectual Property nor is there any impending or to the knowledge of a Group Company, threatened suit, proceeding, claim, demand or action (and no Group Company has received any written claim) concerning the ownership, use, validity, registrability or enforceability of any of the Company’s Intellectual Property (other than the review of pending patent and trademark applications by applicable Governmental Entities);

(h) The Group Company’s Intellectual Property constitutes all material Intellectual Property necessary for the carrying out of the Group Company’s Business as currently conducted. All licenses to which a Group Company is a party relating to the Group Company’s Intellectual Property or IT Assets are binding and enforceable against a Group Company in accordance with their respective terms and no material default exists thereunder on the part of a Group Company;

(i) The consummation of the transactions contemplated by this Agreement will not violate or breach the terms of any Intellectual Property license, or entitle any other party to any such Intellectual Property license to terminate or modify it, or otherwise adversely affect a Group Company’s rights under it;

(j) To the knowledge of the Company, neither any Group Company nor the operation of the Business (including the Group Company’s use of the Group Company’s Intellectual Property in connection with the operation of the Business and any products or services of the Company or the Business or the development, use, sale, offer for sale, marketing, training, teaching, improving, or commercialization thereof) did or does infringe upon, misappropriate or otherwise violate the Intellectual Property Rights of any Person. There is no pending (or to the knowledge of the Company, threatened) suit, proceeding, claim, demand or action (and the Company has not received any written claim) alleging any of the foregoing;

(k) Each Group Company has taken commercially reasonable precautions and made commercially reasonable efforts (including measures to protect secrecy and confidentiality, where appropriate) to protect the Group Company's Intellectual Property and Confidential Information and to the knowledge of the Company, there are no unauthorized uses or disclosures of any Trade Secrets held by Group Companies. All current and former employees, directors, shareholders, contractors, consultants, agents and representatives of a Group Company who have had access to the Group Company's Intellectual Property and Confidential Information have a legal obligation of confidentiality to the Group Company with respect to such Intellectual Property and Confidential Information. All Persons (including all current and former employees, directors, shareholders, contractors and consultants) who have participated in or contributed to the creation, authorship, modification, or development of any Intellectual Property for or on behalf of the Company have executed and delivered to the Company a written agreement validly assigning to the Company all right, title, and interest (including the right to seek past and future damages with respect thereto) in and to all such Intellectual Property (or all such right, title, and interest vested in the Company by operation of law), and such employees, directors, shareholders, agents, consultants and contractors have waived in favour of the Company, its licensees, successors and assigns all their non-assignable rights (including moral rights, where applicable) therein. To the knowledge of the Company, no Person is in breach of any such agreement;

(l) No current or former director or shareholder, contractor or consultant, or any other Person owns, whether directly or indirectly, any right whatsoever in any Intellectual Property owned by a Group Company;

(m) All current and former employees, directors, shareholders, agents, consultants and third party contractors of a Group Company who develop or have developed Intellectual Property for a Group Company have duly executed and delivered agreements to the relevant Group Company pertaining to the assignment to the Group Company of all Intellectual Property invented or conceived during the course of their employment or engagement by the relevant Group Company, and such agreements are valid and sufficient to vest with the relevant Group Company all rights, titles and interests (including the right to seek past and future damages with respect thereto) in the Intellectual Property (or all such right, title, and interests vest or have vested in such relevant Group Company by operation of law) and, when required, the relevant Group Company has recorded each such assignment with the relevant Governmental Entity as required by applicable Laws, and such employees, directors, shareholders, agents, consultants and third party contractors have waived in favour of the relevant Group Company, its licensees, successors and assigns all their non-assignable rights (including moral rights, where applicable) therein. To the knowledge of the Company, no Person is in breach of any such agreements;

(n) No third party has claimed and notified a Group Company in writing or, to the knowledge of a Group Company, has threatened, that any current or former employee, director, shareholder, agent, consultant or third party contractor of a Group Company that contributed to the development of the Group Company’s Intellectual Property has, as a result of such contribution, violated the terms and conditions of his or her employment, non-competition, non-disclosure or inventions agreement with such third party or disclosed or used any trade secret of such third party;

(o) To the knowledge of the Company, during the period in which the IP Contributors were developing the Company’s Intellectual Property, the IP Contributors were not employed or engaged in any capacity by any third party. To the knowledge of the Company, the IP Contributors are not and were not, during the period in which the IP Contributors were developing any of the Company’s Intellectual Property, employed by or engaged as a consultant, advisor, researcher, student or otherwise with any university, other academic institution or research center, Governmental Entities, or medical institution (collectively, “Third Party Institutions”) and, to the knowledge of the Company, no such Third Party Institution had, has, or may have any right in or claim to any of the Intellectual Property of the Company;

(p) To the knowledge of each Group Company, there has been no public disclosure, sale or offer for sale of any invention owned by a Group Company and forming a part of the Group Company’s Intellectual Property, by a Group Company (such as a non-confidential publication or presentation by an employee, officer, or director) that may materially affect a Group Company obtaining or sustaining valid patent rights to such invention;

(q) To the knowledge of each Group Company, there has been no public disclosure, sale or offer for sale of any invention described in a patent application (in preparation or filed and in good standing) and forming a part of the Intellectual Property owned by a Group Company by a third party that would materially prevent a Group Company from obtaining or sustaining valid patent rights to such invention;

(r) To the knowledge of each Group Company, there is no publication, such as a patent, published or laid-open patent application, journal article, catalogue, promotion, or specification, of a third party which, to the knowledge of each Group Company, would prevent a Group Company from obtaining or sustaining valid patent rights to any material invention described in a patent or a patent application (in preparation or filed and in good standing) and forming part of the Intellectual Property owned by a Group Company;

(s) To the knowledge of each Group Company, no Person has infringed or misappropriated, or is infringing or misappropriating, the Group Company’s Intellectual Property or Confidential Information;

(t) Each Group Company is in compliance with all open source or similar licenses governing any Software Material used by the Group Companies. Each Group Company has used commercially reasonable efforts to maintain the confidentiality of the source code and confidential system documentation relating to all Proprietary Software Materials. No Person other than the Group Companies (or its hosting providers who are not granted rights to use or access such code other than to host the Proprietary Software Materials at the direction of the relevant Group Company) possesses, or has an actual or contingent right to access or possess (including pursuant to escrow), a copy in any form of source code of any Proprietary Software Materials or system documentation therefor.

(u) Each Group Company has maintained or caused to be maintained the rights to the Group Company’s Intellectual Property, including the patents and patent applications listed in Section 3.21 of the Company Disclosure Schedules, in full force and effect through the date hereof and is maintaining patents, patent applications and registrations diligently and has renewed or has made within an applicable renewal period ending on or prior to the date hereof application for renewal of all of the registered Group Company’s Intellectual Property owned by a Group Company, including the patents and patents application listed in Section 3.21 of the Company Disclosure Schedules, and subject to expiration on or prior to the date hereof all maintenance fees and similar annuity payments have been made in each jurisdictions requiring such payments;

(v) Each Group Company has not made available to any third party any Software Materials forming part of the Group Company’s Intellectual Property except in the Ordinary Course, including but not limited to providing Software Materials (i) to buyers, suppliers, strategic partners, customers, distributors and manufacturers of a Group Company’s products and (ii) for the purposes of developing or evaluating Intellectual Property;

(w) None of the Group Company’s Intellectual Property has been developed with the assistance or use of any funding from third parties or third-party agencies, including without limitation funding from any Governmental Entity;

(x) The Software Materials do not contain any undisclosed program routine, device or other feature, including viruses, worms, bugs, time locks, Trojan horses or back doors, in each case that is designed to delete, disable, deactivate, interfere with or otherwise harm such Software Materials, and do not contain any virus or other intentionally created, undocumented contaminant that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data, except the foregoing representation and warranty is not made for any Software Material that is not Group Company Owned Intellectual Property;

(y) None of the Software Materials (other than shrink-wrap Software Materials) owned by, licensed to or used by a Group Company contains any open source, copy left or community source code, including any libraries, software or code licensed under the General Public License, Lesser General Public License or any other license agreement or arrangement: (i) obliging the Company to make source code developed by a Group Company publicly available; (ii) imposing any restriction on the consideration to be charged for the distribution of the Group Company’s products or services or Group Company Owned Intellectual Property; (iii) imposing any restriction on a Group Company from asserting its rights, including patent and other intellectual property rights; or (iv) imposing any other material limitation, restriction, or condition on the right of a Group Company with respect to its use or distribution of the Group Company Owned Intellectual Property in each case, whether or not approved by the Open Source Initiative;

(z) Neither a Group Company nor any Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person or permitted the disclosure or delivery to any escrow agent or other Person of any source code for the Group Company Owned Intellectual Property; and

(aa) The Company IT Assets (i) are sufficient for the needs of the Business as currently conducted, including as to capacity, scalability, and ability to process current volumes in a timely manner, and (ii) operate and perform in all material respects as required for the conduct of the Business as presently conducted. Each Group Company has implemented commercially reasonable security to ensure the confidentiality, integrity and availability of data contained on the Company IT Assets, including backup, anti-virus, security and disaster recovery technology, policies and procedures in compliance with applicable Law and customary industry practices.

(bb) With respect to the exclusive license granted to the Institut National D’Optique (“INO”) dated December 21, 2009 wherein a Group Company granted an exclusive license to INO to the patents listed as items #2, #3 and #5 of Annex B and the know how listed in Annex C of such agreement (the “Patents and Know How”), none of the inventions or technology disclosed in the Patents and Know How are currently commercialized, no Group Company currently has the intent to use such inventions or technology in the future, and not using such inventions or technology does not have nor will it have any impact on any Group Company's present or currently planned operations.

Section 3.22 AI and Training Data

Except as disclosed in Section 3.22 of the Company Disclosure Schedules:

(a) Section 3.22 of the Company Disclosure Schedules lists and describes all datasets that: (1) the Company considers proprietary and material to the Business; (2) have been used within or to make available the Company’s products and related services; or (3) otherwise have been used in connection with any of the training, validation, testing, development and deployment of any AI Technologies comprising any Company Owned Intellectual Property (the “Company Datasets”).

(b) Except as disclosed in Section 3.22 of the Company Disclosure Schedules (the “Licensed Company Datasets”), the Company or any of the Group Companies are the sole beneficial and legal owner of all right, title and interest in and to the Company Datasets (the datasets forming part of the Company Datasets other than the Licensed Company Datasets, the “Owned Company Datasets”).

(c) Each Group Company has: (i) been in compliance with all Contracts with respect to Licensed Company Datasets; and (ii) provided all notices and disclosures, obtained all Consents and permissions, and otherwise has all rights and authority, in each case as required under applicable Laws, to use and otherwise process Licensed Company Datasets to conduct the Business as conducted in the 12 months preceding the date of this Agreement, including to: (1) improve the Company’s products and related services, including to enhance, train and develop its AI Technologies; (2) develop new products and related services; and (3) to generate Owned Company Datasets.

(d) Each Group Company’s processes ensure that training procedures for the AI Technology components of Company Owned Intellectual Property are reproducible in a manner consistent with industry standard procedures that allows for similar or equivalent models to be retrained, and each Group Company maintains a technical description of any neural networks used in or with any products (including a description of the learning rates selected for each such neural network) that is a sufficiently detailed, in each case so that, provided equivalent training data, source code, and metadata being available by somebody are available, the neural network can be retrained, debugged and improved from time to time by data scientists, engineers and programmers skilled in the development of AI Technologies.

(e) Each Group Company maintains or adheres to industry standard practices relating to responsible use of AI Technology, including policies, protocols and procedures for identifying and mitigating bias in any training data comprising the Company Datasets, and complies to them. There has been no complaint, claim, proceeding or, litigation or governmental inquiry or investigation alleging that, or questioning whether, Company Datasets used in the development, training, improvement or testing of any Group Companies’ products or services was biased, untrustworthy or manipulated in an unethical or unscientific way and no report, finding or impact assessment of any internal or external auditor or other third party that makes any such allegation.

(f) All Company Owned Intellectual Property was created and was and is enhanced exclusively using data and other information that each Group Company had and has a right to keep and to use for that purpose. Each Group Company has obtained all necessary permissions and Consents from customers to use data from the equipment and premises of such customers that are collected by, and provided to, such Group Company, including through its products and services.

Section 3.23 Permits, Registrations and Elections.

(a) Each Group Company holds all permits, Consents, product authorizations and franchises (collectively, “Permits”) which it requires, or is required to have, to own its properties and assets and to carry on the Business, other than Permits which individually or in the aggregate are not material to the operation of the Business (each, a “Material Permit”). Each Material Permit is in full force and effect, each Group Company is in compliance with all the terms and conditions relating to the Material Permits and there are no proceedings in progress, pending or, to the knowledge of the Company, threatened which may result in revocation, cancellation, suspension or any adverse modification of any of the Material Permits. Neither the terms and conditions relating to the Material Permits nor the legislation or regulations pursuant to which the same were issued require that any Consent or approval of, or filing with or notice to, any Governmental Entity or other Person be made to assure the continued holding by the Company of the Material Permits after completion of the Transactions.

(b) Section 3.23 of the Company Disclosure Schedules provides a true, complete and correct list of all received, pending and outstanding grants, incentives and subsidies from any Governmental Entity or any agency or affiliate thereof (collectively, “Grants”), including, without limitation, the Israeli Innovation Authority (the “IIA”), the Executive Agency for Small and Medium-sized Enterprises (the “EASME”) of European Commission, Israel-United States Binational Industrial Research and Development (BIRD), or any international or bilateral fund, institute or organization, and with respect to each such grant, the following details: (a) the aggregate amount of any such grant; (b) the aggregate outstanding obligations, if any, of each Group Company with respect to royalties or other payments; (c) any amounts of royalties or other payment paid on account of such grants and the balance or unused grant amounts available to the Company, if any; (d) any royalty or other payment schedule applicable to each grant; and (e) any action, suit, claim, inquiry, proceeding or investigation in any case by or before any Governmental Entity relating to any such governmental grant.

(c) In connection with any grants received, or applied for, by the Israeli Subsidiary from the IIA (collectively, “IIA Grants”), and other Grants the Company has made available to Prospector true and complete copies of (i) all records, reports, notifications, certificates of authorization, permits, pending permit applications, applications and related documents and material correspondence by and between the Israeli Subsidiary and the IIA or other applicable Governmental Entity; and (ii) all certificates of approval and letters of approval (and supplements thereto) granted to the Israeli Subsidiary by the IIA. In each such application submitted by or on behalf of the Israeli Subsidiary, the Israeli Subsidiary has accurately and completely disclosed to the IIA all information required in connection with such application. Except for undertakings set forth in such letters of approval or imposed under the R&D Law (as such term is defined below), there were no undertakings of the Israeli Subsidiary given in connection with any IIA Grants. Each of the Israeli Subsidiary and each other Group Company is, and has at all times been, in compliance in all material respects, with the terms, conditions, requirements, undertakings and criteria of or in connection with the Grants, including the IIA Grants, to which it is bound including all requirements imposed or applicable under the Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744 – 1984 and other applicable Law (collectively, the “R&D Law”), and has duly fulfilled, in all material respects, all conditions, undertakings, obligations and requirements relating thereto.

(d) In connection with any grants received by the Israeli Subsidiary (including the IIA Grants), no event has occurred, and no circumstance or condition exists, that would or that would reasonably be expected to give rise to or serve as the basis for: (i) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of any such governmental grant; (ii) the imposition of any limitation on any such grant or any benefit available in connection with any such grant; (iii) a requirement that the Israeli Subsidiary return or refund any benefits provided under any such grant; or (iv) an increased or out of the Ordinary Course payment by the Israeli Subsidiary under any such grant for any reason (including, for this purpose, any aggregate repayment obligation above the grant amount).

Section 3.24 Compliance with Applicable Laws

Except as disclosed in Section 3.24 of the Company Disclosure Schedules, each Group Company (a) conducts, and has for the last three (3) years conducted, its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order, including any Law or Order related to COVID-19, and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in the case of each of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to such Group Company.

Section 3.25 Litigation and Other Proceedings.

Except as disclosed in Section 3.25 of the Company Disclosure Schedules, there is no court claim, action, suit or other similar proceeding (whether civil, administrative, regulatory, quasi-criminal, criminal or other), no arbitration or other dispute settlement procedure, no investigation or inquiry by any Governmental Entity and no similar matter or proceeding (collectively “Proceedings”) against or involving any Group Company or its Subsidiaries (whether in progress or threatened). No Event has occurred which might give rise to any Proceedings and there is no judgment, decree, injunction, rule, award or Order of any Governmental Entity outstanding against any of the Group Companies. No Group Company is, nor has at any time in the last three (3) years been, subject to any judgment, order or decree, entered in any lawsuit or proceeding, nor has any Group Company settled any claim. Except as disclosed in Section 3.25 of the Company Disclosure Schedules, no Group Company is, nor has at any time in the last three (3) years been the plaintiff or complainant in any action, claim, suit or proceeding, arbitration or alternative dispute resolution process. To the knowledge of the Company, none of its officers, directors or Management Employees is a party or is named as subject to the provisions of any Order, writ, injunction, judgment or decree of any court or Governmental Entity or instrumentality. There is no action, suit, proceeding or investigation by any Group Company pending or which such Group Company intends to initiate. No complaint, grievance, claim, work order or investigation has been filed, made or commenced against any Group Company pursuant to any applicable Laws including the Labour Code (Québec), the Act Respecting Labour Standards (Québec), the Act Respecting industrial accidents and occupational diseases (Québec), the Act Respecting occupational health and safety (Québec) or other any similar applicable legislation of Canada, the Province of Québec or of any other applicable jurisdiction.

Section 3.26 Corporate Records and Books of Account.

The Corporate Records are true, complete and accurate, and contain copies of all of the articles, by-laws and resolutions adopted by the shareholders and directors (and any committees) of each Group Company since the date of its incorporation, all of which have been duly adopted, and registers of all past or present securities, shareholders and securities issuances, redemptions and transfers. All books of account, Tax records, and sales and purchase records of the Company and each of its Subsidiaries have been properly and accurately kept and completed in all material respects.

Section 3.27 No Brokers, Etc.

No broker, finder, agent or similar intermediary has acted on behalf of the any Group Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable by any Group Company in connection herewith.

Section 3.28 Rights of Registration.

No Group Company is under the obligation to file one or more prospectuses under Securities Laws in order to permit the distribution of any of its securities or any securities issuable upon exercise or conversion of its securities.

Section 3.29 Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.

Except as disclosed in Section 3.29 of the Company Disclosure Schedules:

(a) For the past five (5) years, neither the Group Companies nor any of their directors, officers or employees, nor, to the Company’s knowledge, any of their agents, or other third-party representatives acting for or on behalf of any of the foregoing is or has been a Sanctioned Person or otherwise is engaging or has engaged in dealings with a Sanctioned Person.

(b) For the past five (5) years, the Group Companies have not violated in any material respect any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, or Anti-Money Laundering Laws.

(c) For the past five (5) years, none of the Group Companies nor any of their directors or officers nor, to the Company’s knowledge, any of their employees, agents, or any third-party representatives acting for or on behalf of any of the foregoing has, in contravention of any Anti-Corruption Laws, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate which was not in compliance with domestic Law or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(d) For the past five (5) years, none of the Group Companies has, to the Company’s knowledge, been the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, or Anti-Money Laundering Laws.

(e) Notwithstanding anything in this Agreement, nothing in this Agreement shall require the Company or its Affiliates, or any director, officer, employee or agent of the foregoing, to commit an act or omissions that contravenes the Foreign Extraterritorial Measures Act (Canada), or any Order promulgated thereunder.

(f) Notwithstanding anything in this Agreement, including but not limited to the representations made under this Section 3.29, neither the Company nor any of the Company’s directors, officers, employees, agents or attorneys have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign public official” (as such term is defined in the Corruption of Foreign Public Officials Act, as amended (the “CFPO”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its directors, officers, employees, agents or attorneys have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Neither the Company nor, to the knowledge of the Company, any of its officers, directors, employees, agents or attorneys are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the CFPO or any other Anti-Corruption Laws.

(g) The Business as conducted as of the date of this Agreement does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, import or export is restricted under applicable Law, and the conduct of the Business as currently conducted as of the date of this Agreement does not require obtaining a license under applicable Law from any Governmental Entity, including, to the extent applicable, permits pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 5734-1974, as amended, the Ex-Im Laws, or pursuant to any other applicable Law regulating the development, commercialization, import or export of such technology.

Section 3.30 Data Privacy.

(a) Except as disclosed in Section 3.30(a) of the Company Disclosure Schedules, each Group Company is, and has in the past three (3) years been, in compliance in all material respects with Privacy Laws, as well as all Contracts, notices and Consents and other obligations and commitments applicable to the Processing of Personal Information, sending of commercial electronic messages or installation computer programs by the Company in connection with the Business.

(b) Each Group Company has the right to use, in compliance in all material respects with Privacy Laws and Contracts relating, in whole or in part, to the Processing of Personal Information, (i) the Software Materials, including publicly available data therein, (ii) Personal Information and (iii) any information derived from Personal Information, in the manner that such information is used.

(c) Each Group Company has a publicly posted privacy policy to the extent required under applicable Privacy Laws, and such policy accurately describes the Processing of Personal Information in connection with the Business in compliance in all material respects with Privacy Laws.

(d) Each Group Company has established, implemented and adhered to technical, administrative, physical, operational, and organizational measures that are commercially reasonable to comply with applicable Privacy Laws, and Contracts relating, in whole or in part, to the Processing of Personal Information, and such measures are appropriately designed to protect and maintain the confidential nature of any Personal Information processed by such Group Company against any Breach of Security Safeguards with respect to such Personal Information.

(e) No Group Company has, in the past three (3) years, (i) had any Breaches of Security Safeguards; (ii) been required to notify any Person or Governmental Entity of any Breach of Security Safeguards; or (iii) been adversely affected by a denial of service which would be material to the Business or other attack designed to interrupt operations or interrupt access to such Group Company’s information technology systems, including ransomware attacks.

(f) Since the date that is three (3) years prior to the date hereof, there have been no written claims, orders, undertakings, compliance agreements entered into, or investigations (formal or informal) by any Governmental Entity (including investigations and orders issued by any privacy regulator) in connection with any breach of any Privacy Laws by the Group Companies, the Processing of Personal Information by or on behalf of any of the Group Companies, a Breach of Security Safeguards, or the privacy policies or practices of the Company.

(g) The Company has provided, in Section 3.30(g) of the Company Disclosure Schedules, a description of its automated collection of street-level data. Except as described in Section 3.30(g) of the Company Disclosure Schedules, no Group Company Processes Personal Information (other than employee information and website visitor information) in the course of conducting its Business.

(h) Each Group Company (i) has lawful authority for sending commercial electronic messages, in compliance with Privacy Laws, and has retained accurate and complete information and records upon which to ground such lawful authority; (ii) has not entered into any undertakings pursuant to any Anti-Spam Laws; and (iii) has not received any correspondence relating to, or notice of proceeding, relating to, an alleged contravention of Anti-Spam Laws.

Section 3.31 Financial Assistance.

Except as set forth on Section 3.31 of the Company Disclosure Schedules, none of the Group Companies have applied for a loan, loan guarantee, direct loan or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility (collectively “Financial Assistance”) (i) that is established under Law, including, without limitation, the COVID-19 Programs; and (ii) (a) that requires under Law (or any regulation, guidance, interpretation or other pronouncement of a Governmental Entity with jurisdiction for such program or facility) as a condition of such Financial Assistance, that any of the Group Companies agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase during a specified period, any equity security of any of the Group Company or of any Affiliate of the Group Companies, and/or that it has not, as of the date specified in such condition, made a dividend or other capital distribution or will not make a dividend or other capital distribution during a specified period, or (b) to the knowledge of the Company, where the terms of this Agreement would cause the Group Companies under any circumstances to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance.

Section 3.32 Non-discrimination.

The Company does not promote violence, incite hate or discriminate on the basis of sex, gender identity or expression, sexual orientation, colour, race, ethnic or national origin, religion, age or mental or physical disability, contrary to applicable laws.

Section 3.33 Information Supplied.

None of the information supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Prospector Holders or at the time of the Prospector Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation; provided, however, that the Company makes no representation with respect to any forward looking statements supplied by or on behalf of the Group Companies for inclusion in, or relating to information to be included in the Registration Statement / Proxy Statement.

Section 3.34 Investigation; No Other Representations.

(a) The Company and Newco, on their own behalf and on behalf of its Representatives, acknowledge, represent, warrant and agree that (i) they have conducted their own independent review and analysis of, and, based thereon, have formed an independent judgment concerning, the business, assets, condition, operations and prospects of, Prospector and (ii) they have been furnished with or given access to such documents and information about Prospector and its business and operations as they and their Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company and Newco have relied solely on their own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which they are or will be a party and no other representations or warranties of Prospector, any Prospector Non-Party Affiliate or any other Person, either express or implied, and the Company and Newco, on their own behalf and on behalf of their Representatives, acknowledge, represent, warrant and agree that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which they are or will be a party, none of Prospector, any Prospector Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.35 Investment Canada Act.

None of the Group Companies provides any of the services, or engages in any of the activities of a “cultural business” within the meaning of the Investment Canada Act (Canada).

Section 3.36 Private Issuer Status.

The Company is a “private issuer”, as such term is defined in Section 2.4 of National Instrument 45-106 – Prospectus Exemptions.

Section 3.37 Company Shareholders Agreement.

Immediately prior to the execution of this Agreement, the Company and Company Shareholders amended Section 1.1 of the Company Shareholders Agreement to modify the definition of “Qualified IPO” in the following manner:

“Qualified IPO” means:

i.	a public offering pursuant to a registration statement which is declared effective under the United States Securities Act of 1933, as amended (the “Securities Act”), or a prospectus filed under the securities legislation of Québec or Ontario in respect of which a final receipt is obtained, in either case covering the offering and sale of Common Shares of the Corporation at a price that represents an aggregate pre-money equity value of the Corporation of at least US$200 million, and that results in aggregate gross proceeds (before deducting underwriting discounts, commissions and the expenses of the offering) from the offering of at least US$40 million and the listing of the Corporation’s Common Shares on the Toronto Stock Exchange, the New York Stock Exchange and/or the Nasdaq Stock Market, LLC; or

ii.	a business combination transaction involving the Corporation and a special purpose acquisition corporation (the “SPAC”) and any related private placements that result in the listing of the shares of the Corporation or of an affiliate or successor entity thereof on the Toronto Stock Exchange, the New York Stock Exchange and/or the Nasdaq Stock Market, LLC and that contemplate a pre-money equity value of the Corporation of at least US$200 million and aggregate gross proceeds (before deducting deferred underwriting fees of the SPAC, placement agent commissions and any other transaction expenses) from the business combination transaction and/or related private placement of at least US$40 million.”

Section 3.38 TID U.S. Business.

No Group Company is a TID U.S. business as defined at 31 C.F.R. §800.248.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO PROSPECTOR

Subject to Section 8.8, except as set forth on the Prospector Disclosure Schedules, or except as set forth in any Prospector SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), Prospector hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification.

(a) Prospector is an exempted company, duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation. Prospector has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Prospector Material Adverse Effect or prevent, materially delay or materially impair the ability of Prospector to timely consummate the Transactions.

(b) The copies of Prospector’s Governing Documents available as part of the Prospector SEC Reports are true, correct and complete and in full force and effect. Prospector is not in breach or violation of any provisions set forth in Prospector’s Governing Documents.

(c) Prospector is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Prospector Material Adverse Effect or prevent, materially delay or materially impair the ability of Prospector to timely consummate the Transactions.

Section 4.2 Capitalization.

(a) Section 4.2(a) of the Prospector Disclosure Schedules sets forth a true, complete and correct statement of the number and class or series (as applicable) of the issued and outstanding Prospector Shares and the Prospector Warrants as of the date hereof. All outstanding Equity Securities of Prospector (except to the extent such concepts are not applicable under the applicable Law of Prospector’s jurisdiction of incorporation or other applicable Law) as of the date hereof and as of immediately prior to the consummation of the Prospector Amalgamation are or will be duly authorized and validly issued, fully paid and non-assessable. Except for the Prospector Shares and Prospector Warrants set forth on Section 4.2(a) of the Prospector Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the Prospector Shares and the Prospector Warrants as a result of, or to give effect to, the Prospector Continuance and assuming that no Prospector Shareholder Redemptions are effected), as of the date hereof and as of immediately prior to the Prospector Share Issuance, there are and shall be no other outstanding Equity Securities of Prospector.

(b) The outstanding Equity Securities of Prospector (1) were not issued in violation of the Governing Documents of Prospector, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights or similar rights of any Person granted by Prospector and (3) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Laws. Except as set forth on Section 4.2(b) of the Prospector Disclosure Schedules, there are no voting trusts, proxies or other Contracts to which Prospector is a party with respect to the voting or transfer of Prospector’s Equity Securities.

(c) Other than the Prospector Warrants and Prospector Shareholder Redemptions, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Prospector to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Prospector.

(d) Prospector does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and Prospector is not a partner or member of any partnership, limited liability company or joint venture.

(e) Prospector does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other Person.

Section 4.3 Authority.

Prospector has the requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Prospector Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which Prospector is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of Prospector. This Agreement and each Ancillary Document to which Prospector is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by Prospector and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of Prospector (assuming that this Agreement and the Ancillary Documents to which Prospector is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against Prospector in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.4 Board Approval; Vote Required.

The Prospector Board (including any required committee or subgroup of such board), by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has (a) determined that the Transactions are in the best interests of Prospector and its shareholders and declared it advisable, to enter into this Agreement and the Ancillary Documents to which Prospector is or will be a party and to consummate the Transactions, (b) approved the execution, delivery and performance by Prospector of this Agreement, the Ancillary Documents to which Prospector is or will be a party and the transactions contemplated hereby and thereby (including the Prospector Continuance and the Transactions) and (c) resolved to recommend, among other things, that the holders of Prospector Shares vote in favor of the approval of this Agreement and the transactions contemplated by this Agreement (including the Prospector Continuance and the Transactions), and directed that this Agreement and the Transactions be submitted for consideration by the shareholders of Prospector at the Prospector Shareholders Meeting. The Prospector Shareholder Approval is the only vote of the holders of any class or series of capital stock of Prospector necessary to approve the Transactions.

Section 4.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent of any Governmental Entity is required on the part of Prospector with respect to Prospector’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which Prospector is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act or under any Foreign Antitrust Laws, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the Surviving Company Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) such filings and approvals required in connection with the Prospector Continuance, (v) the Prospector Shareholder Approval or (vi) any other Consents, the absence of which would not have a Prospector Material Adverse Effect.

(b) Subject to the receipt of the Prospector Shareholder Approval and the adoption and approval of the Prospector Articles Amendments, neither the execution, delivery or performance by Prospector of this Agreement nor the Ancillary Documents to which Prospector is or will be a party nor the consummation by Prospector of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of Prospector’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Prospector is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which Prospector or any of its properties or assets are bound or (iv) result in the creation of any Charge (other than Permitted Charges) upon any of the assets or properties of Prospector, except in the case of clauses (ii) through (iv) above, as would not have a Prospector Material Adverse Effect or prevent, materially delay or materially impair the ability of Prospector to timely consummate the Transactions.

Section 4.6 SEC Filings.

Other than as set forth on Section 4.6 of the Prospector Disclosure Schedules, Prospector has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, including all of the statements, forms, reports and documents filed or furnished by it in connection with and subsequent to its initial public offering, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Prospector SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Prospector SEC Reports”). Each of the Prospector SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional Prospector SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Prospector SEC Reports or the Additional Prospector SEC Reports (for purposes of the Additional Prospector SEC Reports, assuming that the representation and warranty set forth in Section 3.21(bb) is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Prospector SEC Reports did not contain any Misrepresentation (for purposes of the Additional Prospector SEC Reports, assuming that the representation and warranty set forth in Section 3.21(bb) is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Prospector SEC Reports. To the knowledge of Prospector, none of the Prospector SEC Reports or the Additional Prospector SEC Reports is subject to ongoing SEC review or investigation.

Section 4.7 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Prospector’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or as a “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, other than as described in Prospector’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, September 30, 2021 and March 30, 2022 and in its Annual Reports on Form 10-K for the years ended December 31, 2021 (as amended) and December 31, 2022 (i) Prospector has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Prospector’s financial reporting and the preparation of the Prospector Financial Statements for external purposes in accordance with GAAP and (ii) Prospector has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Prospector is made known to Prospector’s principal executive officer and principal financial officer by others within Prospector.

(b) Prospector has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, Prospector has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Prospector Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Prospector, threatened against Prospector by Nasdaq or the SEC with respect to any intention by such entity to deregister Prospector Class A Shares or prohibit or terminate the listing of Prospector Class A Shares on Nasdaq. Prospector has not taken any action that is designed to terminate the registration of Prospector Class A Shares under the Exchange Act.

(d) The Prospector SEC Reports contain true and complete copies of the applicable Prospector Financial Statements. The Prospector Financial Statements (i) fairly present in all material respects the financial position of Prospector as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Prospector Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Prospector has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) transactions are executed in accordance with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Prospector’s assets. Prospector maintains and, for all periods covered by the Prospector Financial Statements, has maintained, books and records of Prospector in the Ordinary Course that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Prospector in all material respects.

(f) Since its incorporation, except as set forth on Section 4.7(f) of the Prospector Disclosure Schedules, Prospector has not received any written complaint, allegation, assertion or claim that there is (i) to Prospector’s knowledge, “significant deficiency” in the internal controls over financial reporting of Prospector to Prospector’s knowledge, (ii) to Prospector’s knowledge, a “material weakness” in the internal controls over financial reporting of Prospector or (iii) Fraud or corporate misappropriation, whether or not material, that involves management or other employees of Prospector who have a significant role in the internal controls over financial reporting of Prospector.

Section 4.8 Trust Account.

As of the date of this Agreement, Prospector has an amount in cash in the Trust Account equal to at least $22,000,000. The funds held in the Trust Account are held pursuant to, and in accordance with, that certain Investment Management Trust Agreement, dated as of January 7, 2021 (the “Trust Agreement”), between Prospector and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Prospector SEC Reports or the Additional Prospector SEC Reports to be inaccurate in any material respect or, to Prospector’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of Taxes, (ii) the Pre-Closing Prospector Holders who shall have elected to redeem their Prospector Class A Shares pursuant to the Governing Documents of Prospector or (iii) if Prospector fails to complete a business combination within the allotted time period set forth in the Governing Documents of Prospector and liquidates the Trust Account, subject to the terms of the Trust Agreement, Prospector (in limited amounts to permit Prospector to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Prospector) and then the Pre-Closing Prospector Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Prospector and the Trust Agreement. As of the date of this Agreement, Prospector has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Prospector, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or Proceedings pending with respect to the Trust Account. Since January 12, 2021, other than the Prospector Shareholder Redemptions in connection with the extension of Prospector’s window to complete a business combination, Prospector has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of Taxes or (B) to the Pre-Closing Prospector Holders who have elected to redeem their Prospector Class A Shares pursuant to the Governing Documents of Prospector, each in accordance with the terms of and as set forth in the Trust Agreement, Prospector shall have no further obligation under either the Trust Agreement or the Governing Documents of Prospector to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein or in any Ancillary Document and the compliance by the Company with its obligations hereunder, Prospector has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Prospector on the Closing Date.

Section 4.9 Listing.

The issued and outstanding Prospector Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PRSRU.” The issued and outstanding Prospector Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PRSR”. The issued and outstanding Prospector Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PRSRW.” There is no Proceeding pending or, to the knowledge of Prospector, threatened in writing against Prospector by Nasdaq or the SEC with respect to any intention by such entity to deregister the Prospector Units, the Prospector Class A Shares or the Prospector Warrants or terminate the listing of Prospector on Nasdaq. None of Prospector or any of its Affiliates has taken any action in an attempt to terminate the registration of the Prospector Units, the Prospector Class A Shares or the Prospector Warrants under the Exchange Act. Prospector is not in violation of any of the rules and regulations or applicable continuing listing requirements of Nasdaq.

Section 4.10 Contracts.

Section 4.10 of the Prospector Disclosure Schedules lists all material Contracts excluding any Contract disclosed in the Prospector SEC Reports, to which Prospector is a party or by which Prospector or any of its assets or properties is bound, including without limitation any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by Prospector, any Contract relating to Indebtedness of Prospector, any Contract requiring Prospector to guarantee the Liabilities of any Person and any Contract regarding any material indemnification obligations incurred or provided by Prospector, and full and accurate copies of all such Contracts have been provided to the Company, including any Contract providing for any Prospector Change of Control Payment of the type described in clause (a) of the definition thereof. (a) Each Contract required to be listed in Section 4.10 of the Prospector Disclosure Schedules is valid and binding on Prospector and, to the knowledge of Prospector, the counterparty thereto, and is in full force and effect, (b) Prospector and, to the knowledge of Prospector, the counterparties thereto are not in material breach of, or material default under, any such Contract, (c) to Prospector’s knowledge, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder (including as a result of COVID-19) or cause the acceleration of Prospector’s obligations thereunder or result in the creation of any Charge, other than Permitted Charges, (d) Prospector has delivered or made available to the Company true, complete and accurate copies of such Contracts, including all material amendments, schedules, ancillary documents, annexes, exhibits or certificates related thereto, and (e) as of the date hereof, Prospector has not received written, or, to Prospector’s knowledge, oral notice of termination, cancellation or non-renewal of any such Contract.

Section 4.11 Absence of Changes.

Since the IPO to the date of this Agreement, (a) no Prospector Material Adverse Effect has occurred and (b) except as otherwise reflected in the Prospector Financial Statements, actions or omissions taken as a result of COVID-19 and COVID-19 Measures or as expressly contemplated or permitted by this Agreement, (i) Prospector has conducted its business in the ordinary course and in a manner consistent with past practice in all material respects; and (ii) Prospector has not taken any action that would require the consent of the Company if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b).

Section 4.12 Litigation.

There is (and since Prospector’s incorporation, there has been) no Proceeding pending or, to Prospector’s knowledge, threatened by or against Prospector that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to Prospector, taken as a whole or prevent, materially delay or materially impair the ability of Prospector to timely consummate the Transactions. None of Prospector nor any of its properties or assets is subject to any material Order (including any Order that would prevent, materially delay or materially impair the ability of Prospector to timely consummate the Transactions). As of the date of this Agreement, there are no material Proceedings by Prospector pending against any other Person.

Section 4.13 Compliance with Applicable Law.

Prospector (a) conducts, and for the past three (3) years has conducted, its business in accordance with all Laws and Orders applicable to Prospector and is not in violation of any such Law or Order, including any Law or Order related to COVID-19, and (b) has not received any written communications from a Governmental Entity that alleges that Prospector is not in compliance with any such Law or Order, except in the case of each of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to Prospector, taken as a whole.

Section 4.14 Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.

(a) For the past five (5) years, neither Prospector nor any of its directors or officers, nor, to Prospector’s knowledge, any of its employees, agents, or other third-party representatives acting for or on behalf of any of the foregoing, is or has been a Sanctioned Person or otherwise is engaging or has engaged in dealings with a Sanctioned Person.

(b) For the past five (5) years, Prospector has not violated in any material respect any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws or Anti-Money Laundering Laws.

(c) For the past five (5) years, neither Prospector nor any of its directors or officers, nor, to Prospector’s knowledge, any of its employees, agents, or any third-party representatives acting for or on behalf of any of the foregoing has, in contravention of any Anti-Corruption Laws (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate which was not in compliance with domestic Law or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(d) For the past five (5) years, Prospector has not, to Prospector’s knowledge, been the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws or Anti-Money Laundering Laws.

(e) Notwithstanding anything in this Agreement, including but not limited to the representations made under Section 4.13 of this Agreement, nothing in this Agreement shall require Prospector or its Affiliates, or any director, officer, employee or agent of the foregoing, to commit an act or omissions that contravenes the Foreign Extraterritorial Measures Act (Canada), or any Order promulgated thereunder or any similar applicable Laws.

Section 4.15 Employees

Prospector has never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Prospector’s officers and directors in connection with activities on Prospector’s behalf in an aggregate amount not in excess of the amount of cash held by Prospector outside of the Trust Account, Prospector has no unsatisfied liabilities with respect to any director or officer. Prospector does not currently maintain or have any liability under any employment or employee benefit plan, program, agreement, policy or arrangement, and neither the execution and delivery of this Agreement nor the Ancillary Documents nor the consummation of the Transactions will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Prospector, or (b) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Prospector being classified as an “excess parachute payment” under Section 280G of the Code.

Section 4.16 Not an Investment Company.

Prospector is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” within the meaning of the Investment Company Act, and the rules and regulations promulgated thereunder.

Section 4.17 Business Activities Assets.

Since its incorporation, Prospector has not conducted any business activities other than activities (a) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (b) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Prospector’s Governing Documents, there is no Contract binding upon Prospector or to which Prospector is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). Prospector does not own any real property. Prospector does not own any material property or assets, other than its interest in the Trust Account. All property and assets owned by Prospector is owned free and clear of any Charge.

Section 4.18 No Undisclosed Liabilities.

Except for Liabilities (a) set forth in Section 4.18 of the Prospector Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Prospector Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) set forth or disclosed in the Prospector Financial Statements included in the Prospector SEC Reports, (d) that have arisen since the date of the most recent Prospector Financial Statements in the Ordinary Course (and not as a result of a breach of any Contract by Prospector), (e) that are incurred with the consent of the Company or (f) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Prospector. Prospector has no other Liabilities, that would be required to be included in a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

Section 4.19 Tax Matters.

(a) Prospector has prepared and filed (taking into account valid extensions) all material Tax Returns required to have been filed by it or with respect to its income, assets or operations; all such Tax Returns are true, complete and correct in all material respects and were prepared in compliance in all material respects with all applicable Laws and Orders; and Prospector has timely paid to the appropriate Governmental Entity all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Prospector has timely withheld from payments made or deemed made to any of its employees, independent contractors, customers, shareholders, and other Persons from whom it is required to withhold Taxes in compliance with applicable Law and collected and paid to the appropriate Tax Authority all material amounts required to have been collected and paid. Prospector is in compliance with, all material applicable information reporting and withholding requirements under applicable Law.

(c) Prospector is not currently the subject of a Tax Contest. Prospector has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(d) Prospector has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the Ordinary Course.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local, or non-U.S. income tax Laws), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Prospector which agreement, memoranda or ruling would be effective after the Closing Date.

(f) Prospector will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (v) an election made pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(g) Prospector is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of U.S. state or local or non-U.S. income tax Laws).

(h) There are no Charges for Taxes on any assets of Prospector, other than Permitted Charges.

(i) Prospector was not a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the two (2) year period ending on the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Transactions.

(j) Prospector (i) is, and has been since its formation, (A) organized under the laws of the Cayman Islands and (B) treated as a foreign corporation for United States federal income tax purposes and (ii) is not, and has never been, (A) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (B) treated as a “domestic corporation” under Section 7874(b) of the Code.

(k) Prospector is tax resident only in its jurisdiction of incorporation.

(l) No written claims have ever been made by any Tax Authority in a jurisdiction where Prospector does not file Tax Returns that Prospector is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(m) Prospector does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise an office or fixed place of business in a country other than the country in which it is organized.

(n) Prospector (i) has not been a member of an affiliated group filing a consolidated, combined or unitary United States federal, state, local or non-U.S. income Tax Return and (ii) does not have any Liability for the Taxes of any Person under Section 160 of the Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), or as a transferee or successor.

(o) Prospector has not, and has never been deemed to have, for purposes of the Tax Act or any relevant Tax legislation, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act or any other applicable Tax Law. Prospector has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(p) There are no circumstances or situations existing, or that have existed, which have resulted, or which could result in the application of sections 17, 78 or 80 to 80.04 of the Tax Act or any equivalent provincial provision to Prospector.

(q) Prospector is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the Ordinary Course the principal purpose of which does not relate to Taxes) and Prospector is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income tax purposes.

(r) To the knowledge of Prospector, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

Section 4.20 Brokers.

Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.20 of the Prospector Disclosure Schedules (which fees shall be the sole responsibility of the Surviving Company), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Prospector or any of its Affiliates for which Prospector has any obligation.

Section 4.21 Transactions with Affiliates.

Section 4.21 of the Prospector Disclosure Schedules sets forth all Contracts between (a) Prospector, on the one hand, and (b) any officer, director, partner, member, manager, registered equityholder (including the Sponsor) or Affiliate of either Prospector or the Sponsor, on the other hand (each Person identified in this clause (b), a “Prospector Related Party”), other than (i) Contracts with respect to a Prospector Related Party’s employment with, or the provision of services to, Prospector entered into in the Ordinary Course (including benefit plans, indemnification arrangements and other Ordinary Course compensation), (ii) Contracts with respect to a Pre-Closing Prospector Holder’s or a holder of Prospector Warrants’ status as a holder of Prospector Shares or Prospector Warrants, as applicable, (iii) any Ancillary Document, and (iv) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Prospector Related Party (A) owns any interest in any material asset used in Prospector’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, lender, partner, lessor or lessee or other material business relation of Prospector or owes any material amount to, or is owed any material amount by, Prospector. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.21 are referred to herein as “Prospector Related Party Transactions”.

Section 4.22 Information Supplied.

None of the information supplied or to be supplied by or on behalf of Prospector in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Prospector Holders or at the time of the Prospector Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation; provided, however, that Prospector makes no representation with respect to any forward looking statements supplied by Prospector for inclusion in, or relating to information to be included in the Registration Statement / Proxy Statement.

Section 4.23 Investigation; No Other Representations.

(a) Prospector, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, Prospector has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and Prospector, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.24 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS TO WHICH PROSPECTOR IS OR WILL BE A PARTY, NONE OF PROSPECTOR, ANY PROSPECTOR NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND PROSPECTOR EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PROSPECTOR THAT HAS BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PROSPECTOR BY OR ON BEHALF OF THE MANAGEMENT OF PROSPECTOR OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS TO WHICH PROSPECTOR IS OR WILL BE A PARTY, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS, PRESENTATIONS OR OTHER MATERIAL, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE MANAGEMENT OF PROSPECTOR OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF PROSPECTOR, ANY PROSPECTOR NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 5
COVENANTS

Section 5.1 Conduct of Business of the Company and Prospector.

(a) From and after the date of this Agreement until the earlier of the Arrangement Effective Time or the termination of this Agreement in accordance with its terms, Prospector shall and the Company shall and shall cause its Subsidiaries (including Newco) to, except as expressly contemplated by this Agreement or any Ancillary Document, (x) as required by applicable Law or any Governmental Entity (including in respect of any applicable COVID-19 Measures), (y) in the case of the Company only, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or (z) as consented to in writing by, in the case of the Group Companies, Prospector and in the case of Prospector, the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate their respective business (including, in the case of the Company, that of the Group Companies) in the Ordinary Course and consistent with past practice and (ii) use best efforts to maintain and preserve intact, in all material respects, their respective business organization, assets, properties and material business relations (including, in the case of the Company, those of the Group Companies), taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Arrangement Effective Time or the termination of this Agreement in accordance with its terms, Prospector shall and the Company shall, and shall cause its Subsidiaries (including Newco) to, except (v) as expressly contemplated by this Agreement or any Ancillary Document, (w) as required by applicable Law or any Governmental Entity (including in respect of any applicable COVID-19 Measures), (x) in the case of the Company, as set forth on Section 5.1(b) of the Company Disclosure Schedules or (y) as consented to in writing by, in the case of the Group Companies, Prospector and in the case of Prospector, the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed) not to do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or of Prospector (as applicable) or repurchase or redeem any outstanding Equity Securities of any Subsidiary, other than, in the case of the Company only, (A) dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, and (B) the withholding of shares of the applicable class of share capital of the Company in connection with the payment of taxes or the exercise price upon the exercise or conversion of any Company Equity Awards outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement;

(ii) (A) merge, consolidate, combine or amalgamate the Company, Prospector or any of their respective Subsidiaries (including Newco) with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating or amalgamating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to, or waive or fail to enforce any material provision of, any (A) Governing Documents, (B) in the case of the Company, the Company Shareholders Agreement, the Consent and Waiver, the Powers of Attorneys or, other than amendments of solely an administrative nature which will not impact the terms of any Rollover Equity Award, the Company Equity Plan, or (C) in the case of Prospector, the Trust Agreement or the Warrant Agreement;

(iv) (A) sell, convey, transfer, or grant any license or sub-license to any Person, encumbered, covenanted not to assert, abandoned, allowed to lapse, or otherwise disposed of any of the Company’s Intellectual Property, held or used by it, except for Permitted Charges; (B) disclose any material Trade Secrets, except pursuant to sufficiently protective non-disclosure agreements; or (C) subject any source code for proprietary Software Materials to Copyleft Terms;

(v) (A) transfer, issue, sell or grant (1) any Equity Securities of itself or any Subsidiary or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating itself or any Subsidiary to issue, deliver or sell any Equity Securities of itself or any Subsidiary, other than, in the case of the Company only, the issuance of shares of the applicable class of share capital of the Company upon the exercise, vesting or conversion of any Company Equity Awards outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement (provided, however, that, prior to the Company Required Approval having been obtained, the Company shall be prohibited from accelerating to an earlier date the vesting of any Company Equity Awards under the terms of the Company Equity Plan), (B) in the case of the Company only, consent to the transfer of any Company Shares, or (C) transfer or otherwise directly or indirectly dispose of, agree or consent to the transfer of, or subject to a Charge (other than a Permitted Charge), (1) any Equity Securities of any Subsidiary or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating itself or any Subsidiary to issue, deliver or sell any Equity Securities of any of its Subsidiaries;

(vi) incur, create or assume any Indebtedness, other than, in the case of the Company only, Ordinary Course trade payables;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than, (A) in the case of the Company only, intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees and consultants in the Ordinary Course;

(viii) in the case of the Group Companies only, except as required under the terms of any Employee Plan of any Group Company that is set forth in Section 3.14(a) of the Company Disclosure Schedules, (A) establish, amend, modify, adopt, enter into or terminate any Employee Plan or any other benefit or compensation plan, policy, program, agreement, arrangement or Contract that would be an Employee Plan if in effect as of the date of this Agreement, other than amendments of health or welfare benefit plans in connection with the annual renewal and reenrollment of such plans in the Ordinary Course that would not increase the aggregate cost to the Group Companies of maintaining all Employee Plans that are health or welfare plans by more than 5% in the aggregate for all such amendments, (B) make, promise or grant any salary, bonus, benefit, incentive or any other compensation increase or decrease payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, or (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider receiving annual compensation equal to or greater than $200,000, other than salary increases to such individuals that, in the aggregate, represent an increase of less than $200,000 on an annual basis of any Group Company;

(ix) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other individual service provider;

(x) in the case of the Company only, modify, extend, or enter into any CBA, or recognize or certify any labor union, labor organization, works council, or group of employees of any Group Company as the bargaining representative for any employees of any Group Company.

(xi) in the case of the Company only, implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate WARN;

(xii) in the case of the Company only, in any calendar year (A) increase the total number of employees of the Group Companies by more than 10% on a net basis, taking into account all employees hired during such calendar year and all employees who separate from employment for any reason during such calendar year; or (B) terminate (other than for cause), the employment of a number of employees of the Group Companies that exceeds 10% of the total number of employees of the Group Companies as of the first day of such calendar year;

(xiii) in the case of Newco only, hire any employees or retain any contractors or, in the case of Prospector or Newco, establish, amend, modify, adopt, enter into or terminate any employee benefit plan, program, agreement, policy or arrangement;

(xiv) (A) make, change or revoke any material election concerning Taxes, (B) change any method of accounting for Tax purposes, (C) amend any material Tax Return, (D) enter into any Tax closing agreement, (E) settle or compromise any Tax Contest, (F) consent to any extension or waiver of the limitation period applicable to or relating to any Taxes or Tax Contest, other than any such extension or waiver that is an extension of time to file a Tax Return obtained in the Ordinary Course, (G) surrender any material refund for Taxes, (H) incur any material liability for Taxes other than in the Ordinary Course, (I) fail to timely pay any material Taxes due and payable, (J) change its legal form or residence for Tax purposes, other than in connection with the Prospector Continuance or (K) create a permanent establishment or any taxable presence in any jurisdiction outside its jurisdiction of organization or in the case of Prospector, its jurisdiction of continuance;

(xv) enter into any settlement, conciliation or similar Contract other than, in the case of the Company only, any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies of less than $50,000 in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company, in the case of the Company, or on Prospector, in the case of Prospector;

(xvi) waive, release or assign, compromise or settle any Proceeding, other than the settlement of any proceeding involving only the payment of money (not covered by insurance) by any Group Company or Prospector (as applicable) of any amount not exceeding $100,000 in the aggregate;

(xvii) authorize or incur any capital expenditures or commitments other than capital expenditures or commitments not exceeding $100,000 individually;

(xviii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company or Prospector (as applicable);

(xix) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with GAAP or IFRS, as the case may be;

(xx) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xxi) make or promise any Company Change of Control Payment or Prospector Change of Control Payment, other than, in the case of the Company only, those set forth on Section 5.1(b)(xxi) of the Company Disclosure Schedules;

(xxii) (A) in the case of the Company only, (1) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (2) waive any material benefit or right under any Material Contract or (3) other than in the Ordinary Course, enter into any Contract that would constitute a Material Contract, and (B) in the case of Prospector only, other than in the Ordinary Course (1) enter into, amend, modify or terminate any material Contract relating to the Equity Securities of Prospector or to transactions with Affiliates of Prospector (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material Contract pursuant to its terms) or (2) waive any material benefit or right under any such material Contract;

(xxiii) in the case of the Company only, fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of the Company and its Subsidiaries to the extent commercially reasonable in light of prevailing conditions in the insurance market; or

(xxiv) agree to take any of the actions set forth in this Section 5.1(b).

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give any Party, directly or indirectly, the right to control or direct the operations of any other Party or its respective Affiliates prior to the Arrangement Effective Time, (b) any action taken, or omitted to be taken, by either Party or its respective Subsidiaries to the extent such act or omission is necessary, based on the advice of outside legal counsel, to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 (including any COVID-19 Measure) shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by any either Party or its respective Subsidiaries to the extent that the board of directors of such Party reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of such Party and its Subsidiaries, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of a material action or omission taken in reliance on either clause (b) or (c), the Party taking or refraining from taking such action shall give the other Parties prompt written notice of any such act or omission, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vii), Section 5.1(b)(viii), Section 5.1(b)(ix), Section 5.1(b)(x), Section 5.1(b)(xiv), Section 5.1(b)(xv), Section 5.1(b)(xvi), Section 5.1(b)(xvii), Section 5.1(b)(xviii), Section 5.1(b)(xix), Section 5.1(b)(xx), Section 5.1(b)(xxi), Section 5.1(b)(xxii), Section 5.1(b)(xxiii) or Section 5.1(b)(xxiv) (to the extent related to any of the foregoing).

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the Financing on the terms and subject to the conditions set forth in the Subscription Agreements and (iii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Closing Date, Prospector)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings or take, or cause to be taken, any required actions pursuant to any Foreign Antitrust Laws with respect to the transactions contemplated by this Agreement promptly following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested under any Foreign Antitrust Laws. Prospector shall promptly inform the Company of any substantive communication between Prospector, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Prospector of any substantive communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under any applicable Foreign Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Prospector and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with Prospector’s and the Company’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Arrangement Effective Time or termination of this Agreement in accordance with its terms, Prospector, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of Prospector) or Prospector (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written substantive communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Any materials exchanged in connection with this Section 5.2 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of any Party, and to remove competitively sensitive material; provided, that such Party may, as it deems advisable and necessary, designate any materials provided to under this Section 5.2 as “outside counsel only.” Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of Prospector, the Company, or, in the case of the Company, Prospector in advance and, to the extent reasonably practicable and not prohibited by such Governmental Entity, gives, in the case of Prospector, the Company, or, in the case of the Company, Prospector, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Arrangement Effective Time or termination of this Agreement in accordance with its terms, Prospector, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims and Arrangement Dissent Rights) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Prospector, Prospector or any of its Representatives (in their capacity as a representative of Prospector) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). Subject and in addition to Section 2.1(b)(ii) with respect to Arrangement Dissent Rights, Prospector and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other and (v) refrain from settling or compromising any Transaction Litigation without the prior written consent of, in the case of the Group Companies, Prospector and in the case of Prospector, the Company (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.3 Confidentiality and Access to Information.

(a) The Parties acknowledge and agree that as of the date hereof, and continuing through the Closing Date and terminating thereafter, the Parties and each of their respective Affiliates and Representative remain bound to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein or any Ancillary Document shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Arrangement Effective Time and the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, each Party shall provide, or cause to be provided, to each other Party and its Representatives during normal business hours reasonable access to its and its Subsidiaries properties, directors, officers, books and records (in a manner so as to not interfere with normal business operations). Notwithstanding the foregoing, neither Party nor its Subsidiaries (if any) shall be required to provide to each other Party or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which such Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to either Party or its Subsidiaries (if any) under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the so affected Party shall, and shall cause its Subsidiaries (if any) to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and Prospector, any Prospector Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that each Party shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement, the Ancillary Documents or the transactions contemplated hereby prior to the Closing without the prior written consent of, in the case of the Group Companies, Prospector and in the case of Prospector, the Company; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is Prospector, or Prospector, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) subject to and in accordance with Section 5.2(b), to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Prospector prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Prospector shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Prospector shall consider such comments in good faith. The Company, on the one hand, and Prospector, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Prospector, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Prospector shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters

(a) Tax Treatment.

(i) For U.S. federal income tax purpose, the Parties intend that (A) the Prospector Vesting Addition shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, (B) the Prospector Continuance shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (C) the Prospector Amalgamation shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (D) the Prospector Share Conversion shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, (E) the Company Share Conversion shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and (F) the Share Exchange and the Company Amalgamation, taken together, shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (collectively, the “Intended U.S. Tax Treatment”), and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause each such transaction to so qualify. The Parties shall file all U.S. Tax Returns consistent with, and take no position inconsistent with (whether in U.S. audits, U.S. Tax Returns or otherwise with respect to U.S. federal income tax matters), the Intended U.S. Tax Treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing, the Parties do not make any representation, warranty or covenant to any other Party, or to their shareholders (including without limitation holders of stock options, warrants, debt instruments or similar rights or instruments) regarding the Intended U.S. Tax Treatment of the Transactions, except as set forth in Section 3.19(v), Section 4.19(r), this Section 5.5(a), or Section 5.5(b).

(ii) The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended U.S. Tax Treatment.

(b) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement or the SEC’s review thereof, the SEC requests or requires that a Tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the Parties shall deliver to counsel customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such Tax opinion. Notwithstanding anything to the contrary in this Agreement, neither Prospector nor its Tax advisors are obligated to provide any opinion that the Company Share Conversion or the Share Exchange and the Company Amalgamation qualify for the Intended U.S. Tax Treatment, and neither the Company, Newco nor their Tax advisors are obligated to provide any opinion that the Prospector Vesting Addition, Prospector Continuance, Prospector Amalgamation or Prospector Share Conversion qualify for the Intended U.S. Tax Treatment. For clarity, neither the Parties nor their advisors will be required to provide any Tax opinion as a condition precedent to the Transactions.

(c) For Canadian income tax purposes, the Parties intend that (i) the Share Exchange be subject to section 85.1 of the Tax Act, and (ii) subsection 7(1.4) of the Tax Act apply to the exchange of certain employee options as described in the Plan of Arrangement.

(d) For Israeli tax purposes, the Israeli Subsidiary may approach the ITA in coordination with Prospector to obtain a tax ruling by the Closing Date from the ITA (unless a written confirmation of an extension was provided by the ITA to the Israeli Subsidiary), in a form reasonably acceptable by Prospector, providing instructions or determinations as may be provided by the ITA with respect to Section 102 Company Equity Awards (the “Options Tax Ruling”). To the extent that prior to the Closing an interim Options Tax Ruling shall have been obtained (the “Interim Tax Ruling”), then all references herein to the Options Tax Ruling shall be deemed to refer to such interim ruling, until such time that a final definitive Options Tax Ruling is obtained. The Israeli Subsidiary shall cause its legal counsel to coordinate all material activities in relation to obtaining the tax ruling with Prospector and its legal counsel (including formal written submissions and meetings with the ITA). The language of the application submitted, and the tax ruling shall be subject to the prior written approval of Prospector or any other Person on Prospector’s behalf (which approval shall not be unreasonably withheld). However, if an Interim Tax Ruling has not been obtained by the Closing Date (or any other date approved by the ITA), the Closing shall not be delayed or postponed.

Section 5.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Arrangement Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies, its controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) discuss or negotiate with any Person a Company Acquisition Proposal (other than to inform such Person of the restrictions set forth in this Section 5.5(d), (iv) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (v) take meaningful steps in preparation for, or conduct, a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (vi) otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify Prospector promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Prospector reasonably informed on a current basis of any modifications to such offer or information. Notwithstanding anything to the contrary in this Section 5.6(a), this Agreement shall not prevent the Company or its board of directors from, prior to obtaining the Company Required Approval in respect of the Company Arrangement Resolution, disclosing to Company Shareholders the receipt, existence or terms of a bona fide Company Acquisition Proposal received after the date hereof that did not result from a material breach of this Section 5.6(a).

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Prospector shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Prospector Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Prospector Acquisition Proposal; (iii) discuss or negotiate with any Person a Prospector Acquisition Proposal (other than to inform such Person of the restrictions set forth in this Section 5.5(d), (iv) enter into any Contract or other arrangement or understanding regarding a Prospector Acquisition Proposal; (v) take meaningful steps in preparation for, or conduct, an offering of any securities of Prospector (or any Affiliate or successor of Prospector); or (vi) otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Prospector agrees to (A) notify the Company promptly upon receipt of any Prospector Acquisition Proposal by Prospector, and to describe the material terms and conditions of any such Prospector Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Prospector Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 5.5(d) shall not prohibit the Company, Prospector or any of their respective Representatives from taking any actions in the Ordinary Course that are not otherwise in violation of this Section 5.5(d) (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or Prospector Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 5.5(d).

Section 5.7 Preparation of Registration Statement / Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, the Parties shall prepare and Newco (as predecessor of Amalco) shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a prospectus of Newco (as predecessor of Amalco) and a proxy statement of Prospector which will be used for the Prospector Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Prospector’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each Party shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC and its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Prospector, on the one hand, and the Company and Newco, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of Prospector or Newco to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel as described in Section 5.5(b). The Company and Newco shall allow Prospector and its counsel to review the Registration Statement / Proxy Statement and any amendment thereto a reasonable amount of time prior to filing the Registration Statement / Proxy Statement or any amendment or supplement thereto and shall give reasonable and good faith consideration for inclusion in the Registration Statement / Proxy Statement and/or any amendment or supplement thereto any reasonable comments proposed by Prospector. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of Prospector, the Company and Newco, or, in the case of the Company and Newco, Prospector, thereof; (ii) the Parties shall prepare an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Newco (as predecessor of Amalco) shall file such amendment or supplement with the SEC; and (iv) Prospector shall mail, if appropriate, such amendment or supplement to the Pre-Closing Prospector Holders. Newco shall as promptly as reasonably practicable advise Prospector of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Surviving Company Shares for offering or sale in any jurisdiction, and the Parties shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any Misrepresentation.

(b) The Parties shall prepare and Newco (as predecessor of Surviving Company) shall file with the Autorité des marchés financiers (Québec), a preliminary and final non-offering prospectus in sufficient time for the Surviving Company to become a reporting issuer in the Province of Québec and such other Provinces as may be agreed upon by the Parties. Each Party shall use its reasonable best efforts to cause each of the preliminary and final non-offering prospectus to comply as to form in all material respects with applicable Canadian securities Laws. The Company and Newco shall allow Prospector and its counsel to review the preliminary and final non-offering prospectus within a reasonable amount of time prior to their respective filings and shall consider for inclusion in the preliminary and final non-offering prospectus and/or any amendment or supplement thereto any reasonable comments proposed by Prospector.

Section 5.8 Prospector Shareholder Approval.

As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Prospector shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and promptly hold a meeting of its shareholders (the “Prospector Shareholders Meeting”) in accordance with the Governing Documents of Prospector, for the purposes of obtaining the Prospector Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a Prospector Shareholder Redemption. Prospector shall, through approval of the Prospector Board, recommend to its shareholders (the “Prospector Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Transactions) (the “BCA Proposal”); (ii) the adoption and approval of the amendments to the Prospector Governing Documents required to effect the Prospector Articles Amendments (the “Amendment Proposals”); (iii) the approval of the Prospector Continuance (the “Continuance Proposal”) and the adoption and approval of the A&R Prospector Governing Documents (the “A&R Prospector Governing Documents Proposal”); (iv) the approval and adoption of the Newco Articles and By-laws on an advisory basis (the “Governing Documents Proposal”); (v) the approval of the Plan of Arrangement (including the Prospector Amalgamation and the Company Amalgamation) (the “Amalgamation Proposal”); and (vi) the adoption and approval of a proposal for the adjournment of the Prospector Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or if the Prospector Board determines it is not necessary or no longer desirable to proceed with the other proposals (the “Adjournment Proposal”) (such proposals in clauses (i) through (vi) together, the “Transaction Proposals”); provided, that Prospector may postpone or adjourn the Prospector Shareholders Meeting, after reasonable consultation with the Company (and after taking into account the Company’s good faith input), (A) to solicit additional proxies for the purpose of obtaining the Prospector Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Prospector has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Prospector Holders prior to the Prospector Shareholders Meeting or (D) if the holders of Prospector Class A Shares have elected to redeem a number of Prospector Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(e) not being satisfied; provided that, without the consent of the Company, in no event shall Prospector adjourn the Prospector Shareholders Meeting for more than ten (10) Business Days later than the original date of the Prospector Shareholders Meeting or to a date that is beyond the Termination Date. The Prospector Board Recommendation shall be included in the Registration Statement / Proxy Statement. The Prospector Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Prospector Board Recommendation (a “Change in Recommendation”); provided, that the Prospector Board may make a Change in Recommendation if it determines in good faith after consultation with Prospector’s outside legal counsel that a failure to make a Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law. Prospector acknowledges that its obligations hereunder to furnish the Proxy Statement, convene the Prospector Shareholders Meeting and solicit the Prospector Shareholder Approval as provided hereunder shall apply notwithstanding any withdrawal or modification of the Prospector Board Recommendation in accordance with the terms hereof.

Section 5.9 Nasdaq Listing.

Each of Prospector and the Company shall use its reasonable best efforts to cause: (a) Newco’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) Newco to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the Surviving Company Common Shares issuable in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing. From the date hereof through the Closing, each Party shall notify the other Parties of any communications or correspondence from the Nasdaq with respect to the listing of Surviving Company Common Shares, Surviving Company Warrants or other securities of the Surviving Company, compliance with the rules and regulations of Nasdaq, and any potential suspension of listing or delisting action contemplated or threatened by Nasdaq.

Section 5.10 Trust Account.

Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) Prospector shall make all appropriate arrangements to cause the Trustee to pay as and when due all amounts, if any, payable to the Public Shareholders of Prospector pursuant to the Prospector Shareholder Redemption prior to the Prospector Shareholder Redemption, (b) at the Closing, Prospector shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to pay all remaining amounts then available in the Trust Account to Prospector (or its successor, as applicable) in accordance with the Trust Agreement, and (c) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.11 Prospector Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the present and former directors and officers of Prospector, as provided in the applicable Governing Documents of Prospector or otherwise in effect as of immediately prior to the Arrangement Effective Time as disclosed in Section 5.11 of the Prospector Disclosure Schedules, in either case, solely with respect to any matters occurring on or prior to the Arrangement Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Arrangement Effective Time for a period of six (6) years and (ii) the Surviving Company will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period, in each case to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Surviving Company shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the applicable Prospector Governing Documents or other applicable agreements disclosed in Section 5.11 of the Prospector Disclosure Schedules as in effect immediately prior to the Arrangement Effective Time. The indemnification and liability limitation or exculpation provisions of Prospector’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Arrangement Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Arrangement Effective Time, or at any time prior to such time, were directors or officers of Prospector (the “Prospector D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Arrangement Effective Time and relating to the fact that such Prospector D&O Person was a director or officer of Prospector immediately prior to the Arrangement Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of Prospector or the Surviving Company shall have any obligation under this Section 5.11 to any Prospector D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Prospector D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the Arrangement Effective Time, the Surviving Company shall maintain, or cause to be maintained, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Prospector as of the date of this Agreement with respect to matters occurring on or prior to the Arrangement Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Prospector’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that the Surviving Company shall not be obligated to pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by Prospector prior to the date of this Agreement and, in such event, the Surviving Company shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by Prospector prior to the date of this Agreement.

(d) If the Surviving Company or any of its successors or assigns (i) shall merge, amalgamate or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation, amalgamation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Company shall assume all of the obligations set forth in this Section 5.11.

(e) The Prospector D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.11 are intended to be third-party beneficiaries of this Section 5.11. This Section 5.11 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Prospector (including Amalco and the Surviving Company).

Section 5.12 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the present and former directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Arrangement Effective Time as disclosed in Section 5.12 of the Company Disclosure Schedules, in either case, solely with respect to any matters occurring on or prior to the Arrangement Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Arrangement Effective Time for a period of six (6) years and (ii) the Surviving Company will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Surviving Company shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Arrangement Effective Time as disclosed in Section 5.12 of the Company Disclosure Schedules. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Arrangement Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Arrangement Effective Time, or at any time prior to such time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Arrangement Effective Time and relating to the fact that such Company D&O Person was a director or officer of any Group Company immediately prior to the Arrangement Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of the Group Companies or the Surviving Company shall have any obligation under this Section 5.12 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Arrangement Effective Time, and the Surviving Company shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Closing Date, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Arrangement Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, the Surviving Company or any of their respective Affiliates shall not pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, the Surviving Company or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If the Surviving Company or any of its successors or assigns (i) shall merge, amalgamate or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation, amalgamation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Company shall assume all of the obligations set forth in this Section 5.12.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.12 are intended to be third-party beneficiaries of this Section 5.12. This Section 5.12 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Company and Newco (including Amalco and the Surviving Company).

Section 5.13 Resignations.

Prior to the Arrangement Effective Time, all of the directors and officers of Prospector shall have executed written resignations effective as of the Arrangement Effective Time in form and substance satisfactory to each Party.

Section 5.14 Post-Closing Governance.

(a) Each of Prospector and the Company shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Arrangement Effective Time: (i) the Surviving Company Board shall consist of at least seven directors and (ii) the members of the Surviving Company Board are the individuals determined in accordance with Section 5.14(b).

(b) Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Sponsor shall designate Nick Stone and Derek Aberle (each a “Prospector Designee”) to be directors on the Surviving Company Board immediately after the Arrangement Effective Time by written notice to the Company and Prospector. At any time prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Sponsor may, by giving the Company and Prospector written notice, replace any Prospector Designee with any other individual, who shall be acceptable to the Company’s board of directors.

Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall designate the individuals set forth on Section 5.14 of the Company Disclosure Schedules (each a “Company Designee”) to be a director on the Surviving Company Board immediately after the Arrangement Effective Time. At any time prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, by giving Prospector and the Sponsor written notice, replace any Company Designee with any other individual.

Section 5.15 Financials.

(a) The Company will (i) at or prior to the execution of this Agreement deliver to Newco and Prospector the Company Financial Statements and the Company Interim Financial Statements, and (ii) as promptly as reasonably practicable, the Company shall deliver to Newco and Prospector any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations, changes in shareholders’ equity and cash flows of the Group Companies that are required to be included in the Registration Statement / Proxy Statement. All such financial statements that are required to be included in the Registration Statement / Proxy Statement (w) will fairly present in all material respects the financial position of the Group Companies as of the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnotes), (x) will be prepared in conformity with IFRS applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes), (y) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (z) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, Newco and Prospector in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Newco or Prospector with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.16 Surviving Company Equity Incentive Plan.

Immediately prior to Closing, the Company board of directors shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit E and with any changes or modifications thereto as the Company and Prospector may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Prospector, as applicable), which shall be adopted and assumed by the Surviving Company (the “Surviving Company Equity Incentive Plan”) at the time of the Company Amalgamation, in the manner prescribed under applicable Laws effective as of immediately following the Closing, reserving an amount of Surviving Company Shares for grant thereunder equal to ten percent (10%) of the fully diluted equity of the Surviving Company (the “Option Pool”). The Surviving Company Equity Incentive Plan shall ensure that (a) canceled options are returned to the Option Pool for reissuance should employees depart and surrender vested and/or unvested options or otherwise fail to exercise their options before the exercise date and (b) any exercise of Surviving Company Warrants shall be taken into account to increase the Option Pool such that it continues to represent 10% of the fully diluted equity of the Surviving Company.

Section 5.17 Newco Matters.

The Company has caused Newco (i) to be incorporated under the laws of Canada solely for the purpose of entering into the Transactions and (ii) to not own any assets other than the $10 received as the subscription price for the Newco Share issued to the Company, carry on any business, conduct any operations, incur any liabilities or obligations, or hire any employee or independent contractor since the date of its formation, other than the execution of this Agreement and any Ancillary Documents, the performance of its obligations hereunder and matters ancillary thereto. Each of the Company and Newco represents that the articles and by-laws of Newco have been amended in the form attached hereto as Exhibit F and to provide for a minimum and maximum number of directors of one and eleven respectively (the “Newco Articles and By-laws”) prior to or on the date hereof, and each of the Company and Prospector shall take, and shall cause Newco to take, all requisite action to cause the articles and by-laws of NewCo to be amended, in the event of any changes to Exhibit F in accordance with the provisions of this Agreement. The Newco Articles and By-laws shall also be used, with the necessary (and mutually agreed (each Party acting reasonably)) adaptations, for the purposes of the articles and by-laws of Amalco following completion of the Prospector Amalgamation, and of the articles and by-laws of the Surviving Company following completion of the Company Amalgamation.

Section 5.18 Accelerated Options

The Company shall (i) accelerate the vesting of all unvested Company Options (other than Company M-Options) (the “Accelerated Options”) such that the Accelerated Options shall be fully vested and conditionally exercisable at Closing, and (ii) amend the period during which the Accelerated Options may be exercised until the date that is ten (10) Business Days following receipt by each participant of written notice of the Transactions (the “Option Exercise Date”), provided that, following such Option Exercise Date, all unexercised Accelerated Options shall be cancelled for no compensation or consideration whatsoever in accordance with Section 2.4 and the Plan of Arrangement.

Section 5.19 Subscription Agreements.

The Company shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the Subscription Agreements in any manner other than (a) as expressly provided for by the terms of the Subscription Agreements or (b) to reflect any permitted assignments or transfers of the Subscription Agreements by the Investors pursuant to the Subscription Agreements, without the prior written consent of Prospector (such consent not to be unreasonably withheld, conditioned or delayed; provided that the parties acknowledge that any proposed amendment, modification or waiver of the Subscription Agreements that affects the offering price of the Surviving Company Common Shares, that reduces the Financing Amount or that adds additional conditions to the obligations of the Investors to consummate the transactions contemplated by the Subscription Agreements may be rejected by Prospector in its sole discretion). The Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein. Without limiting the generality of the foregoing, the Company shall give Prospector prompt (and, in any event within one (1) Business Day) written notice: (i) of any proposed amendment to any Subscription Agreement; (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to the Company; and (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement. If any Subscription Agreement expires or is terminated, withdrawn or repudiated by any party thereto prior to the Closing, such that the Aggregate Closing Financing Proceeds are expected to be below $43,000,000, the Company shall use its commercially reasonable efforts, prior to the Closing, to procure one or more investors to enter into Subscription Agreements with the Company for the Financing in form and substance reasonably satisfactory to Prospector and on the same terms and in an amount at least equal to the amount of the Financing under the Subscription Agreement(s) that have expired or been terminated, withdrawn or repudiated.

Section 5.20 Company Related Party Transactions

The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions (other than those set forth on Section 5.20 of the Company Disclosure Schedules) without any further obligations or Liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Arrangement Effective Time, Amalco, the Surviving Company and their Affiliates).

Section 5.21 Notification of Certain Matters

Prior to the Closing, each Party shall provide the other Parties with prompt written notice upon becoming aware of any event, fact or circumstance that would cause or would reasonably be expected to cause any of such Party’s conditions set forth in Article 6 not to be satisfied. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. No notice pursuant to this Section 5.21 shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of any Party.

Section 5.22 Israeli Subsidiary

In accordance with the Plan of Arrangement, effective as of immediately prior to the Arrangement Effective Time, the Israeli Subsidiary shall be wholly-owned by the Company.

Section 5.23 Governmental Grant Filings

Prior to the Closing, the Israeli Subsidiary shall timely provide all notices to and take all actions necessary or advisable to obtain all approvals required to be obtained from any Governmental Entity, in each case in connection with the transactions contemplated by this Agreement, in respect of any grants, incentives or subsidies received by the Israeli Subsidiary from any Governmental Entity, including, without limitation, the IIA Grants (the “Israeli Subsidiary Grants”). All notices, filings and applications required to be provided by the Israeli Subsidiary with respect to the Israeli Subsidiary Grants shall be subject to the review and approval of Prospector in all respects, and shall include any notices, filings, applications and rebuttals required to be provided by the Israeli Subsidiary following the Closing in compliance with the terms of the Israeli Subsidiary Grants and, as applicable, to avoid the triggering of any payment or repayment obligations thereunder.

Section 5.24 Warrant Assumption Agreement

Prior to the Closing, Prospector and the Company shall execute and deliver the Warrant Assumption Agreement.

Section 5.25 PFIC Letter Agreement

Prior to the Closing, the Company, Newco and the Sponsor shall execute and deliver a letter agreement, in a form mutually agreed to by the Company and Prospector, relating to certain information reporting and other obligations of the Surviving Company following the Closing with respect to the Surviving Company’s status as a “passive foreign investment company,” as defined in Section 1297(a) of the Code.

Section 5.26 Disclosure of Personal Information

(a) The Parties confirm that the Personal Information disclosed in connection with this Agreement (the “Disclosed Personal Information”) is necessary for the purposes of determining if Prospector shall proceed with the Transactions, and if the determination is made to proceed with the Transactions, to complete it.

(b) Prospector shall not use or disclose the Disclosed Personal Information for any purposes other than those related to determining if it shall proceed with the Transactions, the performance of this Agreement or any Ancillary Documents, or the consummation of the Transactions. Prospector shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information.

(c) Following the consummation of the Transactions, the Parties shall (i) not use or disclose the Disclosed Personal Information for any purposes other than the carrying on of the Business of each Group Company (with use or disclosure of the Disclosed Personal Information being restricted to those purposes for which the information was initially collected, permitted to be used or disclosed before the consummation of the Transactions, or for which additional consent or another legal authority under applicable Privacy Laws was or is obtained or can be relied upon) or as otherwise permitted or required by applicable Laws; (ii) protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information; and (iii) give effect to any withdrawal of consent with respect to the Disclosed Personal Information in accordance with applicable Privacy Laws. To the extent applicable Privacy Laws require that impacted individuals be notified of the disclosure of their Personal Information in connection with the consummation of the Transactions, Prospector shall provide such notice to impacted individuals.

(d) If the Transactions do not proceed, Prospector shall securely destroy the Disclosed Personal Information within a reasonable period of time.

Section 5.27 Letters of Transmittal

Prior to the Arrangement Effective Time, the Company shall use commercially reasonable efforts to obtain duly executed Letters of Transmittal in the form or forms mutually agreed to by each of Newco, Prospector, the Exchange Agent and the Company (in any case, such agreement not to be unreasonably withheld, conditioned or delayed) (which, for the avoidance of doubt, shall include a waiver of dissent rights, a grant of an irrevocable proxy (only in the case of shareholders that are not Institutional Investors) and the lock-up language set forth in Exhibit H) from each Company Shareholders.

Section 5.28 Legends

The Company and Newco shall cause the shares of the Surviving Company to be issued to Company Shareholders pursuant to this Agreement (other than with respect to Financing Shares (as defined in Exhibit H)) to bear a legend stating that they are subject to restrictions on transfers as set forth in Exhibit H and provide stop transfer orders to the applicable transfer agent to prevent transfers of these shares in breach of the restrictions on transfer set forth in Exhibit H, to the satisfaction of Prospector.

Article 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties.

The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by such Party of the following conditions:

(a) the Company Required Approval of the Company Arrangement Resolution shall have been approved at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law and a certified copy of such Company Arrangement Resolution shall have been delivered to Prospector;

(b) the Final Order shall have been granted in form and substance satisfactory to the Parties, acting reasonably, and the Final Order shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

(c) each applicable waiting period or Consent under each Foreign Antitrust Law set forth on Section 6.1(c) of the Prospector Disclosure Schedules relating to the transactions contemplated by this Agreement or any Ancillary Document, and any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement or any Ancillary Document, shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(d) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(e) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(f) the Prospector Shareholder Approval shall have been obtained; and

(g) Newco’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Arrangement Effective Time, Amalco shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and no Party shall have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Arrangement Effective Time, and Amalco Shares (after giving effect, for the avoidance of doubt, to the Prospector Amalgamation and, including, for the avoidance of doubt, the Prospector Common Shares to be issued pursuant to the Transactions) shall have been approved for listing on Nasdaq.

Section 6.2 Other Conditions to the Obligations of Prospector.

The obligations of Prospector to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Prospector of the following further conditions at or prior to the Arrangement Effective Time:

(a) (i) the Company Fundamental Representations that are limited as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein shall be true and correct in all respects and all other Company Fundamental Representations shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, would not reasonably be expected to cause a Company Material Adverse Effect (provided, that any failure of any such representation and warranty to be true and correct in all respects so as to reasonably be expected to result in the Prospector Amalgamation failing to constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code shall be deemed to cause a Company Material Adverse Effect);

(b) the Company and Newco shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company and Newco, as applicable, under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d) the Financing shall have been completed pursuant to the terms of the Subscription Agreements;

(e) immediately after Closing, the Aggregate Closing Financing Proceeds together with any funds in the Trust Account, shall be equal to or greater than $43,000,000;

(f) the Consent and Waiver shall continue to be in full force and effect;

(g) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Prospector the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to Prospector;

(ii) Letters of Transmittal in the form or forms mutually agreed to by each of Newco, Prospector, the Exchange Agent and the Company (in any case, such agreement not to be unreasonably withheld, conditioned or delayed) (which, for the avoidance of doubt, shall include a waiver of dissent rights, a grant of an irrevocable proxy (only in the case of shareholders that are not Institutional Investors) and the lock-up language set forth in Exhibit H) duly executed by the Company and the Company Shareholders holding 66 2/3% of the Company Common Shares immediately prior to the Share Exchange;

(iii) the Registration Rights Agreement duly executed by the applicable Company Shareholders; and

(h) the Prospector Shareholder Redemption, the Prospector Unit Separation, the Prospector Share Issuance, the Prospector Vesting Addition, the Prospector Share Conversion, the Prospector Continuance, the Prospector Amalgamation, the Amalco Share Redemption, the Company Share Conversion, the Share Exchange, and the Company Amalgamation shall have occurred, or shall be scheduled to occur, as applicable, in the order and at the times contemplated by the Parties and as reflected pursuant to this Agreement, the Plan of Arrangement and the Prospector Board Approvals (as applicable), which the Parties intend shall result in the Intended U.S. Tax Treatment.

Section 6.3 Other Conditions to the Obligations of the Company.

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions at or prior to the Arrangement Effective Time:

(a) (i) the Prospector Fundamental Representations that are limited as to “materiality” or “Prospector Material Adverse Effect” or any similar limitation set forth herein shall be true and correct in all respects and all other Prospector Fundamental Representations shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties of Prospector contained in Article 4 (other than the Prospector Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Prospector Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, would not reasonably be expected to cause a Prospector Material Adverse Effect;

(b) Prospector shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Prospector under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Prospector Material Adverse Effect has occurred that is continuing;

(d) the Financing shall have been completed pursuant to the terms of the Subscription Agreements;

(e) immediately after the Closing, the Aggregate Closing Financing Proceeds, together with any funds in the Trust Account, shall be equal to or greater than $43,000,000;

(f) the Sponsor Letter Agreement shall continue to be in full force and effect; and

(g) at or prior to the Closing, Prospector shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of Prospector, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) are satisfied in a form and substance reasonably satisfactory to the Company; and

(ii) the Registration Rights Agreement duly executed by Prospector and the Sponsor;

Section 6.4 Frustration of Closing Conditions.

The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2 or a breach of this Agreement. Prospector may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by Prospector’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2 or a breach of this Agreement.

Article 7
TERMINATION

Section 7.1 Termination.

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company or Prospector, as follows:

(a) by mutual written consent of Prospector and the Company;

(b) by Prospector, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Prospector, and (ii) the Termination Date; provided, however, that Prospector is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if Prospector has failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Prospector by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either Prospector or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 2023 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Prospector if Prospector’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (iii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s or any Group Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Prospector or the Company, if any Governmental Entity shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and nonappealable;

(f) by either Prospector or the Company if the Prospector Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, Prospector Shareholders have duly voted and the Prospector Shareholder Approval was not obtained; or

(g) by either Prospector or the Company, if the Company Required Approval in respect of the Company Arrangement Resolution shall not have been obtained at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law.

Section 7.2 Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 7.2, Article 8 and any corresponding definitions set forth in Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the Parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement or Fraud prior to such termination.

Article 8
MISCELLANEOUS

Section 8.1 Non-Survival.

The representations, warranties, agreements and covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall terminate at the Closing, except for (a) those covenants and agreements that by their terms expressly contemplate performance in whole or in part after the Closing and (b) this Article 8 and any corresponding definitions set forth in Article 1.

Section 8.2 Entire Agreement; Assignment.

This Agreement (together with the Ancillary Documents including any exhibits and schedules attached hereto or thereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment.

This Agreement may be amended or modified only by a written agreement executed and delivered by Prospector and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the respective Parties at the following addresses:

(a) If to Prospector, to:

c/o Prospector Capital Corp.
250 Prospect Street, Suite 200
La Jolla, CA 92037

Attention:	Nick Stone, CFO
E-mail:	Nick@fsinvestors.com

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP
1000 De la Gauchetière Street West, Suite 2100
Montréal, Québec H3B 4W5

Attention:	Shahir Guindi
Email:	sguindi@osler.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020

Attention:	Joel Rubinstein
Daniel Nussen
Email:	Joel.Rubinstein@whitecase.com
Daniel.Nussen@whitecase.com

(b) If to the Company, to:

LeddarTech Inc.
4535, boul. Wilfrid-Hamel, Suite 240
Québec QC G1P 2J7

Attn:	David Torralbo, Chief Legal Officer
Email:	david.torralbo@Leddartech.com

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP
1155 René-Lévesque Blvd. West, 41st Floor
Montréal, Québec H3B 3V2
Attn:	Pierre-Yves Leduc
Julien Michaud
Email:	pyleduc@stikeman.com
jmichaud@stikeman.com

with a copy (which shall not constitute notice) to:

Vedder Price P.C.
600 Brickell Ave, Suite 1500
Miami, FL 33131
Attn:	Kenneth A. Gerasimovich
John T. Blatchford
Email:	kgerasimovich@vedderprice.com
jblatchford@vedderprice.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of Canada, including the provisions relating to the Arrangement and the Plan of Arrangement (except that the Cayman Islands Act shall also apply to the Prospector Continuance).

Section 8.6 Fees and Expenses.

Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, for the avoidance of doubt, any fees and expenses incurred by Prospector or its Affiliates, and including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Company; provided that if this Agreement is terminated pursuant to Section 7.1(c), Section 7.1(f) or Section 7.1(g) (but only because any Affiliate of Prospector failed to vote in favor of the Company Arrangement Resolution), or if the condition to Closing set forth in Section 6.1(g) could not be satisfied by the Termination Date (provided that the Company is not then in breach of this Agreement so as to prevent any condition to Closing set forth in Article 6 from being satisfied), then the Company shall not be required to pay, or cause to be paid, any Prospector Expenses (other than fees and expenses incurred in connection with the Financing by Prospector or an Affiliate of Prospector that is an Investor, which fees and expenses shall be governed by the Subscription Agreements and the documents referred to thereto). For greater certainty, (a) if the Closing occurs, then the Surviving Company (as successor to Prospector and the Company) shall pay, or cause to be paid, upon Closing, all Unpaid Prospector Expenses and all Unpaid Company Expenses, and (b) if this Agreement is terminated for any reason other than pursuant to Section 7.1(c), Section 7.1(f) or Section 7.1(g) (but only because any Affiliate of Prospector failed to vote in favor of the Company Arrangement Resolution), or if the condition to Closing set forth in Section 6.1(g) could not be satisfied by the Termination Date (provided that the Company is not then in breach of this Agreement so as to prevent any condition to Closing set forth in Article 6 from being satisfied), then the Company shall pay, or cause to be paid, within two (2) Business Days following such termination, all Prospector Expenses that are unpaid as of the date of termination.

Section 8.7 Construction; Interpretation.

The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) unless otherwise indicated, references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Prospector, any documents or other materials posted to the electronic data room located at www. services.intralinks.com under the name “Project Rise” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules.

All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Prospector Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Prospector Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Prospector Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.11, Section 5.12 and the subsequent sentence of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).

Section 8.10 Severability.

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures.

This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of Prospector.

For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules. For all purposes of this Agreement, the phrase “to Prospector’s knowledge” and “to the knowledge of Prospector” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the Prospector Disclosure Schedules. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the Prospector Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse.

This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and none of the Representatives of Prospector (including the Sponsor) or the Company (including directors, officers, employees and shareholders) shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein.

Section 8.14 Extension; Waiver.

At any time prior to the Closing (and in the case of Prospector, prior to receipt of the Prospector Shareholder Approval), (a) the Company may (i) extend the time for the performance of any of the obligations or other acts of Prospector set forth herein, (ii) waive any inaccuracies in the representations and warranties of Prospector set forth herein or in any document delivered by Prospector or (iii) waive compliance by Prospector with any of the agreements or conditions set forth herein and Prospector may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or in any document delivered by the Company or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial.

THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction.

Except as it relates to the Arrangement and the Plan of Arrangement, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York or the federal courts located in the State of New York, for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail or internationally recognized courier service to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding.

Section 8.17 Remedies.

Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver.

Reference is made to the final prospectus of Prospector, filed with the SEC on January 11, 2021 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and acknowledges and agrees and understands that Prospector has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Prospector’s public shareholders (including overallotment shares acquired by Prospector’s underwriters, the “Public Shareholders”), and Prospector may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Prospector entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company, nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Prospector or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its controlled Affiliates and Representatives, as applicable, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Prospector or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Prospector or its Affiliates). To the extent that the Company or any of its respective controlled Affiliates commences any action based upon, in connection with, relating to or arising out of any matter relating to Prospector or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Prospector or its Representatives, the Company hereby acknowledges and agrees that its and its controlled Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its controlled Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom to Prospector Shareholders) or any amounts contained therein. In the event that the Company or any of its respective controlled Affiliates commences action based upon, in connection with, relating to or arising out of any matter relating to Prospector or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom to the Prospector Shareholders), whether in the form of money damages or injunctive relief, Prospector and its Representatives, as applicable, shall be entitled to recover from the Company and its respective controlled Affiliates, as applicable, the associated legal fees and costs in connection with any such action, in the event Prospector or its Representatives, as applicable, prevails in such action. This Section 8.18 shall survive termination of this Agreement for any reason and continue indefinitely.

Section 8.19 Conflicts and Privilege.

(a) Each of the Parties, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agrees that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of Prospector immediately prior to the Prospector Amalgamation, the shareholders or holders of other equity interests in the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Prospector Group”), on the one hand, and (y) the Surviving Company or any Group Company, on the other hand, any legal counsel, including White & Case LLP (“W&C”), Osler, Hoskin & Harcourt LLP (“Osler”) and Maples and Calder (Cayman) LLP (“Maples”), that represented Prospector or the Sponsor prior to the Closing, may represent the Sponsor or any other member of the Prospector Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, any Group Company or any of their respective Subsidiaries, and even though such counsel may have represented Prospector in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company, any other Group Company, any of their respective Subsidiaries or the Sponsor or any of its Affiliates. The Parties, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, action, suit or other similar proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among Prospector, the Sponsor or any member of the Prospector Group, on the one hand, and W&C, Osler or Maples on the other hand (the “Prospector Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the Prospector Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company, any Group Company or any of their Subsidiaries or Affiliates. The Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person not in the Prospector Group may use or rely on any of the Prospector Privileged Communications, whether located in the records or email server of Prospector, any Group Company, the Surviving Company or their respective Subsidiaries, in any dispute, claim, action, suit or other similar Proceeding against or involving any of the Parties after the Closing, and the Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree not to assert that any privilege has been waived as to the Prospector Privileged Communications, by virtue of the Closing.

(b) Each of the Parties, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agrees that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Surviving Company or any of the Group Companies, or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Combined Company Group”), on the one hand, and (y) any member of the Prospector Group, on the other hand, any legal counsel, including Vedder Price LLP (“Vedder Price”) and Stikeman Elliott LLP (“Stikeman”), that represented the Company prior to the Closing may represent any member of the Combined Company Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, the Group Companies or any of their respective Subsidiaries, and even though such counsel may have represented the Surviving Company, any of the Group Companies or any of their respective Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company, any of the Group Companies or any of their respective Subsidiaries. The Parties, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or claim, action, suit or other similar proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among the Surviving Company or any Group Company, on the one hand, and Vedder Price or Stikeman, on the other hand (the “Company Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the Combined Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company, any Group Company or any of their respective Subsidiaries or Affiliates. The Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person not in the Combined Company Group may use or rely on any of the Company Privileged Communications, whether located in the records or email server of Prospector, the Group Companies, the Surviving Company or their respective Subsidiaries, in any dispute, claim, action, suit or other similar proceeding against or involving any of the Parties after the Closing, and the Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree not to assert that any privilege has been waived as to the Company Privileged Communications, by virtue of the Closing.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

PROSPECTOR CAPITAL CORP.

By:	/s/ Derek Kenneth Aberle
	Name:	Derek Kenneth Aberle
	Title:	Chief Executive Officer

LEDDARTECH INC.

By:	/s/ Charles Boulanger
	Name:	Charles Boulanger
	Title:	Chief Executive Officer

LEDDARTECH HOLDINGS INC.

By:	/s/ Charles Boulanger
	Name:	Charles Boulanger
	Title:	Chief Executive Officer

EXHIBIT A
Form of Company Arrangement Resolution

See attached.

ARRANGEMENT RESOLUTION

LEDDARTECH INC.

BE IT RESOLVED THAT:

1.	The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving LeddarTech Inc. (the “Corporation”), LeddarTech Holdings Inc. (“LTHI”), Prospector Capital Corp. (“Prospector”) and their securityholders pursuant to the business combination agreement dated June 12, 2023, among the Corporation, Prospector and LTHI (as it may be amended, modified or supplemented from time to time, the “Business Combination Agreement”) all as more particularly described and set forth in the management information circular of the Corporation dated [●], 2023 (the “Circular”) accompanying the notice of this meeting as it may be amended, modified or supplemented in accordance with the Business Combination Agreement, is hereby authorized, approved and adopted.

2.	The (i) Business Combination Agreement and the Ancillary Documents (as defined in the Business Combination Agreement) to which the Corporation is or will be a party; (ii) actions of the directors of the Corporation in approving the Arrangement, the Business Combination Agreement and the Ancillary Documents to which the Corporation is or will be a party; and (iii) actions of the directors and officers of the Corporation in executing and delivering the Business Combination Agreement and the Ancillary Documents to which the Corporation is or will be a party (and any amendments, modifications or supplements thereto) and causing the performance by the Corporation of its obligations thereunder, in each case be and are hereby confirmed, ratified, authorized and approved.

3.	The plan of arrangement (as it may be modified or amended in accordance with the Business Combination Agreement and its terms, the “Plan of Arrangement”), the full text of which is set out in Appendix [●] to the Circular, is hereby authorized, approved and adopted.

4.	The Corporation is hereby authorized to apply for a final order from the Superior Court of Justice of Québec to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented).

5.	Notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of the Corporation or that the Arrangement has been approved by the Superior Court of Justice of Québec, the directors of the Corporation be and are hereby authorized and empowered without further notice to, or approval of, the shareholders of the Corporation (i) to amend the Business Combination Agreement or the Plan of Arrangement (or both); and (ii) not to proceed with the Arrangement and any related transactions, in each case, subject to the terms of the Business Combination Agreement.

6.	Any officer or director of the Corporation be and is hereby authorized, empowered and directed, acting for, in the name and on behalf of the Corporation, to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or to cause to be delivered, for filing with the Director appointed under section 260 of the CBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Business Combination Agreement or the Plan of Arrangement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.	Any officer or director of the Corporation be and is hereby authorized, empowered and directed, acting for, in the name and on behalf of the Corporation, to execute or cause to be executed, and to deliver or to cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

EXHIBIT b
Form of Plan of arrangement

See attached.

PLAN OF ARRANGEMENT
UNDER SECTION 192 OF THE
CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1
INTERPRETATION

1.1	In this Plan of Arrangement, any capitalized term used herein and not defined in this Section 1.1 will have the meaning ascribed thereto in the Business Combination Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Affected Securities” means, collectively, the Company Shares, the Company Options, the Prospector Shares and the Prospector Warrants;

“Affected Securityholders” means, collectively, the Company Shareholders, holders of Company Options, holders of Prospector Shares and holders of Prospector Warrants;

“Allocation Schedule” means the allocation schedule to be delivered no later than five (5) Business Days prior to the Effective Date by the Company to Prospector and Newco (and to be delivered by Newco to the Exchange Agent thereafter) in accordance with Section 2.3 of the Business Combination Agreement;

“Amalco” has the meaning ascribed thereto in Section 3.1(a) of this Plan of Arrangement;

“Amalco Common Shares” means common shares of Amalco;

“Amalco Earnout Special Shares” means the 1,000,000 Class B Non-Voting Special Shares, 1,000,000 Class C Non-Voting Special Shares, 1,000,000 Class D Non-Voting Special Shares, 1,000,000 Class E Non-Voting Special Shares and 1,000,000 Class F Non-Voting Special Shares in the capital of Amalco, convertible into Amalco Common Shares and redeemable in accordance with their terms;

“Amalco Share Redemption” has the meaning ascribed thereto in Section 3.1(c) of this Plan of Arrangement;

“Amalco Shares” means the Amalco Common Shares, Amalco Sponsor Special Shares and Amalco Earnout Special Shares;

“Amalco Sponsor Special Shares” means the Prospector New Sponsor Special Shares exchanged pursuant to the Prospector Amalgamation;

“Amalco Vesting Sponsor Warrants” means Prospector New Vesting Sponsor Warrants held by the Sponsor as exchanged for Amalco Warrants pursuant to the Prospector Amalgamation, which will be subject to the same vesting conditions as the Prospector New Vesting Sponsor Warrants as set out in the Sponsor Letter Agreement;

“Amalco Warrants” means each warrant of Amalco to purchase one Amalco Common Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the Warrant Agreement and the Sponsor Letter Agreement and shall include the Amalco Vesting Sponsor Warrants as set forth in the Allocation Schedule;

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Business Combination Agreement or Article 7 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and Prospector, each acting reasonably;

“Arrangement Dissent Rights” has the meaning ascribed thereto in Section 4.1 of this Plan of Arrangement;

“Arrangement Effective Time” means 4:30 p.m. (Montreal time) on the Effective Date, which time shall be after the Prospector Transactions, or such other time as the Company and Prospector may agree upon in writing;

“Business Combination Agreement” means the business combination agreement made as of June June 12, 2023 by and among the Company, Newco and Prospector, including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Company” means LeddarTech Inc., a corporation incorporated under the laws of Canada;

“Company Amalgamation” has the meaning ascribed thereto in Section 3.1(j) of this Plan of Arrangement;

“Company Amalgamation Effective Time” has the meaning ascribed thereto in Section 3.1(j) of this Plan of Arrangement;

“Company Articles” means the articles of incorporation of the Company, as amended from time to time (including by those articles of amendment of the Company dated November 1, 2021);

“Company Class M Shares” means the Class M preferred shares of the Company;

“Company Common Shares” means the common shares of the Company;

“Company Common Shareholders” means, at any time, the holders of Company Common Shares issued and outstanding at such time and “Company Common Shareholder” means any one of them;

“Company Equity Plans” means, collectively, (a) the Fourth Amended and Restated Option Plan of the Company, dated April 15, 2020 (as amended from time to time), (b) the Company Management Stock Option Plans, and (c) each other plan, including any applicable sub-plan, that provides for the award to any current or former director, manager, officer, employee, individual independent contractor, consultant or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company;

“Company Management Stock Option Plans” means the three (3) Management Stock Option Plans of the Company, dated June 18, 2015, December 19, 2017 and September 30, 2020 (as amended from time to time);

“Company M-Options” means the outstanding options to purchase Company Class M Shares granted pursuant to the Company Management Stock Option Plans;

“Company Options” means the outstanding options to purchase Company Shares granted pursuant to a Company Equity Plan;

“Company Preferred Shareholders” means, at any time, the holders of Company Preferred Shares issued and outstanding at such time and “Company Preferred Shareholder” means any one of them;

“Company Preferred Shares” the preferred shares of the Company designated as “Class A preferred shares”, “Class B preferred shares”, “Class C preferred shares”, “Class D-1 preferred shares”, “Class D-2 preferred shares” or “Class M preferred shares” issuable in series of “Class M preferred shares, series 2014”, “Class M preferred shares 2017” and “Class M preferred shares, series 2020” pursuant to the Company Articles;

“Company Share Conversion” has the meaning ascribed thereto in Section 3.1(f) of this Plan of Arrangement;

“Company Shareholders” means, at any time, the holders of Company Common Shares, Company Preferred Shares or both, in each case issued and outstanding at such time and “Company Shareholder” means any one of them;

“Company Shareholders Agreement” means the amended and restated unanimous shareholders agreement entered into as of November 1, 2021 among all the shareholders of the Company and the Company as amended, supplemented, restated or replaced from time to time;

“Company Shares” means, collectively, Company Common Shares and Company Preferred Shares;

“Court” means the Superior Court of Québec;

“Dissenting Shareholders” means a registered Company Shareholder (other than a Supporting Company Shareholder) who exercises Arrangement Dissent Rights in respect of the Company Arrangement Resolution in compliance with the dissent procedures set out in this Plan of Arrangement and the Interim Order or the CBCA, as applicable, and who has not withdrawn or been deemed to have withdrawn such exercise of Arrangement Dissent Rights;

“Effective Date” means the date upon which the Arrangement becomes effective as provided in this Plan of Arrangement;

“holder”, when used with reference to any securities of the Company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company in respect of such securities;

“Interim Order” means the interim order of the Court contemplated by Section 2.1(a) of the Business Combination Agreement and made pursuant to section 192(4) of the CBCA, in a form acceptable to the Company and Prospector, each acting reasonably providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended by the Court or with the consent of Prospector and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of the Company and Prospector;

“Letter of Transmittal” means the letter of transmittal to be provided by the Company to the Company Shareholders which provides a means for the delivery of any certificates representing Company Shares to the Exchange Agent and for instructions to be given by such Company Shareholder to the Exchange Agent for the delivery of the Exchange Consideration;

“Newco” means LeddarTech Holdings Inc., a corporation incorporated under the laws of Canada;

“Prospector” means Prospector Capital Corp, a Cayman Islands exempted company, and any successor thereof;

“Prospector Amalgamation” has the meaning ascribed thereto in Section 3.1(a) of this Plan of Arrangement;

“Prospector Class A Shares” means Prospector’s Class A ordinary shares, $0.0001 par value.

“Prospector Common Shares” means Prospector Class A Shares after giving effect to the Prospector Continuance;

“Prospector New Sponsor Special Shares” means Prospector Sponsor Special Shares after giving effect to the Prospector Continuance;

“Prospector New Warrant” means Prospector Warrants after giving effect to the Prospector Continuance;

“Prospector Transactions” means, sequentially, (i) the Prospector Shareholder Redemption, (ii) the Prospector Share Issuance, and (iii) the Prospector Continuance, as set out in the Business Combination Agreement, all of which shall occur on the Effective Date and prior to the Arrangement Effective Time;

“Prospector Vesting Sponsor Warrants” has the meaning set forth in the Business Combination Agreement.

“Prospector New Vesting Sponsor Warrants” means Prospector Vesting Sponsor Warrants after giving effect to Prospector Continuance.

“Prospector Warrants” means each warrant to purchase one Prospector Class A Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the Warrant Agreement and Sponsor Letter Agreement, and shall include the Prospector Vesting Sponsor Warrants as set forth in the Allocation Schedule.

“Plan of Arrangement” means this plan of arrangement and any amendments, supplements, modifications or variations hereto made in accordance with this Plan of Arrangement, the applicable provisions of the Business Combination Agreement, or upon the direction of the Court in the Final Order with the prior written consent of the Company and Prospector, each acting reasonably;

“Pro Rata Ownership” means each Company Shareholder’s pro rata interest in the issued and outstanding Company Common Shares immediately prior to the Share Exchange;

“Rollover Equity Awards” means an equity award with respect to the Surviving Company Shares that is received in exchange for a Company Equity Award upon disposition and cancellation of such Company Equity Award.

“Share Exchange” has the meaning ascribed thereto in Section 3.1(h) of this Plan of Arrangement;

“Surviving Company” has the meaning ascribed thereto in Section 3.1(j) of this Plan of Arrangement;

“Surviving Company Arrangement Options” has the meaning ascribed thereto in Section 3.1(k)(iii) of this Plan of Arrangement;

“Surviving Company Common Shares” means the Amalco Common Shares outstanding immediately after the Company Amalgamation;

“Surviving Company Earnout Special Shares” means the Amalco Earnout Special Shares outstanding immediately after the Company Amalgamation;

“Surviving Company Equity Inventive Plan” means the equity incentive plan adopted by the board of directors of the Company immediately prior to the Arrangement Effective Time;

“Surviving Company Shares” means, collectively, the Surviving Company Common Shares, the Surviving Company Sponsor Special Shares, and the Surviving Company Earnout Special Shares;

“Surviving Company Sponsor Special Shares” means the Amalco Sponsor Special Shares outstanding immediately after the Company Amalgamation;

“Surviving Company Warrants” means each warrant of Surviving Company to purchase one Surviving Company Common Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the Warrant Agreement and the Sponsor Letter Agreement and shall include the Surviving Company Vesting Sponsor Warrants as set forth in the Allocation Schedule;

“Surviving Company Vesting Sponsor Warrants” means Amalco Vesting Sponsor Warrants outstanding immediately after the Company Amalgamation; and

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

1.2	In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)	the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

(b)	time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period will be extended to the next Business Day following the day on which it would otherwise end;

(c)	the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(d)	words importing the singular number only will include the plural and vice versa and words importing the use of any gender will include all genders;

(e)	the word “including” means “including, without limiting the generality of the foregoing”;

(f)	a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder; and

(g)	all references to cash or currency in this Plan of Arrangement are to United States dollars unless otherwise indicated.

1.3	This Plan of Arrangement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Sections 354 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

ARTICLE 2
BUSINESS COMBINATION AGREEMENT

2.1	This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement and constitutes an arrangement as referred to in Section 192 of the CBCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement will govern.

2.2	This Plan of Arrangement and the Arrangement will become effective as of the Arrangement Effective Time and will be binding without any further authorization, act or formality on the part of the Court or any Person, on the Affected Securityholders, Prospector, Newco, the Company, Amalco, Surviving Company and the Exchange Agent from and after the Arrangement Effective Time.

ARTICLE 3
ARRANGEMENT

3.1	On the Effective Date, the following transactions will occur and will be deemed to occur sequentially, at the times and in the order set out below and without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)	At 2:30 p.m. (Montreal time), Prospector shall complete the Prospector Continuance pursuant to which Prospector shall be continued from the Cayman Islands to the laws of Canada and domesticate as a company existing under the CBCA and adopt the A&R Prospector Governing Documents;

(b)	At 4:30 p.m. (Montreal time), Prospector and Newco shall amalgamate to continue as one corporate entity (as so amalgamated, “Amalco”) with the same effect as if they were amalgamated under section 186 of the CBCA (the “Prospector Amalgamation”), except that the separate legal existence of Newco shall not cease and Newco shall survive the Prospector Amalgamation as Amalco, and for the avoidance of doubt, the Prospector Amalgamation together with the transactions described in Section 3.1(c) are intended to qualify as a reorganization within the meaning of section 368(a)(1)(F) of the Code for all United States federal income tax purposes and the Prospector Amalgamation is intended to qualify as an “amalgamation” for purposes of subsection 87(1) of the Tax Act. Pursuant to the Prospector Amalgamation:

(i)	each Prospector Common Share outstanding immediately prior to the Prospector Amalgamation will be converted to one Amalco Common Share, each holder of Prospector Common Shares so converted will be added to the register of holders of Amalco Common Shares, and each Prospector Common Share will be cancelled without any repayment of capital;

(ii)	each Prospector New Earnout Special Share, if any, outstanding immediately prior to the Prospector Amalgamation will be converted, on a class-by-class basis, to one Amalco Earnout Special Share, each holder of Prospector New Earnout Special Shares so converted will be added to the register of holders of Amalco Earnout Special Shares and each Prospector New Earnout Special Share so converted will be cancelled without any repayment of capital;

(iii)	each Prospector New Sponsor Special Share outstanding immediately prior to the Prospector Amalgamation will be converted to one Amalco Sponsor Special Share, each holder of Prospector New Sponsor Special Shares so converted will be added to the register of holders of Amalco Sponsor Special Shares and each Prospector New Sponsor Special Share so converted will be cancelled without any repayment of capital;

(iv)	the Newco Share outstanding immediately prior to the Prospector Amalgamation will be converted into one Amalco Common Share, the holder of the Newco Share so converted will be added to the register of holders of Amalco Common Shares and such Newco Share so converted will be cancelled without any repayment of capital;

(v)	each Prospector New Warrant that is outstanding immediately prior to the Prospector Amalgamation shall be exchanged for one Amalco Warrant (which shall include all outstanding Prospector New Vesting Sponsor Warrants being exchanged solely for Amalco Vesting Sponsor Warrants and no other Prospector New Warrants being exchanged for Amalco Vesting Sponsor Warrants), subject to adjustment, on the terms and subject to the conditions set forth in the Warrant Agreement and, as applicable, the Sponsor Letter Agreement;

(vi)	the name of Amalco will be LeddarTech Holdings Inc.;

(vii)	the registered office of Amalco will be the same registered office as Newco;

(viii)	the articles of amalgamation of Amalco will continue in the form of the articles of incorporation of Newco, as amended;

(ix)	the by-laws of Newco will continue as the by-laws of Amalco;

(x)	the directors of Amalco will be Nicholas J. Stone, Derek Kenneth Aberle and [●];

(xi)	the stated capital of Amalco will be the sum of the stated capital of Prospector and Newco;

(xii)	Amalco will own and hold all property of Prospector and Newco, and, without limiting the provisions hereof, all rights of creditors or others will be unimpaired by such Prospector Amalgamation, and all obligations of Prospector and Newco, whether arising by contract or otherwise, may be enforced against Amalco to the same extent as if such obligations had been incurred or contracted by it;

(xiii)	Amalco will continue to be liable for the obligations of Prospector and Newco;

(xiv)	all rights, contracts, permits and interests of Prospector and Newco will continue as rights, contracts, permits and interests of Amalco and, for greater certainty, the Prospector Amalgamation will not constitute a transfer or assignment of the rights or obligations of Prospector and Newco under any such rights, contracts, permits and interests;

(xv)	any existing cause of action, claim or liability to prosecution will be unaffected;

(xvi)	a civil, criminal or administrative action or proceeding pending by or against Prospector or Newco may be continued by or against Amalco; and

(xvii)	a conviction against, or ruling, order or judgment in favour of or against, Prospector or Newco may be enforced by or against Amalco;

(c)	at 4:35 p.m. (Montreal time), the Amalco Common Share held by the Company will be purchased for cancellation by Amalco for cash equal to the subscription price for the Newco Share for which such Amalco Common Share was converted pursuant to Section 3.1(b)(iv) (the “Amalco Share Redemption”);

(d)	immediately following the Amalco Share Redemption, notwithstanding the terms of the Company Shareholders Agreement, the Company Shareholders Agreement will be terminated and the parties to the Company Shareholders Agreement will cease to have any rights or obligations under the Company Shareholders Agreement;

(e)	immediately following the termination of the Company Shareholders Agreement, the Company will, subject to and in accordance with the terms and conditions of the Subscription Agreements, issue such number of Initial Investors Tranche B Notes and Additional Investors Notes to the Investors as contemplated by the Subscription Agreements;

(f)	at 4:40 p.m. (Montreal time), each Company Preferred Share held by a Company Preferred Shareholder immediately prior to the Arrangement Effective Time will be converted into and exchanged for a number non-assessable Company Common Share(s) to be determined in accordance with the terms of Part II B. (5) and Part II C. (5) of the Company Articles and as set forth in the Allocation Schedule (the “Company Share Conversion”):

(i)	such Company Preferred Shareholder will cease to have any rights as the registered holder of Company Preferred Shares (other than the right to receive the consideration contemplated by this Section 3.1(f)); and

(ii)	the name of such Company Preferred Shareholder will be removed as the registered holder of such Company Preferred Shares from the applicable securities register of the Company maintained by or on behalf of the Company and added as a registered holder of Company Common Shares on the applicable securities register of the Company maintained by or on behalf of the Company, and such Company Preferred Shares will be cancelled;

(g)	immediately following the Company Share Conversion, each Company Common Share (including any Company Common Shares issued to Company Preferred Shareholders pursuant to Section 3.1(f)) held by a Dissenting Shareholder will be deemed to be transferred and assigned by such Dissenting Shareholder to the Company free and clear of all Charges, in accordance with, and for the consideration contemplated in, Article 4:

(i)	each Dissenting Shareholder will cease to have any rights as a registered holder of Company Common Shares other than the right to receive (A) the consideration contemplated by Article 4, and (B) any dividends and other distributions payable in respect of the Company Common Shares held by such Dissenting Shareholder as of the Arrangement Effective Time, to the extent applicable, in each case less any amounts required to be withheld in accordance with Section 6.2, as applicable;

(ii)	each Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each Company Common Shares held by such Dissenting Shareholder; and

(iii)	the name of each Dissenting Shareholder will be removed as the registered holder of Company Common Shares from the applicable central securities register of the Company maintained by or on behalf of the Company and at such time, such Dissenting Shareholder will have the rights set out in Section 4.1;

(h)	at 7:00 p.m. (Montreal time), each Company Common Share (including any Company Common Shares issued to Company Preferred Shareholders pursuant to Section 3.1(f)) held by a Company Common Shareholder (other than, for the avoidance of doubt, a Dissenting Shareholder) immediately prior to effecting the steps in this Section 3.1(h) will be transferred to Amalco in consideration for that number of Amalco Common Shares and Amalco Earnout Special Shares as set forth in the Allocation Schedule, which number of Amalco Earnout Special Shares to be issued to a Company Common Shareholder pursuant to this Section 3.1(h) shall be in proportion to such Company Common Shareholder’s Pro Rata Ownership (the “Share Exchange”):

(i)	such Company Common Shareholder will cease to have any rights as a registered holder of Company Common Shares other than the right to receive (A) the consideration contemplated by this Section 3.1(h), and (B) any dividends and other distributions payable in respect of the Company Common Shares as of immediately prior to effecting the steps in this Section 3.1(h), in each case less any amounts required to be withheld in accordance with Section 6.2;

(ii)	the name of such Company Common Shareholder will be removed as the registered holder of such Company Common Shares from the applicable securities register of the Company maintained by or on behalf of the Company, and added as a registered holder of Amalco Common Shares and/or Amalco Earnout Special Shares on the applicable securities register of Amalco maintained by or on behalf of Amalco; and

(iii)	Amalco will be recorded as the registered holder of such Company Common Shares so transferred and acquired in accordance with this Section 3.1(h) and will be deemed to be the legal and beneficial owner thereof free and clear of all Charges;

(i)	immediately following the Share Exchange, the stated capital of all Company Shares shall be reduced to $1.00 in the aggregate, without payment or distribution;

(j)	at 7:05 p.m. (Montreal time), the Company and Amalco shall amalgamate to continue as one corporate entity (the “Surviving Company”), with the same effect as if they were amalgamated under section 184 and section 186 of the CBCA (the “Company Amalgamation”), except that the separate legal existence of Amalco shall not cease and Amalco shall survive the Company Amalgamation as the Surviving Company, and, for the avoidance of doubt, the Company Amalgamation together with the transactions described in Section 3.1(h) and Section 3.1(k) are intended to qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Code for all United States federal income tax purposes and the Company Amalgamation is intended to qualify as an “amalgamation” for purposes of subsection 87(1) of the Tax Act. Upon the occurrence of the Company Amalgamation (the “Company Amalgamation Effective Time”) and thereafter:

(i)	each Amalco Common Share outstanding immediately prior to the Company Amalgamation will remain outstanding and shall, from and after the Company Amalgamation Effective Time, represent one Surviving Company Common Share, and each holder of such Amalco Common Shares will be reflected on the register of holders of Surviving Company Common Shares;

(ii)	each Amalco Earnout Special Share outstanding immediately prior to the Company Amalgamation will remain outstanding and shall, from and after the Company Amalgamation Effective Time, represent one Surviving Company Earnout Special Share, and each holder of such Amalco Earnout Special Shares will be reflected on the register of holders of Surviving Company Earnout Special Shares;

(iii)	each Amalco Sponsor Special Share outstanding immediately prior to the Company Amalgamation will remain outstanding and shall, from and after the Company Amalgamation Effective Time, represent one Surviving Company Sponsor Special Share, and each holder of such Amalco Sponsor Special Shares will be reflected on the register of holders of Surviving Company Sponsor Special Shares;

(iv)	each Amalco Warrant outstanding immediately prior to the Company Amalgamation shall, from and after the Company Amalgamation Effective Time, represent one Surviving Company Warrant (including each Amalco Vesting Sponsor Warrant outstanding immediately prior to the Company Amalgamation, which shall be exchanged solely for one Surviving Company Vesting Sponsor Warrant and no other Amalco Warrant shall be exchanged for a Surviving Company Vesting Sponsor Warrant);

(v)	the name of Surviving Company will be LeddarTech Holdings Inc.;

(vi)	the registered office of Surviving Company will be the same registered office as Amalco;

(vii)	the articles of amalgamation of Amalco will continue as the articles of amalgamation of Surviving Company;

(viii)	the by-laws of Amalco will continue as the by-laws of the Surviving Company;

(ix)	the directors of Surviving Company will be Nicholas J. Stone, Derek Kenneth Aberle and [●];

(x)	the stated capital of Surviving Company will be the stated capital of Amalco;

(xi)	Surviving Company will own and hold all property of the Company and Amalco, and, without limiting the provisions hereof, all rights of creditors or others will be unimpaired by such Company Amalgamation, and all obligations of the Company and Amalco, whether arising by contract or otherwise, may be enforced against Surviving Company to the same extent as if such obligations had been incurred or contracted by it;

(xii)	Surviving Company will continue to be liable for the obligations of the Company and Amalco;

(xiii)	the Surviving Company Equity Incentive Plan will continue in full force and effect;

(xiv)	all rights, contracts, permits, hypothecs, guarantees and interests of the Company and Amalco will continue as rights, contracts, permits, hypothecs, guarantees and interests of Surviving Company and, for greater certainty, the Company Amalgamation will not constitute a transfer or assignment of the rights or obligations of the Company and Amalco under any such rights, contracts, permits, hypothecs, guarantees and interests, including for the avoidance of any doubt, Initial Investors Tranche A Notes, Initial Investors Tranche B Notes and Additional Investors Notes shall each continue as, respectively, Initial Investors Tranche A Notes, Initial Investors Tranche B Notes and Additional Investors Notes of Surviving Company;

(xv)	any existing cause of action, claim or liability to prosecution will be unaffected;

(xvi)	a civil, criminal or administrative action or proceeding pending by or against the Company or Amalco may be continued by or against Surviving Company; and

(xvii)	a conviction against, or ruling, order or judgment in favour of or against, the Company or Amalco may be enforced by or against Surviving Company;

(k)	at 7:10 p.m. (Montreal time):

(i)	each Company Option (other than the Company M-Options) outstanding immediately prior to the Arrangement Effective Time shall be cancelled for no compensation or consideration whatsoever, and any rights, entitlements or obligations associated with such Company Options, including, but not limited to, the right to exercise such Company Options for Company Shares, shall cease and be of no further force or effect, and the name of the holder thereof will be removed from the applicable securities register of the Company;

(ii)	notwithstanding section 4.10 of each of the Company Management Stock Option Plans, each Company M-Option outstanding immediately prior to the Arrangement Effective Time shall be exchanged for an option to purchase a number of Surviving Company Common Shares equal to the number of Class M Shares subject to such Company M-Option immediately prior to the Arrangement Effective Time multiplied by the Per Share Consideration (rounded down to the nearest whole share) under the Surviving Company Equity Incentive Plan at an exercise price per share equal to the exercise price per share of such Company M-Option immediately prior to the Arrangement Effective Time divided by the Per Share Consideration (rounded up to the nearest whole cent), and the portion of the Surviving Company Earnout Special Shares to be allocated to each such Rollover Equity Award upon exercise of such Rollover Equity Award pursuant to and in accordance with Section 2.7(a)(iii) of the Business Combination Agreement and the Allocation Schedule. Each such Rollover Equity Award shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company M-Option immediately prior to the Arrangement Effective Time (provided that the rights set forth in section 4.10 of each of the Company Management Stock Option Plans shall be extinguished together with any other rights similar to the rights set forth in section 4.10(y) of the Company Management Stock Option Plans enabling the request for payment of an amount in cash by the Company under the Company Management Stock Option Plans), subject to the adjustments required by this Section 3.1(k)(i)(ii) after giving effect to the Arrangement;

(iii)	notwithstanding the foregoing, if it is determined in good faith by board of directors of the Surviving Company that the excess of the aggregate fair market value of the Surviving Company Common Shares subject to an option to purchase a number of Surviving Company Common Shares (a “Surviving Company Arrangement Option”) immediately after the issuance of the Surviving Company Arrangement Option over the aggregate option exercise price for such shares pursuant to the Surviving Company Arrangement Option (such excess referred to herein as the “In the Money Amount” of the Surviving Company Arrangement Option) would otherwise exceed the excess of the aggregate fair market value of the Company Shares subject to the Company Option in exchange for which the Surviving Company Arrangement Option was issued immediately before the issuance of the Surviving Company Arrangement Option over the aggregate option exercise price for such shares pursuant to the Company Option (such excess referred to as the “In the Money Amount” of the Company Option), the previous provisions will be modified so that the In the Money Amount of the Surviving Company Arrangement Option does not exceed the In the Money Amount of the Company Option in accordance with subsection 7(1.4) of the Tax Act but only to the extent necessary;

(l)	notwithstanding the terms of each Company Equity Plan, each Company Equity Plan will be terminated, and the Company and any holder of Company Options immediately prior to the steps in Section 3.1(k) will cease to have any rights or obligations under each Company Equity Plan.

The transactions provided for in this Section 3.1 will be deemed to occur on the Effective Date notwithstanding that certain of the procedures related hereto are not completed until after the Effective Date (and provided that none of the foregoing will occur or will be deemed to occur unless all of the foregoing occur and, if they occur, all of the foregoing will be deemed to occur without further act or formality).

ARTICLE 4
RIGHTS OF DISSENT

4.1	In connection with the Arrangement, each registered Company Shareholder (other than a Supporting Company Shareholder) may exercise rights of dissent (the “Arrangement Dissent Rights”) with respect to the Company Shares held by such Company Shareholder pursuant to Section 190 of the CBCA, as modified by the Interim Order and this Section 4.1; provided that, notwithstanding Section 190(5), the written objection to the Company Arrangement Resolution referred to in such section of the CBCA must be received by the Company not later than 4:00 p.m. (Montreal time) on the day that is two Business Days preceding the Company Shareholders Meeting.

4.2	Dissenting Shareholders who duly exercise their Arrangement Dissent Rights and are ultimately entitled to be paid by the Company the fair value for their Company Common Shares (1) shall be deemed to not to have participated in the transactions in Article 3 (other than Section 3.1(g)); (2) shall be deemed to have transferred and assigned such Company Common Shares held by them in respect of which Arrangement Dissent Rights have been validly exercised to the Company, free and clear of all Liens, in accordance with Section 3.1(g); (3) will be entitled to be paid the fair value of such Company Common Shares by the Company, which fair value, notwithstanding anything to the contrary contained in the CBCA, shall be determined as of the close of business on the day before the Company Arrangement Resolution was adopted at the Company Shareholders Meeting; and (4) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Dissenting Shareholders not exercised their Arrangement Dissent Rights in respect of such Company Common Shares. Any payment to a Dissenting Shareholder in respect of his, her, or its Company Common Shares pursuant to this Section 4.2 is intended to qualify as a redemption under section 302(a) of the Code for all United States federal income tax purposes.

4.3	Dissenting Shareholders who are ultimately not entitled, for any reason, to be paid by the Company the fair value for their Company Common Shares, shall be deemed to have participated in the Arrangement in respect of those Company Common Shares on the same basis as a non-Dissenting Shareholder, and shall be entitled to receive their portion of the Exchange Consideration from Amalco in the same manner as such a non-Dissenting Shareholder, provided such Dissenting Shareholders comply with Article 5 of this Plan of Arrangement.

4.4	In no case shall Prospector, Newco, Amalco, the Company, the Surviving Company, the Exchange Agent or any other Person be required to recognize a Dissenting Shareholder as a holder of Company Common Shares or any interest therein (other than the rights set out in this Article 4) immediately after the Company Share Conversion and the name of each such Dissenting Shareholder shall be removed as the registered holder of such Company Common Shares from the applicable securities register of the Company maintained by or on behalf of the Company immediately after the Company Share Conversion, as provided in Section 3.1(g)(iii).

4.5	For greater certainty, in addition to any other restrictions in the Interim Order, no Person shall be entitled to exercise Arrangement Dissent Rights with respect to Company Common Shares in respect of which a Person has voted in person or has instructed a proxyholder to vote in favour of the Company Arrangement Resolution at the Company Shareholders Meeting.

4.6	No Arrangement Dissent Rights shall be available to Company Option holders in connection with the Arrangement.

ARTICLE 5
CERTIFICATES AND PAYMENTS

5.1	On or prior to the Business Day preceding the Arrangement Effective Time, the Company will deposit or cause to be deposited with the Exchange Agent, for the benefit of and to be held on behalf of the Company Preferred Shareholders, certificates representing or evidence in book-entry form of, the Company Common Shares issuable to Company Preferred Shareholders pursuant to Section 3.1(f).

5.2	Following the deposit with the Exchange Agent of the certificates or other evidence specified in Section 5.1, the Company will be fully and completely discharged from its obligation to issue Company Common Shares to Company Preferred Shareholders pursuant to Section 3.1(f), and the rights of such holders will be limited to receiving, from the Exchange Agent, the Exchange Consideration to which they are entitled in accordance with this Plan of Arrangement.

5.3	On the Effective Date, immediately prior to the Arrangement Effective Time, Prospector and Newco will deposit or cause to be deposited with the Exchange Agent (i) for the benefit of and to be held on behalf of the holders of Prospector Shares and holders of Prospector Warrants entitled to receive Amalco Shares and Amalco Warrants (including Amalco Vesting Sponsor Warrants) pursuant to Section 3.1(b), evidence in book-entry form of the Amalco Shares and Amalco Warrants (including Amalco Vesting Sponsor Warrants), and (ii) for the benefit of and to be held on behalf of the Company Shareholders entitled to receive Amalco Shares pursuant to Section 3.1(h), evidence of the Exchange Consideration in book-entry form.

5.4	Following the deposit with the Exchange Agent of the certificates or other evidence specified in Section 5.3, each of Amalco and Surviving Company will be fully and completely discharged from its obligation to pay the Exchange Consideration and the Surviving Company Shares to the Company Shareholders pursuant to Section 3.1(h) and 3.1(j) respectively, and to issue the Amalco Shares and Surviving Company Shares to holders of Prospector Shares and the Amalco Warrants (including Amalco Vesting Sponsor Warrants) and Surviving Company Warrants (including Surviving Company Vesting Sponsor Warrants) to holders of Prospector New Warrants (including Prospector New Vesting Sponsor Warrants), in each case, pursuant to Section 3.1(b) and 3.1(j) respectively, and the rights of such holders will be limited to receiving, from the Exchange Agent, the Amalco Shares, Amalco Warrants (including Amalco Vesting Sponsor Warrants), Surviving Company Shares or Surviving Company Warrants (including Surviving Company Vesting Sponsor Warrants), as applicable, to which they are entitled in accordance with this Plan of Arrangement.

5.5	Until such time as a Company Shareholder deposits with the Exchange Agent a duly completed Letter of Transmittal, documents, certificates and instruments contemplated by the Letter of Transmittal, as applicable, and such other documents and instruments as the Exchange Agent, the Company or Prospector (or Surviving Company, as the case may be) reasonably require, the payment or delivery to which such Company Shareholder is entitled will be delivered or paid to the Exchange Agent to be held as agent on behalf of and for the benefit of such Company Shareholder for delivery to such Company Shareholder without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the Letter of Transmittal, documents, certificates and instruments contemplated by the Letter of Transmittal and such other documents, certificates and instruments as the Exchange Agent, the Company or Prospector (or Surviving Company, as the case may be) reasonably require.

5.6	Upon surrender to the Exchange Agent for cancellation of a certificate that immediately prior to the Arrangement Effective Time represented one or more Company Shares, a duly completed and executed Letter of Transmittal and such additional documents, certificates and instruments as the Exchange Agent, the Company or Prospector (or Surviving Company, as the case may be) may reasonably require, the holder of such surrendered certificate, or the deliverer of such Company Letter of Transmittal will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Arrangement Effective Time, deliver to such holder, the certificate(s) representing or other evidence of, the Exchange Consideration that such Company Shareholder is entitled to receive under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

5.7	If any former Company Shareholder fails to deliver to the Exchange Agent the certificates, documents or instruments required to be delivered to the Exchange Agent under this Article 5 in order for such former Company Shareholder to receive the consideration which such former holder is entitled to receive pursuant to Section 3.1 on or before the day immediately prior to the sixth anniversary of the Arrangement Effective Time, and any right or claim to payment hereunder that remains outstanding, on the day before the sixth anniversary of the Arrangement Effective Time, (i) will cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration pursuant to this Plan of Arrangement will terminate and any applicable consideration held by the Exchange Agent in trust for such former holder will be deemed to be surrendered and forfeited to Surviving Company or its successors for no consideration, and (ii) any certificate representing Company Shares formerly held by such former holder will cease to represent a claim of any nature whatsoever and will be deemed to have been surrendered to Surviving Company and will be cancelled. None of the Company, Amalco or Surviving Company or any of their respective successors, will be liable to any Person in respect of any consideration (including any consideration previously held by the Exchange Agent in trust for any such former holder) which is forfeited to the Company, Amalco or Surviving Company or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

5.8	After the Arrangement Effective Time and until surrendered as contemplated by this Article 5, each certificate that immediately prior to the Arrangement Effective Time represented one or more Company Shares will be deemed at all times to represent only the right to receive certificate(s) representing or other evidence of, the Amalco Shares that such Company Shareholder is entitled to receive in accordance with this Article 5, less any amounts withheld pursuant to Section 6.2.

5.9	If any certificate that immediately prior to the Arrangement Effective Time represented one or more outstanding Company Shares that were exchanged pursuant to Article 3 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the Amalco Shares that such Person is entitled to receive pursuant to Article 3, deliverable in accordance with such holder’s Letter of Transmittal.

5.10	When authorizing the delivery of such consideration in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is being delivered must, as a condition precedent to the delivery of such consideration, give a bond satisfactory to the Company, Amalco or Surviving Company and the Exchange Agent in such sum as the Company, Amalco, Surviving Company and the Exchange Agent may direct or otherwise indemnify the Company, Amalco, Surviving Company and the Exchange Agent in a manner satisfactory to the Company, Amalco, Surviving Company and the Exchange Agent against any claim that may be made against the Company, Amalco, Surviving Company or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

5.11	In no event will any Person be entitled to a fractional Amalco Share or Surviving Company. Where the aggregate number of Amalco Shares or Surviving Company Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of an Amalco Share or Surviving Company Share being issuable, the number of Amalco Shares or Surviving Company Shares to be received by such Person will be rounded down to the nearest whole Amalco Share or Surviving Company Share, as applicable.

ARTICLE 6
EFFECT OF THE ARRANGEMENT; WITHHOLDINGS

6.1	From and after the Arrangement Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Affected Securities issued prior to the Arrangement Effective Time, (b) the rights and obligations of the Affected Securityholders, the Company, Prospector, Newco, Amalco, Surviving Company the Exchange Agent and any transfer agent or other exchange agent therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Affected Securities will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

6.2	Notwithstanding anything in this Plan of Arrangement to the contrary, Prospector, Amalco, the Surviving Company, the Group Companies, the Exchange Agent, and any Person on their behalf (each, a “Payor”) shall be entitled to take such actions as are necessary to deduct or withhold (or cause to be deducted or withheld) from any amounts (including any other consideration) payable or otherwise deliverable to any Person pursuant to the Arrangement, the Business Combination Agreement or this Plan of Arrangement such Taxes as are required to be deducted or withheld under applicable Tax Laws. To the extent that amounts are so deducted or withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes of the Arrangement, the Business Combination Agreement and this Plan of Arrangement as having been paid to the Person in respect of which such deduction or withholding was made and Payor shall furnish such Person within a reasonable amount of time with documentation evidencing such deduction or withholding. Any Payor is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to the applicable Payor to enable it to comply with such deduction or withholding requirement and the Payor shall notify within a reasonable amount of time such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding) in accordance with applicable Tax Laws.

ARTICLE 7
AMENDMENTS

7.1	The Company and Prospector may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company and Prospector, each acting reasonably, (iii) be filed with the Court and, if made following the Company Shareholders Meeting, approved by the Court, and (iv) be communicated to the Affected Securityholders if and as required by the Court.

7.2	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or Prospector at any time prior to the Company Shareholders Meeting or the Prospector Shareholders Meeting (provided that the Company or Prospector will have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting or the Prospector Shareholders Meeting, as applicable (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

7.3	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholders Meeting will be effective only if (i) it is consented to in writing by each of the Company and Prospector (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by some or all of the Company Shareholders or holders of Prospector Shares voting in the manner directed by the Court.

7.4	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by Surviving Company, provided that it concerns a matter which, in the reasonable opinion of Surviving Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

ARTICLE 8
FURTHER ASSURANCES

8.1	Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

EXHIBIT E
Form of SURVIVING COMPANY Equity Incentive Plan

See attached.

LEDDARTECH HOLDINGS INC. OMNIBUS INCENTIVE PLAN

Adopted as of [●], 2023

i

ii

iii

LEDDARTECH HOLDINGS INC.
OMNIBUS INCENTIVE PLAN

LeddarTech Holdings Inc. hereby establishes an omnibus incentive plan for certain qualified directors, executive officers, employees or consultants of the Corporation or any of its Subsidiaries.

Article 1
Interpretation

Section 1.1 Definitions.

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

“Account” means an account maintained for each Participant on the books of the Corporation which will be credited with Awards in accordance with the terms of this Plan;

“Affiliates” means any entities of which (a) one of those entities is the subsidiary of the other, or of which (b) each of them is controlled by the same person;

“Approved Agreement” means a Grant Agreement, Employment Agreement or other written agreement between the Corporation or an Affiliate and the Participant which has been approved by the CEO (or where the Participant is the CEO, approved by the Board);

“Award” means any of an Option, a SAR, an Unvested Share, an RSU and/or a DSU granted to a Participant pursuant to the terms of the Plan;

“Black-Out Period” means a period of time when pursuant to any policies of the Corporation (including the Corporation’s insider trading policy) or applicable law, any securities of the Corporation may not be traded by certain Persons designated by the Corporation;

“Board” has the meaning ascribed thereto in Section 2.2(1) hereof;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in Montréal, Québec and New York, New York, for the transaction of banking business;

“Cash Equivalent” means the amount of money equal to the Market Value multiplied by the number of vested RSUs or DSUs in the Participant’s Account, net of any applicable taxes in accordance with Section 11.2, on the RSU Settlement Date or the DSU Settlement Date, as applicable;

“Cash Retainer” means the retainer fees payable in cash to a Participant for service as an Eligible Director, and as a member or chair of a committee of the Board in accordance with the Corporation’s director compensation policy determined by the Board from time to time;

“Cause” means:

(a)	in respect of a Participant who is a U.S. Resident: (i) in the event the Participant is a party to an employment (or other services) agreement with the Company or any Affiliate that defines the term “cause” (or a term of similar effect) such definition shall apply for purposes of this Plan for such Participant, or (ii) in the event the Participant is not a party to such an employment (or other service) agreement with the Company or any Affiliate, that, in the reasonable determination of the Board, the Participant has (A) committed any felony or other crime involving moral turpitude; (B) engaged (by act or omission) in material acts of dishonesty, conflict of interest or fraud relating to the affairs of the Company, any of its Affiliates or any of their respective customers, suppliers or other business relationships; (C) committed (by act or omission) gross negligence or willful misconduct with respect to the Company, any of its Affiliates or the Company’s direct or indirect stockholders; (D) breached any applicable noncompetition, non-solicitation, non-disparagement, confidentiality or other restrictive covenant applicable to the Participant; (E) willfully failed to perform duties consistent with the Participant’s position as reasonably directed by the Board, and which failure has not been cured within ten (10) days after notice to the Participant or, if cured, recurs; or (F) breached in any material respect the applicable Grant Agreement, any other written agreement between the Participant and the Company (or an Affiliate thereof) or any applicable written policy of the Company or an Affiliate, which breach, if capable of cure, has not been cured within ten (10) days after notice to the Participant or which, if cured, recurs.

(b)	in respect of a Participant who is an employee and is not a U.S. Resident: (i) “cause” or “serious reason” (or a term of similar effect) as such term is defined in the Grant Agreement or another Approved Agreement (provided that if such term is defined in both the Grant Agreement and another Approved Agreement, the definition in the Grant Agreement will govern); or (ii) if (i) does not apply, then “Cause” means any circumstance, as provided for pursuant to applicable law, where an employer can terminate an individual’s employment without notice or payment whatsoever; or

(c)	in respect of a Participant who is not an employee and is not a U.S. Resident: (i) “cause” or “serious reason” (or a term of similar effect) as such term is defined in the Grant Agreement or another Approved Agreement (provided that if such term is defined in both the Grant Agreement and another Approved Agreement, the definition in the Grant Agreement shall govern), or (ii) if (i) does not apply, then “Cause” means any circumstance, as described in an Approved Agreement, or as provided for pursuant to applicable law, where the Corporation or its Affiliate may terminate the Participant’s engagement without notice or payment whatsoever, and for the purposes of the Plan, the determination by the Corporation that a Participant was discharged for Cause shall be binding on the Participant;

“CEO” means the Chief Executive Officer of the Corporation;

“Change of Control” means, unless the Board determines otherwise, the happening, in a single transaction or in a series of related transactions, of any of the following events:

(a)	any transaction (other than a transaction described in clause (ii) below) pursuant to which any Person or group of Persons acting jointly or in concert acquires the direct or indirect beneficial ownership of securities of the Corporation representing 50% or more of the aggregate voting power of all of the Corporation’s then issued and outstanding securities entitled to vote in the election of directors of the Corporation, other than any such acquisition that occurs upon the exercise or settlement of options or other securities granted by the Corporation under any of the Corporation’s equity incentive plans;

(b)	there is consummated an arrangement, amalgamation, merger, consolidation or similar transaction involving (directly or indirectly) the Corporation and, immediately after the consummation of such arrangement, amalgamation, merger, consolidation or similar transaction, the shareholders of the Corporation immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving or resulting entity in such amalgamation, merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving or resulting entity in such arrangement, amalgamation merger, consolidation or similar transaction, in each case in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Corporation immediately prior to such transaction;

(c)	the sale, lease, exchange, license or other disposition of all or substantially all of the Corporation’s assets to a Person other than a Person that was an Affiliate of the Corporation at the time of such sale, lease, exchange, license or other disposition, other than a sale, lease, exchange, license or other disposition to an entity, more than 50% of the combined voting power of the voting securities of which are beneficially owned by shareholders of the Corporation in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Corporation immediately prior to such sale, lease, exchange, license or other disposition;

(d)	the passing of a resolution by the Board or shareholders of the Corporation to substantially liquidate the assets of the Corporation or wind up the Corporation’s business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Corporation in circumstances where the business of the Corporation is continued and the shareholdings remain substantially the same following the re-arrangement); or

(e)	individuals who, on [●], were members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board;

provided, however, that any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a Change of Control of the Corporation or other similar event, to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such Change of Control constitutes a “change in control event” (within the meaning of Section 1.409A-3(i)(5)(i) of the Treasury Regulations) with respect to the Corporation;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Corporation” means LeddarTech Holdings Inc., a corporation existing under the Canada Business Corporations Act, as amended from time to time;

“Delay Period” has the meaning ascribed thereto in Section 9.2(3) hereof;

“Dividend Equivalent” means a cash credit equivalent in value to a dividend paid on a Share credited to a Participant’s Account;

“Dividend Payment Date” means the date on which the Corporation pays a dividend on the Shares;

“DSU” means a deferred share unit that is granted by the Corporation from time to time to a Participant pursuant to Article 6 hereof which shall upon vesting entitle the holder thereof to receive Shares issued from treasury or purchased on the open market, the Cash Equivalent or a combination thereof, subject to the terms and conditions of this Plan and the applicable DSU Agreement, provided that such DSU has not expired before vesting;

“DSU Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of DSUs and the terms and conditions thereof;

“DSU Settlement Date” has the meaning ascribed thereto in Section 6.4 hereof;

“DSU Vesting Determination Date” means, with respect to DSUs subject to vesting conditions, the date on which the Board determines if the vesting conditions with respect to such DSUs have been met, and as a result, establishes the number of DSUs that become vested, if any. The DSU Vesting Determination Date shall be on a date following the end of the applicable Performance Period, if any, but no later than the last day of the applicable Restriction Period;

“Election Notice” has the meaning ascribed thereto in Section 6.3(4) hereof;

“Eligible Director” means a member of the Board who is not an officer, employee or consultant of the Corporation or a Subsidiary (but may, for greater certainty, be a member of the board of a Subsidiary);

“Eligible Participants” means any director, executive officer, employee or consultant of the Corporation or any of its Subsidiaries;

“Employment Agreement” means, with respect to any Participant, any written employment agreement between the Corporation or a Subsidiary and such Participant;

“Equity Retainer” means the portion, if any, of the retainer fees payable in equity to a Participant for service as an Eligible Director and as a member or chair of a committee of the Board, in accordance with the Corporation’s director compensation policy determined by the Board from time to time;

“ESL” means the employment standards legislation, as amended or replaced, applicable to a Participant who is an employee;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Exercise Notice” means a notice in writing signed by a Participant and stating the Participant’s intention to exercise a particular Award, if applicable;

“Grant Agreement” means an agreement evidencing the grant to a Participant of an Award, including an Unvested Share Agreement, an Option Agreement, a SAR Agreement, an RSU Agreement, a DSU Agreement;

“Incentive Stock Option”, or “ISO” means, in the case of a Participant who is a U.S. Resident, any Option granted under and in accordance with the terms of Section 9.1 hereof, that meets the requirements of Section 422 of the Code or any successor provision thereto and is designated by the Board in the applicable Grant Agreement as an Incentive Stock Option;

“Mandatory Portion” has the meaning ascribed thereto in Section 6.3(1) hereof;

“Market Value” means, as of any date, the value of a Share determined by the Board (with full and final authority exercised in its sole discretion) as follows: (A) if the Shares are listed on any established stock exchange, “Market Value” means the price that is based on the opening, closing, actual, high, or low sale price, or the arithmetic mean of the selling prices of, a Share, on the applicable exchange on the applicable grant date, the preceding trading day, the next succeeding trading day, or the arithmetic mean of selling prices on all trading days over a specified averaging period weighted by volume of trading on each trading day in the period that is within thirty (30) days before or thirty (30) days after the applicable determination date, as determined by the Board in its discretion, or such other appropriate date as determined by the Board in its discretion; provided, that, if an arithmetic mean of prices is used to set an Option Price or SAR Price, the commitment to grant the applicable Option or SAR based on such arithmetic mean must be irrevocable before the beginning of the specified averaging period in accordance with Treasury Regulation §1.409A-1(b)(5)(iv)(A). The method of determining Market Value with respect to an Option or SAR shall be determined by the Board; provided, that, if the Board does not specify a different method, the Market Value of a Share as of a given date shall be the closing sale price as of the trading day immediately preceding the date as of which Market Value is to be determined or, if there shall be no such sale on such date, the next preceding day on which such a sale shall have occurred; or (B) if the Shares are not listed on any established stock exchange, the value as is determined solely by the Board, acting reasonably and in good faith and, in the case of a Participant who is a U.S. Resident, in accordance with Section 409A, and such determination shall be conclusive and binding on all Persons;

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as applicable;

“Nonstatutory Stock Option” means, in the case of a Participant who is a U.S. Resident, any Option which is not an Incentive Stock Option;

“Non-Qualified Security” has the meaning ascribed thereto in Section 110 of the Tax Act.

“Option” means an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, but subject to the terms and conditions of the Plan;

“Option Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of Options and the terms and conditions thereof, a form of which is attached hereto as EXHIBIT A;

“Option Price” has the meaning ascribed thereto in Section 4.3 hereof;

“Option Term” has the meaning ascribed thereto in Section 4.5 hereof;

“Participants” means Eligible Participants that are granted Awards under the Plan;

“Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss. Performance Criteria may include, without limitation, an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; net sales; sales by location or store type; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, and/or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; operating efficiencies; operating income; net income; share price; shareholder return; sales of particular products or services; customer acquisition or retention; buyer contribution; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. The Board may provide that one or more of the Performance Criteria applicable to an Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the Performance Period that affect the applicable Performance Criterion or Criteria;

“Performance Period” means the period determined by the Board at the time any Award is granted or at any time thereafter during which any Performance Criteria and any other vesting conditions specified by the Board with respect to such Award are to be measured;

“Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a Person shall have a similarly extended meaning;

“Plan” means this LeddarTech Holdings Inc. Omnibus Incentive Plan, including any amendments or supplements hereto made after the effective date hereof;

“Plan Documents” has the meaning ascribed thereto in Section 11.7 hereof;

“Retirement” means, unless otherwise determined by the Board, a Participant’s termination from active employment with the Corporation or a Subsidiary (other than for Cause or where facts that could give rise to Cause exist) where:

(a)	in the case of the CEO and the CEO’s direct reports, the employee’s retirement has been approved by the Board and the employee complies with such conditions as the Board may require in connection with its approval; or, in the case of all other Participants, the Participant (i) has (A) attained age 65 or, (B) reached age 55 with at least 10 years of service, or (ii) has achieved such lesser age and/or service thresholds as the Board may determine;

(b)	the Participant has given the Participant’s employer formal notice of the Participant’s intention to retire at least six (6) months (or such longer period as may be specified in the Participant’s Approved Agreement) in advance, or such lesser advance notice as the Board may approve in its discretion;

(c)	the Participant is not paid or entitled to receive any termination pay, severance pay, retiring allowance or equivalent in connection with the Participant’s termination of employment; and

(d)	the Participant has complied with such transitional activities as may be reasonably required by the Participant’s employer during the period from the date notice of the Participant’s intention to retire has been given until the date the Participant ceases active employment with the Corporation and any Subsidiary;

“Restriction Period” means the period determined by the Board, in its sole discretion, and (i) in the case of RSUs that may be settled in cash or Shares purchased on the open market at the discretion of the Corporation, no later than December 31 of the calendar year which is three (3) years after the calendar year in which the performance of services, for which such RSUs are granted, occurred, and (ii) in the case of DSUs, the last day of the calendar year following the Eligible Participant’s Termination Date;

“RSU” means a restricted share unit that is granted by the Corporation from time to time to a Participant pursuant to Article 5 which shall upon vesting entitle the holder thereof to receive Shares issued from treasury or purchased on the open market, the Cash Equivalent or a combination thereof, subject to the terms and conditions of this Plan and the applicable RSU Agreement, provided that such RSU has not expired before vesting;

“RSU Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of RSUs and the terms and conditions thereof;

“RSU Settlement Date” has the meaning ascribed thereto in Section 5.5(1) hereof;

“RSU Vesting Determination Date” has the meaning ascribed thereto in Section 5.4 hereof;

“SAR” means a right to receive a payment, in cash or in Shares, equal to the appreciation in the Corporation’s Shares over a specified period, as set forth in the respective SAR Agreement;

“SAR Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of SARs and the terms and conditions thereof;

“SAR Price” has the meaning ascribed thereto in Section 7.2 hereof;

“SAR Term” has the meaning ascribed thereto in Section 7.4 hereof;

“Section 409A” means Section 409A of the Code and the Treasury Regulations promulgated thereunder;

“Shares” means the subordinate voting shares in the share capital of the Corporation;

“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to one or more full-time employees, directors, officers or consultants of the Corporation or a Subsidiary including a share purchase from treasury by a full-time employee, director, officer or consultant which is financially assisted by the Corporation or a Subsidiary by way of a loan, guarantee or otherwise;

“Statutory Entitlements” has the meaning ascribed thereto in Section 11.7 hereof;

“Stock Exchange” means the Nasdaq or, if the Shares are not listed or posted for trading on any of such stock exchanges at a particular date, any other stock exchange on which the majority of the trading volume and value of the Shares are listed or posted for trading;

“Subsidiary” means a corporation, company or partnership that is controlled, directly or indirectly, by the Corporation;

“Tax Act” means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time;

“Termination Date” means (i) in the event of a Participant’s resignation, the date on which such Participant ceases to be a director, executive officer, employee or consultant of the Corporation or one of its Subsidiaries and (ii) in the event of the termination of the Participant’s employment, or position as director, executive or officer of the Corporation or a Subsidiary, or consultant providing ongoing services to the Corporation and its Subsidiaries (regardless of whether the termination is lawful or unlawful, with or without Cause), the later of (i) the last day of the applicable minimum statutory notice period applicable to the Participant pursuant to the ESL, if any, and (ii) the effective date of the termination as specified in the notice of termination provided to the Participant by the Corporation or the Subsidiary, as the case may be;

“Treasury Regulations” means the tax regulations promulgated by the United States Internal Revenue Service under the Code;

“U.S. Resident” means “United States person” as defined in Section 7701(a)(30) of the Code;

“Unvested Share” means a Share granted to a Participant with such restrictions and vesting conditions upon such Shares as may be determined by the Board at the time of the grant and granted in accordance with Article 3 hereof;

“Unvested Share Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of Unvested Shares and the terms and conditions thereof;

“Vested Awards” has the meaning ascribed thereto in Section 8.2(5) hereof;

“Voluntary Portion” has the meaning ascribed thereto in Section 6.3(1) hereof; and

“VWAP” means the volume weighted average trading price of a Share on the Nasdaq, calculated by dividing the total value by the total volume of Shares traded for the relevant period.

Section 1.2 Interpretation.

(1)	Whenever the Board is to exercise discretion or authority in the administration of the terms and conditions of this Plan, the term “discretion” or “authority” means the sole and absolute discretion of the Board.

(2)	The provision of a table of contents, the division of this Plan into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect the interpretation of this Plan.

(3)	In this Plan, words importing the singular shall include the plural, and vice versa and words importing any gender include any other gender.

(4)	The words “including”, “includes” and “include” and any derivatives of such words mean “including (or includes or include) without limitation”. As used herein, the expressions “Article”, “Section” and other subdivision followed by a number, mean and refer to the specified Article, Section or other subdivision of this Plan, respectively.

(5)	Unless otherwise specified in the Plan or the Participant’s Grant Agreement, all references to money amounts are to United States currency.

(6)	For purposes of this Plan, the legal representatives of a Participant shall only include the administrator, the executor or the liquidator of the Participant’s estate or will.

(7)	If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Plan, then the first day of the period is not counted, but the day of its expiry is counted.

Article 2
Purpose and Administration of the Plan, Granting of Awards

Section 2.1 Purpose of the Plan.

The purpose of the Plan is to permit the Corporation to grant Awards to Eligible Participants, subject to certain conditions as hereinafter set forth, for the following purposes:

(a)	to increase the interest in the Corporation’s welfare of those Eligible Participants, who share responsibility for the management, growth and protection of the business of the Corporation or a Subsidiary;

(b)	to provide an incentive to such Eligible Participants to continue their services for the Corporation or a Subsidiary and to encourage such Eligible Participants whose skills, performance and loyalty to the objectives and interests of the Corporation or a Subsidiary are necessary or essential to its success, image, reputation or activities;

(c)	to reward Participants for their performance of services while working for the Corporation or a Subsidiary; and

(d)	to provide a means through which the Corporation or a Subsidiary may attract and retain able Persons to enter its employment or service.

Section 2.2 Implementation and Administration of the Plan.

(1)	The Plan shall be administered and interpreted by the board of directors of the Corporation (the “Board”) or, if the Board by resolution so decides, by a committee or plan administrator appointed by the Board. If such committee or plan administrator is appointed for this purpose, all references to the “Board” herein will be deemed references to such committee or plan administrator. Nothing contained herein shall prevent the Board from adopting other or additional Share Compensation Arrangements or other compensation arrangements, subject to any required approval.

(2)	Subject to Article 9 hereof and any applicable rules of a Stock Exchange, the Board may, from time to time, as it may deem expedient, adopt, amend and rescind rules and regulations or vary the terms of this Plan and/or any Award hereunder for carrying out the provisions and purposes of the Plan and/or to address tax or other requirements of any applicable non-Canadian jurisdiction.

(3)	Subject to the provisions herein, the Board is authorized, in its sole discretion, to make such determinations under, and such interpretations of, and take such steps and actions in connection with, the proper administration and operations of the Plan as it may deem necessary or advisable. The Board may delegate to officers or managers of the Corporation, or committees thereof, the authority, subject to such terms as the Board shall determine, to perform such functions, in whole or in part, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Corporation. Any such delegation by the Board may be revoked at any time at the Board’s sole discretion. The interpretation, administration, construction and application of the Plan and any provisions hereof made by the Board, or by any officer, manager, committee or any other Person to which the Board delegated authority to perform such functions, shall be final and binding on the Corporation, its Subsidiaries and all Eligible Participants.

(4)	No member of the Board or any Person acting pursuant to authority delegated by the Board hereunder shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder. Members of the Board or and any person acting at the direction or on behalf of the Board, shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination.

(5)	The Plan shall not in any way fetter, limit, obligate, restrict or constraint the Board with regard to the allotment or issuance of any Shares or any other securities in the capital of the Corporation. For greater clarity, the Corporation shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, repurchasing Shares, or varying or amending its share capital or corporate structure.

Section 2.3 Participation in this Plan.

(1)	The Corporation makes no representation or warranty as to the future market value of the Shares or with respect to any income tax matters affecting any Participant resulting from the grant of an Award or the exercise of an Option or a SAR or transactions in the Shares. With respect to any fluctuations in the market price of the Shares, neither the Corporation, nor any of its directors, officers, employees, shareholders or agents shall be liable for anything done or omitted to be done by such Person or any other Person with respect to the price, time, quantity or other conditions and circumstances of the issuance of Shares hereunder, or in any other manner related to the Plan. For greater certainty, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no additional Awards will be granted to such Participant to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Corporation and its Subsidiaries do not assume responsibility for the income or other tax consequences resulting to any Participant and each Participant is advised to consult with his or her own tax advisors.

(2)	Participants (and their legal representatives) shall have no legal or equitable right, claim, or interest in any specific property or asset of the Corporation or any of its Subsidiaries. No asset of the Corporation or any of its Subsidiaries shall be held in any way as collateral security for the fulfillment of the obligations of the Corporation or any of its Subsidiaries under this Plan. Unless otherwise determined by the Board, this Plan shall be unfunded and the Corporation shall have no obligation to fund the Plan. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under this Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation.

(3)	Unless otherwise determined by the Board, the Corporation shall not offer financial assistance to any Participant in regard to the exercise of any Award granted under this Plan.

Section 2.4 Shares Subject to the Plan.

(1)	Subject to adjustment pursuant to Article 10 hereof, the securities that may be acquired by Participants under this Plan shall consist of authorized but unissued Shares.

(2)	The maximum number of Shares available for issuance, in the aggregate, under this Plan shall not exceed at any time ten percent (10%) of the aggregate number of Shares of the Corporation issued and outstanding from time to time, calculated on a non diluted basis (the “Share Reserve”), such Share Reserve representing [●] Shares as of the effective date of this Plan, and all such Shares constituting the Share Reserve as of the effective date of the Plan shall be available for issuance pursuant to ISOs granted under this Plan. The number of Shares available for issuance under the Plan and constituting the Share Reserve will increase as the number of issued and outstanding Shares of the Corporation increases from time to time. It is understood to this effect that (A) canceled Awards shall be returned to the Share Reserve for reissuance should a Participant cease to be an Eligible Participant and surrender any vested and/or unvested Awards or otherwise fail to exercise their Awards before the expiration date, and (B) any exercise of future warrants of the Corporation shall be taken into account to increase the Share Reserve such that it continues to represent 10% of the fully diluted equity of the Corporation.

(3)	No Award that can be settled in Shares issued from treasury may be granted if such grant would have the effect of causing the total number of Shares subject to such Award to exceed the above-noted total numbers of Shares reserved for issuance pursuant to the settlement of Awards. For greater certainty, Section 2.4 shall not limit the Corporation’s ability to issue Awards that are payable other than in Shares issued from treasury.

(4)	The Corporation shall, at all times during the term of this Plan, ensure that the number of Shares it is authorized to issue is sufficient to satisfy the requirement of this Plan.

(5)	If the Corporation issues Shares from treasury in settlement of RSUs, DSUs or SARs or in respect of Unvested Shares, such Shares will be issued in consideration for the past services of the Participant to the Corporation, and if the Corporation issues Shares from treasury in respect of Options such Shares will be issued in consideration for the Option Price, as applicable, and the entitlement of the Participant under this Plan in respect of the applicable Award shall be satisfied in full by such issuance of Shares. The Board may cause Shares used to satisfy for the settlement of RSUs or DSUs granted under the Plan to be purchased instead on the open market.

(6)	If an outstanding Award (or portion thereof) expires or is forfeited, surrendered, cancelled or otherwise terminated for any reason without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture are forfeited, the Shares covered by such Award, if any, will again be available for issuance under the Plan. Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

Section 2.5 Granting of Awards.

(1)	Any Award granted under the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares subject to such Award, if applicable, upon any Stock Exchange or under any law or regulation of any jurisdiction, or the consent or approval of any Stock Exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant of such Awards or exercise of any Option or SAR or the issuance or purchase of Shares thereunder, if applicable, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

(2)	The Corporation may require, as a condition to the exercise of an Award or the delivery of Shares under an Award, such representations or agreements as counsel for the Corporation may consider appropriate to avoid violation of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any applicable state or non-U.S. securities law. Any Shares required to be issued to Participants under the Plan will be evidenced in such manner as the Board may deem appropriate, including book-entry registration or delivery of share certificates. In the event that the Board determines that share certificates will be issued to Participants under the Plan, the Board may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Corporation may hold the share certificates pending lapse of the applicable restrictions.

Article 3
Unvested Shares

Section 3.1 Nature of Unvested Shares.

An Unvested Share is a Share with such restrictions and vesting and other conditions placed upon the Share as the Board may determine at the time of grant.

Section 3.2 Unvested Share Awards.

Subject to the provisions herein set forth, the provisions of any Approved Agreement, and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Unvested Shares under the Plan, (ii) fix the number of Unvested Shares, if any, to be granted to each Eligible Participant and the date or dates on which such Unvested Shares shall be granted, and (iii) determine the restrictions and vesting and other conditions applicable to such Unvested Shares (including, a restriction on or prohibition against the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Board determines, the whole subject to the terms and conditions prescribed in this Plan.

Section 3.3 Payment to Participant.

(1)	The Corporation shall, as soon as possible after the grant of the Unvested Shares, cause the transfer agent and registrar of the Shares either to:

(a)	deliver to the Participant a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant shall then be entitled to receive; or

(b)	in the case of Unvested Shares issued in uncertificated form, cause the issuance of the aggregate number of Unvested Shares as the Participant shall then be entitled to receive to be evidenced by a book position on the register of the shareholders of the Corporation maintained by the transfer agent and registrar of the Shares.

(2)	Each certificate representing Unvested Shares shall bear the following legend, as amended to reflect the restrictions and/or vesting conditions placed upon the Shares as the Board may determine at the time of grant: “THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS IN ACCORDANCE WITH THE CORPORATION’S OMNIBUS INCENTIVE PLAN AND AN UNVESTED SHARE AGREEMENT DATED ●. THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNTIL ●.”

(3)	Unless the Board shall otherwise determine,

(a)	uncertificated Unvested Shares shall be accompanied by a notation on the records of the Corporation or the transfer agent to the effect that they are subject to forfeiture until such Unvested Shares are vested as provided in Section 3.3(4) below; and

(b)	certificated Unvested Shares shall remain in the possession of the Corporation until such Unvested Shares have vested as provided in Section 3.3(4) below, and the Participant shall be required, as a condition of the grant of such Unvested Shares, to deliver to the Corporation such instruments of transfer as the Board may prescribe.

(4)	The Board, at the time of grant, shall specify the date or dates and/or the restrictions and vesting conditions on which the nontransferability of the Unvested Shares and the Corporation’s right of repurchase or forfeiture shall lapse. Subsequent to such date, or dates and/or the attainment of the restrictions and vesting conditions, the Unvested Shares for which all restrictions have lapsed shall no longer be Unvested Shares and shall be deemed “vested”.

Section 3.4 Unvested Share Agreements.

The terms of the Unvested Shares shall be evidenced by an Unvested Share Agreement, in such form not inconsistent with the Plan, as the Board may from time to time determine. The Unvested Share Agreement shall contain such terms that may be considered necessary in order that the Unvested Shares will comply with any provisions respecting restricted securities in the income tax or other laws in force in any country or jurisdiction of which a Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation, including applicable securities laws.

Article 4
Options

Section 4.1 Nature of Options.

An Option is an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, but subject to the provisions hereof and the terms of the applicable Option Agreement. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with an Option.

Section 4.2 Grant of Options for Non-Qualified Securities.

At the time of the grant of any Option, the Board may designate, or shall, to the extent required by the Tax Act, designate, that such Option shall be in respect of Shares that are Non-Qualified Securities, and the Board shall cause the Participant’s employer to provide notice of such designation of Shares as Non-Qualified Securities in the manner and by the date(s) required by subsection 110(1.9) of the Tax Act to each of:

(a)	the Participant (including, where permitted by the Tax Act, in an Option Agreement); and

(b)	the Minister of National Revenue for Canada.

Section 4.3 Option Awards.

Subject to the provisions set forth in this Plan, the provisions of any Approved Agreement, and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Options under the Plan, (ii) fix the number of Options, if any, to be granted to each Eligible Participant and the date or dates on which such Options shall be granted, (iii) determine the price per Share to be payable upon the exercise of each such Option (the “Option Price”) and the relevant vesting provisions (including Performance Criteria, if applicable) and the Option Term, the whole subject to the terms and conditions prescribed in this Plan or in any Option Agreement, and any applicable rules of a Stock Exchange, and (iv) determine any other terms and conditions applicable to the granted Options, which need not be identical.

Section 4.4 Option Price.

The Option Price for Shares that are the subject of any Option shall be determined and approved by the Board when such Option is granted.

Section 4.5 Option Term.

(1)	The Board shall determine, at the time of granting the particular Option, the period during which the Option is exercisable, which shall not be more than ten (10) years from the date the Option is granted (“Option Term”). Unless otherwise determined by the Board, all unexercised Options shall be cancelled at the expiry of the Option Term.

(2)	Should the expiration date for an Option fall within a Black-Out Period or within nine (9) Business Days following the expiration of a Black-Out Period, unless the delayed expiration would result in tax penalties, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Business Day after the end of the Black-Out Period, such tenth (10th) Business Day to be considered the expiration date for such Option for all purposes under the Plan. Notwithstanding Section 10.3 hereof, the ten (10) Business Day-period referred to in this Section 4.5(2) may not be extended by the Board.

Section 4.6 Exercise of Options.

Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board at the time of granting the particular Option, may determine in its sole discretion. For greater certainty, any exercise of Options by a Participant shall be made in accordance with the Corporation’s insider trading policy.

Section 4.7 Method of Exercise and Payment of Purchase Price.

(1)	Subject to the provisions of the Plan, an Option granted under the Plan shall be exercisable (from time to time as provided in Section 4.6 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering a fully completed Exercise Notice to the Corporation at its registered office to the attention of the Corporate Secretary of the Corporation (or the individual that the Corporate Secretary of the Corporation may from time to time designate) or give notice in such other manner as the Corporation may from time to time designate, which notice shall specify the number of Shares in respect of which the Option is being exercised and shall be accompanied by full payment, by cash, certified cheque, bank draft or any other form of payment deemed acceptable by the Board of the purchase price for the number of Shares specified therein and, if required by Section 11.2, the amount necessary to satisfy any taxes.

(2)	Upon the exercise, the Corporation shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares either to:

(a)	deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice; or

(b)	in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares.

(3)	A Participant may, in lieu of exercising Options in accordance with Section 4.6 hereof, elect to surrender such Options to the Corporation for cancellation in consideration for an amount from the Corporation equal to the amount by which (i) the aggregate Market Value of the Shares issuable under such Options, exceeds (ii) the aggregate Option Price in respect of such Options (the “Intrinsic Value”) by delivering an Exercise Notice to that effect. The Corporation shall satisfy payment of the Intrinsic Value by, at the sole discretion of the Corporation, either (a) delivering to the Participant cash in an amount equal to the amount by which the Intrinsic Value exceeds any amounts withheld or deducted pursuant to Section 11.2, or (b) issuing to the Participant such number of Shares (rounded down to the nearest whole number) having a Market Value equal to the amount by which the Intrinsic Value exceeds any amounts withheld or deducted pursuant to Section 11.2.

Section 4.8 Option Agreements.

Options shall be evidenced by an Option Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine. The Option Agreement shall contain such terms that may be considered necessary in order that the Option will comply with any provisions respecting options in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

Article 5
Restricted Share UNits

Section 5.1 Nature of RSUs.

An RSU is an Award that, upon settlement, entitles the recipient Participant to receive Shares issued from treasury or purchased on the open market at such purchase price (which may be zero) as determined by the Board, or to receive the Cash Equivalent or a combination thereof, as the case may be, pursuant and subject to such restrictions and conditions as the Board may determine at the time of grant, unless such RSU expires prior to being settled. Conditions may, without limitation, be based on continuing employment (or other service relationship) and/or achievement of Performance Criteria.

Section 5.2 RSU Awards.

(1)	Subject to the provisions herein set forth, the provisions of any Approved Agreement, and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive RSUs under the Plan, (ii) fix the number of RSUs, if any, to be granted to each Eligible Participant and the date or dates on which such RSUs shall be granted, (iii) determine the relevant conditions and vesting provisions (including the applicable Performance Period and Performance Criteria, if any) and the Restriction Period of such RSUs, (iv) if desirable at the time of grant, determine whether such RSUs will be settled in Shares issued from treasury or purchased on the open market, or in cash or a combination thereof, and (v) determine any other terms and conditions applicable to the granted RSUs, which need not be identical, the whole subject to the terms and conditions prescribed in this Plan and in any RSU Agreement.

(2)	In making such determination, the Board shall consider the timing of crediting RSUs to the Participant’s Account and the vesting requirements applicable to such RSUs to ensure that the crediting of the RSUs to the Participant’s Account and the vesting requirements are not considered a “salary deferral arrangement” for purposes of the Tax Act and any applicable provincial legislation.

(3)	Subject to the vesting and other conditions and provisions set forth herein and in the RSU Agreement, each RSU awarded to a Participant shall entitle the Participant to receive one Share, the Cash Equivalent or a combination thereof as soon as possible upon confirmation by the Board that the vesting conditions (including the Performance Criteria, if any) have been met no later than the last day of the Restriction Period.

Section 5.3 RSU Vesting Determination Date.

The vesting determination date is the date on which the Board determines if the Performance Criteria and/or other vesting conditions with respect to an RSU have been met (the “RSU Vesting Determination Date”), and as a result, establishes the number of RSUs that become vested, if any. For greater certainty, the RSU Vesting Determination Date must fall after the end of the Performance Period, if any, but no later than the last day of the applicable Restriction Period.

Section 5.4 Vesting of RSUs.

Subject to the terms of this Plan and the applicable RSU Agreement, after the applicable vesting period has ended, the holder of RSUs shall be entitled to receive payout on the value and number of RSUs, determined by the Board on the RSU Vesting Determination Date as a function of the extent to which the corresponding vesting criteria, including Performance Criteria, if any, have been achieved. After the Board has determined that the vesting criteria relating to RSUs credited to a Participant’s Account have been achieved, such RSUs shall entirely vest and be paid in accordance with Section 5.5. Notwithstanding any provision to the contrary in this Plan or the applicable RSU Agreement, the Board may, in its sole discretion, make adjustments to the calculation of any RSUs granted to Participants based on its assessment of the risk level, events that may impact the value of the RSUs or when calculations do not properly reflect all of the relevant considerations. Unless otherwise determined by the Board, all RSUs credited to a Participant’s Account in respect of which the vesting criteria have not been achieved, shall automatically be forfeited and be cancelled on the RSU Vesting Determination Date and, in any event, no later than the last day of the Restriction Period.

Section 5.5 Settlement of RSUs.

(1)	Except as otherwise provided in the RSU Agreement, all of the vested RSUs covered by a particular grant shall be settled within five (5) Business Days following their RSU Vesting Determination Date but no later than the end of the Restriction Period (the “RSU Settlement Date”). Following the receipt of such settlement, the RSU so settled shall be of no value whatsoever and shall be removed from the Participant’s Account.

(2)	Settlement of RSUs shall take place on or promptly following the RSU Settlement Date, and no later than the end of the Restriction Period, and subject to the terms of the applicable RSU Agreement, take the form determined by the Board, in its sole discretion. Settlement of RSUs shall take place through:

(a)	in the case of settlement of RSUs for their Cash Equivalent, delivery of a cheque or any other form of payment deemed acceptable by the Board to the Participant representing the Cash Equivalent;

(b)	in the case of settlement of RSUs for Shares:

(i)	delivery to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) of a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive (unless the Participant intends to simultaneously dispose of any such Shares); or

(ii)	in the case of Shares issued in uncertificated form, issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares; or

(iii)	delivery to the Participant of Shares purchased on the Participant’s behalf on the open market; or

(c)	in the case of settlement of the RSUs for a combination of Shares and the Cash Equivalent, a combination of Section 5.5(2)(a) and Section 5.5(2)(b) above.

Section 5.6 Determination of Amounts.

(1)	For purposes of determining the Cash Equivalent of RSUs to be made pursuant to Section 5.5, such calculation will be made promptly following the RSU Settlement Date based on the Market Value on the RSU Settlement Date multiplied by the number of vested RSUs in the Participant’s Account to settle in cash.

(2)	For the purposes of determining the number of Shares to be issued or delivered to a Participant upon settlement of RSUs pursuant to Section 5.5, such calculation will be made on the RSU Settlement Date based on the whole number of Shares equal to the whole number of vested RSUs then recorded in the Participant’s Account to settle in Shares.

Section 5.7 RSU Agreements.

RSUs shall be evidenced by an RSU Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine. The RSU Agreement shall contain such terms that may be considered necessary in order that the RSU will comply with any provisions respecting restricted share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

Section 5.8 Award of Dividend Equivalents.

Dividend Equivalents may, as determined by the Board in its sole discretion, be awarded in respect of unvested RSUs in a Participant’s Account on the same basis as cash dividends declared and paid on Shares as if the Participant was a shareholder of record of Shares on the relevant record date. Dividend Equivalents, if any, will be credited to the Participant’s Account in additional RSUs, the number of which shall be determined as per the following formula: (A x B)/C where:

“A” represents the amount of the dividend per Share declared and paid on the Shares by the Corporation;

“B” represents the number of RSUs listed in the Participant’s Account on the Dividend Payment Date; and

“C” represents the Market Value of one Share on the Dividend Payment Date.

Any additional RSUs credited to a Participant’s Account as a Dividend Equivalent pursuant to this Section 5.8 shall be subject to the same RSU Vesting Determination Date and vesting conditions, if any, as the RSUs in respect of which such additional RSUs are credited. In the event that the applicable RSUs do not vest, all Dividend Equivalents, if any, associated with such RSUs will be forfeited by the Participant and returned to the Corporation’s account. The foregoing does not obligate the Corporation to declare or pay dividends on Shares and nothing in the Plan shall be interpreted as creating such an obligation.

Article 6
DEFERRED SHARE UNITS

Section 6.1 Nature of DSUs.

A DSU is an Award that, upon settlement, entitles the recipient Participant to receive Shares issued from treasury or purchased on the open market at such purchase price (which may be zero) as determined by the Board, or to receive the Cash Equivalent or a combination thereof, as the case may be, pursuant and subject to such restrictions and conditions as the Board may determine at the time of grant, unless such DSU expires prior to being settled. Conditions may, without limitation, be based on continuing employment (or other service relationship) and/or achievement of Performance Criteria.

Section 6.2 DSU Awards.

(1)	Subject to the provisions herein set forth, the provisions of any Approved Agreement, and any shareholder or regulatory approval which may be required, the Board shall, from time to time, in its sole discretion, (i) designate the Eligible Participants who may receive DSUs under the Plan, (ii) fix the number of DSUs, if any, to be granted to each Eligible Participant and the date or dates on which such DSUs shall be granted, (iii) determine the relevant conditions and any vesting provisions and the Restriction Period of such DSUs, and (iv) determine any other terms and conditions applicable to the granted DSUs, which need not be identical, the whole subject to the terms and conditions prescribed in this Plan and in any applicable DSU Agreement.

(2)	In making such determination, the Board shall consider the timing of crediting DSUs, including crediting DSUs in connection with Dividend Equivalents, to a Participant’s Account, any vesting requirements and settlement timing applicable to such DSUs to ensure that the crediting of the DSUs to the Participant’s Account, any vesting requirements and settlement timing are compliant with Regulation 6801(d) under the Tax Act and any applicable provincial legislation.

(3)	Subject to any vesting and other conditions and provisions herein set forth and in the applicable DSU Agreement, if any, each DSU awarded to a Participant shall entitle the Participant to receive (i) a Share (issued from treasury or purchased on the open market), (ii) the Cash Equivalent or (iii) a combination thereof, as the case may be, following the determination by the Board on the DSU Vesting Determination Date that any applicable vesting conditions have been met, but in no event earlier than the Participant’s Termination Date, and no later than the last day of the applicable Restriction Period.

Section 6.3 Mandatory and Voluntary Participation

(1)	Subject to the Corporation’s director compensation policy determined by the Board from time to time, each Eligible Director (i) shall receive, subject to Section 6.3(3), 100% of his or her Equity Retainer in the form of DSUs (the “Mandatory Portion”), and (ii) may elect to receive, in accordance with Section 6.3(4), any percentage, up to 100%, of his or her Cash Retainer in the form of DSUs (the “Voluntary Portion”).

(2)	Each Eligible Director will receive such number of DSUs as is obtained by dividing the sum of the Mandatory Portion and the Voluntary Portion payable quarterly to the Eligible Director by the Market Value on the date on which the DSUs are awarded. DSUs shall be awarded to Eligible Directors quarterly on the first day of each quarter (or, if not a Business Day, on the following Business Day), unless otherwise determined by the Board.

(3)	Notwithstanding Section 6.3(1), any Participant may elect to receive the equivalent of his or her Mandatory Portion in cash instead of DSUs if (i) the Participant purchases in the open market the same number of Shares he or she would have received in the form of DSUs, or (ii) the Participant is otherwise exempted by the Board for any reason.

(4)	Each Participant who elects to participate in the Plan in respect of the Voluntary Portion for a given calendar year must send to the Corporate Secretary a written notice to that effect (an “Election Notice”) prior to December 31 of the preceding calendar year. Each Participant who is a newly elected or appointed director and who elects to participate in the Plan in respect of the Voluntary Portion for the then current calendar year must send to the Corporate Secretary an Election Notice within 15 days of his or her election or appointment, but prior to the receipt of the first Cash Retainer payment and in the case of Eligible Directors who are U.S. Residents, such election may only relate to the Cash Retainer not yet earned as of the date of such election. The election made in an Election Notice in respect of the Cash Retainer of a given calendar year will be irrevocable for that calendar year.

(5)	The Election Notice shall be deemed to apply to all subsequent calendar years until such time as the Participant shall send to the Corporate Secretary an Election Notice containing different instructions or a termination notice (in which case the new Election Notice or the termination notice, as applicable, shall apply to the calendar year following the calendar year during which it was sent to the Corporate Secretary).

(6)	If no Election Notice is received in accordance with Section 6.3(4) and no prior Election Notice is deemed to apply in accordance with Section 6.3(5), the Participant shall be deemed not to have elected to participate in the Plan in respect of the Voluntary Portion and his or her Cash Retainer shall be paid in cash.

(7)	Each Participant is entitled to terminate his or her participation in the Plan in respect of the Voluntary Portion for a given calendar year by sending a written notice to that effect to the Corporate Secretary prior to December 31 of the previous calendar year.

(8)	No Election Notice, or amendment or termination of an election contemplated in this Section 6.3 shall be made during a Black-out Period, and any such notice sent by a Participant during a Black-Out Period shall be null and void. To the extent that an Election Notice or other such notice is sent during a Black-Out Period, or cannot be made during the period set forth in this Section 6.3(8) as a result of the existence of a Black-out Period, the Participant shall continue to participate in the Plan in respect of a Voluntary Portion on the basis of the prior election made, or, if no prior election has been made, shall be deemed to have elected not to participate in the Plan in respect of a Voluntary Portion.

Section 6.4 DSU Vesting Determination Date.

The vesting determination date is the date on which the Board determines if the Performance Criteria and/or other vesting conditions with respect to a DSU, if any, have been met (the “DSU Vesting Determination Date”), and as a result, establishes the number of DSUs that become vested, if any. For greater certainty, the DSU Vesting Determination Date must fall after the end of the Performance Period, if any, but no later than the last day of the applicable Restriction Period.

Section 6.5 Vesting of DSUs.

Subject to the terms of this Plan and the applicable DSU Agreement, if any, after the applicable vesting period, if any, has ended and after the Participant’s Termination Date, the holder of DSUs shall be entitled to receive payout on the value and number of DSUs, determined by the Board on the applicable DSU Vesting Determination Date as a function of the extent to which the corresponding vesting criteria, if any, have been achieved. After the Board has determined that the vesting criteria, if any, relating to DSUs credited to a Participant’s Account have been achieved, such DSUs shall entirely vest and be paid in accordance with this Section 6.5, but in no event will such payment be made earlier than the Participant’s Termination Date, or later than the last day of the applicable Restriction Period. Unless otherwise determined by the Board, all DSUs credited to a Participant’s Account in respect of which any vesting criteria have not been achieved shall automatically be forfeited and be cancelled on the DSU Vesting Determination Date and, in any event, no later than the last day of the Restriction Period.

Section 6.6 Settlement of DSUs.

(1)	Except as otherwise provided in the DSU Agreement, all of the vested DSUs covered by a particular grant shall be settled following the Participant’s Termination Date but no later than the end of the Restriction Period (the “DSU Settlement Date”). Following the receipt of such settlement, the DSU so settled shall be of no value whatsoever and shall be removed from the Participant’s Account.

(2)	Settlement of DSUs shall take place promptly following the DSU Settlement Date, and no later than the end of the Restriction Period, and take the form determined by the Board, in its sole discretion. Settlement of DSUs shall take place through:

(a)	in the case of settlement of DSUs for their Cash Equivalent, delivery of a cheque or any other form of payment deemed acceptable by the Board to the Participant representing the Cash Equivalent;

(b)	in the case of settlement of DSUs for Shares:

(i)	delivery to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) of a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive (unless the Participant intends to simultaneously dispose of any such Shares); or

(ii)	in the case of Shares issued in uncertificated form, issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares; or

(iii)	delivery to the Participant of Shares purchased on the Participant’s behalf on the open market; or

(c)	in the case of settlement of the DSUs for a combination of Shares and the Cash Equivalent, a combination of Section 6.5(2)(a) and Section 6.5(2)(b) above.

Section 6.7 Determination of Amounts.

(1)	For purposes of determining the Cash Equivalent of DSUs to be made pursuant to Section 6.4, such calculation will be made on the DSU Settlement Date based on the Market Value on the DSU Settlement Date multiplied by the number of vested DSUs in the Participant’s Account to settle in cash.

(2)	For the purposes of determining the number of Shares to be issued or delivered to a Participant upon settlement of DSUs pursuant to Section 6.4, such calculation will be made on the DSU Settlement Date based on the whole number of Shares equal to the whole number of vested DSUs then recorded in the Participant’s Account to settle in Shares.

Section 6.8 DSU Agreements.

DSUs shall be evidenced by a DSU Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine. The DSU Agreement may contain such terms that may be considered necessary in order that the DSU will comply with any provisions respecting deferred share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

Section 6.9 Grant of Dividend Equivalents.

Dividend Equivalents may, as determined by the Board in its sole discretion, be awarded in respect of unvested DSUs in a Participant’s Account on the same basis as cash dividends declared and paid on Shares as if the Participant was a shareholder of record of Shares on the relevant record date. Dividend Equivalents, if any, will be credited to the Participant’s Account in additional DSUs, the number of which shall be determined as per the following formula: (A x B)/C where:

“A” represents the amount of the dividend per Share declared and paid on the Shares by the Corporation;

“B” represents the number of DSUs listed in the Participant’s Account on the Dividend Payment Date; and

“C” represents the Market Value of one Share on the Dividend Payment Date.

Any additional DSUs credited to a Participant’s Account as a Dividend Equivalent pursuant to this Section 6.7 shall be subject to the same DSU Vesting Determination Date and vesting conditions, if any, as the DSUs in respect of which such additional DSUs are credited. In the event that the applicable DSUs do not vest, all Dividend Equivalents, if any, associated with such DSUs will be forfeited by the Participant and returned to the Corporation’s account. The foregoing does not obligate the Corporation to declare or pay dividends on Shares and nothing in the Plan shall be interpreted as creating such an obligation.

Article 7
Share Appreciation Rights

Section 7.1 Nature of SARs.

A SAR is an Award entitling the recipient to receive Shares having a value equal to the excess of the Market Value of a Share on the date of exercise over the SAR Price (which price shall not be less than 100% of the Market Value of the Share on the date of grant) multiplied by the number of Shares with respect to which the SAR shall have been exercised. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with a SAR.

Section 7.2 SAR Awards.

Subject to the provisions herein set forth, the provisions of any Approved Agreement, and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive SAR Awards under the Plan, (ii) fix the number of SAR Awards to be granted to each Eligible Participant and the date or dates on which such SAR Awards shall be granted, and (iii) determine the price per Share to be payable upon the vesting of each such SAR (the “SAR Price”) and the relevant conditions and vesting provisions (including the applicable Performance Period and Performance Criteria, if any) and the SAR Term, the whole subject to the terms and conditions prescribed in this Plan and in any SAR Agreement.

Section 7.3 SAR Price.

The SAR Price for the Shares that are the subject of any SAR shall be fixed by the Board when such SAR is granted, but shall not be less than the Market Value of such Shares at the time of the grant.

Section 7.4 SAR Term.

(1)	The Board shall determine, at the time of granting the particular SAR, the period during which the SAR is exercisable, which shall not be more than ten (10) years from the date the SAR is granted (“SAR Term”) and the vesting schedule of such SAR, which will be detailed in the applicable SAR Agreement. Unless otherwise determined by the Board, all unexercised SARs shall be cancelled at the expiry of the SAR Term.

(2)	Should the expiration date for a SAR fall within a Black-Out Period or within nine (9) Business Days following the expiration of a Black-Out Period, unless the delayed expiration would result in tax penalties, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Business Day after the end of the Black-Out Period, such tenth (10th) Business Day to be considered the expiration date for such SAR for all purposes under the Plan. Notwithstanding Section 10.3 hereof, the ten (10) Business Day-period referred to in this Section 7.4 may not be extended by the Board.

Section 7.5 Exercise of SARs.

Prior to its expiration or earlier termination in accordance with the Plan, each SAR shall be exercisable at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board at the time of granting the particular SAR, may determine in its sole discretion. For greater certainty, any exercise of SARs by a Participant shall be made in accordance with the Corporation’s insider trading policy.

Section 7.6 Method of Exercise.

(1)	Subject to the provisions of the Plan, a SAR granted under the Plan shall be exercisable (from time to time as provided in Section 7.5 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering a fully completed Exercise Notice to the Corporation at its registered office to the attention of the Corporate Secretary of the Corporation (or to the individual that the Corporate Secretary of the Corporation may from time to time designate) or give notice in such other manner as the Corporation may from time to time designate which notice shall specify the number of Shares with respect to which the SAR is being exercised and the effective date of the proposed exercise.

(2)	The exercise of a SAR with respect to any number of Shares shall entitle the Participant to receive, from the Corporation, a number of Shares having an aggregate Market Value equal to the excess of the Market Value of a Share on the effective date of such exercise over the per share SAR Price, rounded down to the nearest whole Share.

(3)	Upon the exercise, the Corporation shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares to either:

(a)	deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive (unless the Participant intends to simultaneously dispose of any such Shares); or

(b)	in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares.

Section 7.7 SAR Agreements.

SARs shall be evidenced by a SAR Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine. The SAR Agreement shall contain such terms that may be considered necessary in order that the SAR will comply with any provisions respecting stock appreciation rights in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

Article 8
General Conditions

Section 8.1 General Conditions Applicable to Awards.

Each Award, as applicable, shall be subject to the following conditions:

(1)	Vesting Period. Each Award granted hereunder shall vest in accordance with the terms of the Grant Agreement entered into in respect of such Award. The Board has the right to accelerate the date upon which any Award becomes exercisable notwithstanding the vesting schedule set forth for such Award, regardless of any adverse or potentially adverse tax consequence resulting from such acceleration.

(2)	Employment. Notwithstanding any express or implied term of this Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee by the Corporation or a Subsidiary to the Participant of employment or another service relationship with the Corporation or a Subsidiary. The granting of an Award to a Participant shall not impose upon the Corporation or a Subsidiary any obligation to retain the Participant in its employ or service in any capacity. Nothing contained in this Plan or in any Award granted under this Plan shall interfere in any way with the rights of the Corporation or any of its Affiliates in connection with the employment, retention or termination of any such Participant. The loss of existing or potential profit in Shares underlying Awards granted under this Plan shall not constitute an element of damages in the event of termination of a Participant’s employment or service in any office or otherwise.

(3)	Grant of Awards. Eligibility to participate in this Plan does not confer upon any Eligible Participant any right to be granted Awards pursuant to this Plan. Granting Awards to any Eligible Participant does not confer upon any Eligible Participant the right to receive nor preclude such Eligible Participant from receiving any additional Awards at any time. The extent to which any Eligible Participant is entitled to be granted Awards pursuant to this Plan will be determined in the sole discretion of the Board. Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Participant’s relationship or employment with the Corporation or any Subsidiary.

(4)	Rights as a Shareholder. Neither the Participant nor such Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by such Participant’s Awards by reason of the grant of such Award until such Award has been duly exercised, as applicable, and settled and Shares have been issued in respect thereof. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such Shares have been issued.

(5)	Conformity to Plan. In the event that an Award is granted or an Approved Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan.

(6)	Transferrable Awards. Except as specifically provided in an Approved Agreement approved by the Board, each Award granted under the Plan is personal to the Participant and shall not be assignable or transferable by the Participant, whether voluntarily or by operation of law, except by will or by the laws of succession of the domicile of the deceased Participant. No Award granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of on pain of nullity.

(7)	Participant’s Entitlement. Except as otherwise provided in this Plan or in an Approved Agreement, or unless the Board permits otherwise, upon any Subsidiary of the Corporation ceasing to be a Subsidiary of the Corporation, Awards previously granted under this Plan that, at the time of such change, are held by a Person who is a director, executive officer, employee or consultant of such Subsidiary of the Corporation and not of the Corporation itself, whether or not then exercisable, shall automatically terminate on the date of such change.

Section 8.2 General Conditions Applicable to Options and SARs.

Unless otherwise specified in an Approved Agreement, or otherwise determined by the Board, each Option or SAR, as applicable, shall be subject to the following conditions:

(1)	Termination for Cause. Upon a Participant ceasing to be an Eligible Participant for Cause, any vested or unvested Option or SAR granted to such Participant shall terminate automatically and become void immediately. For the purposes of the Plan, the determination by the Corporation that the Participant was discharged for Cause shall be binding on the Participant.

(2)	Termination not for Cause. Upon a Participant ceasing to be an Eligible Participant as a result of his or her employment or service relationship with the Corporation or a Subsidiary being terminated without Cause, (i) any unvested Option or SAR granted to such Participant shall terminate and become void immediately and (ii) any vested Option or SAR granted to such Participant may be exercised by such Participant. Unless otherwise determined by the Board, in its sole discretion, such Option or SAR shall only be exercisable within the earlier of ninety (90) days after the Termination Date and the expiry date of the Award set forth in the Grant Agreement.

(3)	Resignation. Upon a Participant ceasing to be an Eligible Participant as a result of his or her resignation from the Corporation or a Subsidiary, (i) each unvested Option or SAR granted to such Participant shall terminate and become void immediately upon resignation and (ii) each vested Option or SAR granted to such Participant will cease to be exercisable on the earlier of the ninety (90) days following the Termination Date and the expiry date of the Award set forth in the Grant Agreement.

(4)	Permanent Disability/Retirement. Upon a Participant ceasing to be an Eligible Participant by reason of Retirement or permanent disability, (i) any unvested Option or SAR shall terminate and become void immediately and (ii) any vested Option or SAR shall remain exercisable for a period of one (1) year from the date of Retirement or the date on which the Participant ceases his or her employment or service relationship with the Corporation or any Subsidiary by reason of permanent disability, but not later than the expiry date of the Award set forth in the Grant Agreement, and thereafter any such Option or SAR shall expire. To the extent an ISO is not exercised within the time period required by applicable law, it shall thereafter be treated as a Nonstatutory Stock Option.

(5)	Death. Upon a Participant ceasing to be an Eligible Participant by reason of death, any vested Option or SAR granted to such Participant may be exercised by the liquidator, executor or administrator, as the case may be, of the estate of the Participant for that number of Shares only which such Participant was entitled to acquire under the respective Options or SARs (the “Vested Awards”) hereof on the date of such Participant’s death. Such Vested Awards shall only be exercisable within eighteen (18) months after the Participant’s death or prior to the expiration of the original term of the Options or SARs whichever occurs earlier. Subject to the terms of the applicable Grant Agreement, any Options or SAR that would have vested within twelve (12) months following such Participant’s death shall be deemed to be Vested Awards on such date, and all other Options or SARs that are not Vested Awards will be cancelled on the date of such Participant’s death. To the extent an ISO is not exercised within the time period required by applicable law, it shall thereafter be treated as a Nonstatutory Stock Option.

Section 8.3 General Conditions Applicable to RSUs and DSUs.

Unless otherwise specified in an Approved Agreement, or otherwise determined by the Board, each RSU and DSU shall be subject to the following conditions:

(1)	Termination for Cause and Resignation. Upon a Participant ceasing to be an Eligible Participant for Cause or as a result of his or her resignation from the Corporation or a Subsidiary, the Participant’s participation in the Plan shall be terminated immediately, all RSUs and DSUs credited to such Participant’s Account that have not vested shall be forfeited and cancelled, and the Participant’s rights to Shares or Cash Equivalent or a combination thereof that relate to such Participant’s unvested RSUs and DSUs shall be forfeited and cancelled on the Termination Date.

(2)	Death or Cessation of Employment or Service Relationship. Except as otherwise determined by the Board from time to time, at its sole discretion, upon a Participant ceasing to be an Eligible Participant as a result of (i) death, (ii) Retirement, (iii) his or her employment or service relationship with the Corporation or a Subsidiary being terminated by the Corporation or a Subsidiary for reasons other than for Cause, or (iv) permanent disability, provided that all unvested RSUs and DSUs in the Participant’s Account as of such date relating to a Restriction Period in progress shall remain outstanding and in effect until the applicable RSU Vesting Determination Date or DSU Vesting Determination Date, and

(a)	If, on the RSU Vesting Determination Date or DSU Vesting Determination Date, the Board determines that the vesting conditions were not met for such RSUs or DSUs, as applicable, then all unvested RSUs and DSUs credited to such Participant’s Account shall be forfeited and cancelled and the Participant’s rights to Shares or Cash Equivalent or a combination thereof that relate to such unvested RSUs and DSUs shall be forfeited and cancelled; and

(b)	If, on the RSU Vesting Determination Date or DSU Vesting Determination Date, the Board determines that the vesting conditions (if any) were met for such RSUs or DSUs, as applicable, the Participant shall be entitled to receive pursuant to Section 5.5 or Section 6.4, as applicable, that number of Shares or Cash Equivalent or a combination thereof equal to the number of RSUs or DSUs outstanding in the Participant’s Account in respect of such Restriction Period multiplied by a fraction, the numerator of which shall be the number of completed months of service of the Participant with the Corporation or a Subsidiary during the applicable Restriction Period as of the date of the Participant’s death, Retirement, their Termination Date, or date of permanent disability and the denominator of which shall be equal to the total number of months included in the applicable Restriction Period (which calculation shall be made on the applicable RSU Vesting Determination Date or DSU Vesting Determination Date) and the Corporation shall distribute such number of Shares or Cash Equivalent or a combination thereof to the Participant or the liquidator, executor or administrator, as the case may be, of the estate of the Participant, as soon as practicable thereafter, but no later than the end of the Restriction Period, the Corporation shall debit the corresponding number of RSUs and DSUs from the Account of such Participant’s or such deceased Participants’, as the case may be, and the Participant’s rights to all other Shares or Cash Equivalent or a combination thereof that relate to such Participant’s RSUs and DSUs shall be forfeited and cancelled; provided that, notwithstanding the foregoing, upon a Participant ceasing to be an Eligible Participant by reason of Retirement, this Section 8.3(2) shall not apply to a Participant in the event such Participant, directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, carries on or becomes employed by, engaged in or otherwise commercially involved in, any activity or business in the Advanced Driver Assistance Systems (ADAS) or autonomous vehicles software industries prior to the applicable RSU Vesting Determination Date or DSU Vesting Determination Date. In such event, Section 8.3(1) shall apply to such Participant. Except as expressly provided for in an RSU Agreement or DSU Agreement, none of the foregoing provisions of this Section 8.3(2), shall apply to a U.S. Resident.

(3)	General. For greater certainty, where a Participant’s employment or service relationship with the Corporation or a Subsidiary is terminated pursuant to Section 8.3(1) or Section 8.3(2) hereof following the satisfaction of all vesting conditions in respect of particular RSUs or DSUs but before receipt of the corresponding distribution or payment in respect of such RSUs or DSUs, the Participant shall remain entitled to such distribution or payment.

Section 8.4 General Conditions Applicable to Unvested Shares.

Upon a Participant ceasing to be an Eligible Participant for any reason, any Unvested Shares that have not vested at such time shall automatically and without any requirement of notice to such Participant, or other action by or on behalf of the Corporation, be deemed to have been reacquired by the Corporation from such Participant, and thereafter shall cease to represent any ownership in the Corporation by the Participant or rights of the Participant as a shareholder of the Corporation. Following such deemed reacquisition, the Participant shall surrender any certificates representing Unvested Shares in such Participant’s possession to the Corporation upon request without consideration.

Section 8.5 Cessation of Vesting Following Termination

Except if and as required to comply with applicable minimum requirements contained in ESL, the Participant is not eligible for continued vesting of any Award during any period in which the Participant receives, or claims to be entitled to receive, any compensatory payments or damages in lieu of notice of termination pursuant to contract, common law or civil law, and the Participant will not be entitled to any damages or other compensation in respect of any Award that does not vest or is not awarded due to termination as of the Termination Date of the Participant’s employment, consulting engagement or directorship, as the case may be, with the Corporation or a Subsidiary for any reason. The Plan displaces any and all common law and civil law rights the Participant may have or claim to have in respect of any Awards, including any right to damages. The foregoing shall apply, regardless of: (i) the reason for the termination of Participant’s employment, consulting engagement or directorship; (ii) whether such termination is lawful or unlawful, with or without Cause; (iii) whether it is the Participant or the Corporation or the Subsidiary that initiates the termination; and (iv) any fundamental changes, over time, to the terms and conditions applicable to the Participant’s employment, consulting engagement or service as a director.

Section 8.6 Service with Affiliates

Notwithstanding the other provisions of Article 8, unless the Board, in its discretion, otherwise determines or as otherwise set out in an Approved Agreement, at any time and from time to time, Awards are not affected by a change of employment, consulting engagement or directorship within or among the Corporation or its Subsidiaries for so long as the Participant continues to be a director, executive officer, employee or consultant of the Corporation or its Subsidiaries.

Article 9
Compliance With U.S. Tax Laws

Section 9.1 Incentive Stock Options.

Each Option granted to a U.S. Resident shall be designated in the Grant Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Any Option designated as an Incentive Stock Option: (a) shall be granted only to a Participant who is an employee of the Corporation or Subsidiary; (b) in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, does not own shares of the Corporation representing more than ten percent (10%) of the voting power of all classes of shares of the Corporation or any parent or subsidiary, shall be granted with an Option Price that is not less than the Market Value of a Share on the date of grant; (c) in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns shares of the Corporation representing more than ten percent (10%) of the voting power of all classes of shares of the Corporation or any parent or subsidiary, shall be granted with an Option Price that is not less than one hundred ten percent (110%) of the Market Value of a Share on the date of grant; (d) shall not have an aggregate fair market value (determined for each Incentive Stock Option at the date of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under the Plan and any other employee stock option plan of the Corporation or any parent or subsidiary), determined in accordance with the provisions of Section 422 of the Code, that exceeds $100,000; and (e) shall have a term not exceeding ten (10) years from the date of grant or such shorter term as may be provided in the Grant Agreement and, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns shares of the Corporation representing more than ten percent (10%) of the voting power of all classes of shares of the Corporation or any parent or subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Grant Agreement. No Incentive Stock Options may be granted under the Plan after the tenth (10th) anniversary of the earlier of the approval of the Plan by shareholders of the Corporation or the date the Plan was approved by the Board.

Section 9.2 Section 409A.

(1)	Without limiting the generality of this Section 9.2, each Award granted to a U.S. Resident will contain such terms as the Board determines, and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(2)	Notwithstanding Section 9.1 and Section 9.2 of this Plan or any other provision of this Plan or any Grant Agreement to the contrary, the Board may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of the Award, if the Board determines that such amendment, modification or termination is necessary or advisable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(3)	If a Participant is deemed on the date of the Participant’s termination of employment or other service relationship with the Corporation or a Subsidiary to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 9.2(3) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first Business Day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Grant Agreement.

(4)	For purposes of Section 409A, each payment made under this Plan will be treated as a separate payment.

Article 10
Adjustments and Amendments

Section 10.1 Adjustment to Shares Subject to Outstanding Awards.

At any time after the grant of an Award to a Participant and prior to the expiration of the term of such Award or the forfeiture or cancellation of such Award, in the event of (i) any subdivision of the Shares into a greater number of Shares, (ii) any consolidation of Shares into a lesser number of Shares, (iii) any reclassification, reorganization or other change affecting the Shares, (iv) any merger, amalgamation or consolidation of the Corporation with or into another corporation, or (v) any distribution to all holders of Shares or other securities in the capital of the Corporation, of cash, evidences of indebtedness or other assets of the Corporation (excluding an ordinary course dividend in cash or shares, but including for greater certainty shares or equity interests in a subsidiary or business unit of the Corporation or one of its subsidiaries or cash proceeds of the disposition of such a subsidiary or business unit) or any transaction or change having a similar effect, then the Board shall in its sole discretion, subject to the required approval of any Stock Exchange, determine the appropriate adjustments or substitutions to be made in such circumstances in order to maintain the economic rights of the Participant in respect of such Award in connection with such occurrence or change, including, without limitation:

(a)	adjustments to the exercise price of such Award without any change in the total price applicable to the unexercised portion of the Award;

(b)	adjustments to the number of Shares to which the Participant is entitled upon exercise of such Award;

(c)	adjustments permitting the immediate exercise of any outstanding Awards that are not otherwise exercisable; or

(d)	adjustments to the number of kind of Shares reserved for issuance pursuant to the Plan.

Section 10.2 Change of Control.

Except as may be provided in an Approved Agreement, and notwithstanding anything else to the contrary herein, in the event of a potential Change of Control, the Board shall have the power, in its sole discretion, to modify the terms of this Plan and/or the Awards (including, for greater certainty, to cause the vesting of all unvested Awards) to assist the Participants to tender into a take-over bid or participating in any other transaction leading to a Change of Control. For greater certainty, in the event of a take-over bid or any other transaction leading to a Change of Control, the Board shall have the power, in its sole discretion, to (i) provide that any or all Awards shall thereupon terminate, provided that any such outstanding Awards that have vested shall remain exercisable until consummation of such Change of Control, and (ii) permit Participants to conditionally exercise their Options and SARs, such conditional exercise to be conditional upon the take-up by such offeror of the Shares or other securities tendered to such take-over bid in accordance with the terms of such take-over bid (or the effectiveness of such other transaction leading to a Change of Control). If, however, the potential Change of Control referred to in this Section 10.2 is not completed within the time specified therein (as the same may be extended), then notwithstanding this Section 10.2 or the definition of “Change of Control”: (i) any conditional exercise of vested Options and/or SARs shall be deemed to be null, void and of no effect, and such conditionally exercised Awards shall for all purposes be deemed not to have been exercised, (ii) Shares which were issued pursuant to exercise of Options and/or SARs which vested pursuant to this Section 10.2 shall be returned by the Participant to the Corporation and reinstated as authorized but unissued Shares, and (iii) the original terms applicable to Awards which vested pursuant to this Section 10.2 shall be reinstated.

Section 10.3 Amendment or Discontinuance of the Plan.

(1)	The Board may suspend or terminate the Plan at any time, or from time to time amend or revise the terms of the Plan or any granted Award without the consent of the Participants provided that such suspension, termination, amendment or revision shall:

(a)	not adversely alter or impair the rights of any Participant, without the consent of such Participant except as permitted by the provisions of the Plan;

(b)	be in compliance with applicable law and with the prior approval, if required, of the shareholders of the Corporation, the Nasdaq or any other regulatory body having authority over the Corporation; and

(c)	be subject to shareholder approval, where required by law or the requirements of the Nasdaq, provided that the Board may, from time to time, in its absolute discretion and without approval of the shareholders of the Corporation make the following amendments to this Plan:

(i)	any amendment to the vesting provision, if applicable, or assignability provisions of the Awards;

(ii)	any amendment to the expiration date of an Award that does not extend the terms of the Award past the original date of expiration of such Award;

(iii)	any amendment regarding the effect of termination of a Participant’s employment or engagement;

(iv)	any amendment which accelerates the date on which any Option or SAR may be exercised under the Plan;

(v)	any amendment to the definition of an Eligible Participant under the Plan;

(vi)	any amendment necessary to comply with applicable law or the requirements of the Nasdaq or any other regulatory body;

(vii)	any amendment of a “housekeeping” nature, including to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan;

(viii)	any amendment regarding the administration of the Plan;

(ix)	any amendment to add provisions permitting the grant of Awards settled otherwise than with Shares issued from treasury, a form of financial assistance or clawback, and any amendment to a provision permitting the grant of Awards settled otherwise than with Shares issued from treasury, a form of financial assistance or clawback which is adopted; and

(x)	any other amendment that does not require the approval of the shareholders of the Corporation under Section 10.3(2).

(2)	Notwithstanding Section 10.3(1), the Board shall be required to obtain shareholder approval for any increase to the maximum number of Shares issuable under the Plan, except in the event of an adjustment pursuant to Article 10;

(3)	The Board may, by resolution, advance the date on which any Award may be exercised or payable or, subject to applicable regulatory provisions, including any rules of a Stock Exchange or shareholder approval requirements of Section 409A, extend the expiration date of any Award, in the manner to be set forth in such resolution provided that the period during which an Option or a SAR is exercisable or RSU is outstanding does not exceed ten (10) years from the date such Option or SAR is granted in the case of Options and SARs and three (3) years after the calendar year in which the services giving rise to the award were rendered in the case of RSUs. The Board shall not, in the event of any such advancement or extension, be under any obligation to advance or extend the date on or by which any Option or SAR may be exercised or RSU may be outstanding by any other Participant.

Article 11
Miscellaneous

Section 11.1 Use of an Administrative Agent and Trustee.

The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent or trustee to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion. The Corporation and the administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

Section 11.2 Tax Withholding.

(1)	Notwithstanding any other provision of this Plan, all distributions, delivery of Shares or payments to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) under the Plan shall be made net of applicable taxes and source deductions. If the event giving rise to the withholding obligation involves an issuance or delivery of Shares, then, the withholding obligation may be satisfied by (a) having the Participant elect to have the appropriate number of such Shares sold by the Corporation, the Corporation’s transfer agent and registrar or any trustee appointed by the Corporation pursuant to Section 11.1 hereof, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale being delivered to the Corporation, which will in turn remit such amounts to the appropriate governmental authorities, or (b) any other mechanism as may be required or appropriate to conform with local tax and other rules.

(2)	Notwithstanding Section 11.2(1), the applicable tax withholdings may be waived where a Participant other than a U.S. Resident directs in writing that a payment be made directly to the Participant’s registered retirement savings plan in circumstances to which subsection 100(3) of the regulations made under the Tax Act apply.

Section 11.3 Clawback.

Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Corporation pursuant to any such law, government regulation or stock exchange listing requirement). Without limiting the generality of the foregoing, the Board may provide in any case that outstanding Awards (whether or not vested or exercisable) and the proceeds from the exercise or disposition of Awards or Shares acquired under Awards will be subject to forfeiture and disgorgement to the Corporation, with interest and other related earnings, if the Participant to whom the Award was granted violates (i) a non-competition, non-solicitation, confidentiality or other restrictive covenant by which he or she is bound, or (ii) any policy adopted by the Corporation applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan. In addition, the Board may require forfeiture and disgorgement to the Corporation of outstanding Awards and the proceeds from the exercise or disposition of Awards or Shares acquired under Awards, with interest and other related earnings, to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act, and any related policy adopted by the Corporation. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees to cooperate fully with the Board, and to cause any and all permitted transferees of the Participant to cooperate fully with the Board, to effectuate any forfeiture or disgorgement required hereunder. Neither the Board nor the Corporation nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 11.3.

Section 11.4 Securities Law Compliance.

(1)	The Plan (including any amendments to it), the terms of the grant of any Award under the Plan, the grant of any Award and exercise of any Option or SAR, and the Corporation’s obligation to sell and deliver Shares in respect of any Awards, shall be subject to all applicable federal, provincial, state and foreign laws, rules and regulations, the rules and regulations of applicable Stock Exchanges and to such approvals by any regulatory or governmental agency as may, as determined by the Corporation, be required. The Corporation shall not be obliged by any provision of the Plan or the grant of any Award hereunder to issue, sell or deliver Shares in violation of such laws, rules and regulations or any condition of such approvals.

(2)	No Awards shall be granted, and no Shares shall be issued, sold or delivered hereunder, where such grant, issue, sale or delivery would require registration of the Plan or of the Shares under the securities laws of any foreign jurisdiction (other than Canada and the United States) or the filing of any prospectus for the qualification of same thereunder, and any purported grant of any Award or purported issue or sale of Shares hereunder in violation of this provision shall be void.

(3)	The Corporation shall have no obligation to issue any Shares pursuant to this Plan unless upon official notice of issuance such Shares shall have been duly listed with a Stock Exchange. Shares issued, sold or delivered to Participants under the Plan may be subject to limitations on sale or resale under applicable securities laws.

(4)	If Shares cannot be issued to a Participant upon the exercise of an Option or a SAR due to legal or regulatory restrictions, the obligation of the Corporation to issue such Shares shall terminate and any funds paid to the Corporation in connection with the exercise of such Option or SAR will be returned to the applicable Participant as soon as practicable.

Section 11.5 Reorganization of the Corporation.

The existence of any Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, reclassification, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

Section 11.6 Participant Information.

Each Participant agrees to provide the Corporation with all information (including personal information, which means any information of an identifiable individual) required by the Corporation in order to administer the Plan. Each Participant acknowledges that information required by the Corporation in order to administer the Plan may be shared with third parties in connection with such administration (such persons, “Recipients”). Recipients may be located in the Participant’s jurisdiction of residence, or elsewhere, and the Participant’s jurisdiction may have different data privacy laws and protections than the Recipients’ jurisdiction(s). Each Participant consents to such sharing and authorizes the Corporation to share the Participant’s information on their behalf and authorizes such Recipients to receive, possess, use, retain, transfer and otherwise process the information, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan. A Participant may, at any time, refuse or withdraw the consents in this Section 11.6 by giving written notice to the Corporation. If the Participant refuses or withdraws the consents in this Section 11.6, the Corporation may cancel the Participant’s participation in the Plan and, in the Board’s discretion, the Participant may forfeit any of their outstanding Awards.

Section 11.7 Compliance with Employment Standards.

It is understood and agreed that all provisions of the Plan and any Approved Agreement (the “Plan Documents”) are subject to all applicable minimum requirements of ESL and it is the intention of the Corporation and its Subsidiaries to comply with the minimum applicable requirements contained in ESL. Accordingly, the Plan Documents shall: (a) not be interpreted as in any way waiving or contracting out of ESL, and (b) be interpreted to achieve compliance with such legislation. In the event that ESL requires the Corporation or one of its Subsidiaries to provide the Participant a superior right or entitlement upon termination of employment or otherwise (“Statutory Entitlements”) than provided for under the Plan Documents, the Corporation or one of its Subsidiaries, as applicable, will provide the Participant with the Participant’s minimum Statutory Entitlements in substitution for the Participant’s rights under the Plan Documents. There shall be no presumption of strict interpretation against the Corporation or any Subsidiary.

Section 11.8 No Notice of Expiration.

It is understood and agreed that the Corporation and its directors, officers, employees, attorneys and agents do not have any obligation to notify the Participant prior to the expiration of any Option or SAR awarded under this Plan, regardless of whether such Award will expire at the end of its full term or an earlier date related to the termination of the Participant’s employment or engagement. The Participant agrees that the Participant has the sole responsibility for monitoring the expiration of any Options and SARs and for exercising such Awards, if at all, prior to their expiration.

Section 11.9 Quotation of Shares.

So long as the Shares are listed on one or more Stock Exchanges, the Corporation must apply to such Stock Exchange or Stock Exchanges for the listing or quotation, as applicable, of the Shares underlying the Awards granted under the Plan, however, the Corporation cannot guarantee that such Shares will be listed or quoted on any Stock Exchange.

Section 11.10 No Fractional Shares.

No fractional Shares shall be issued upon the exercise or settlement of any Option, RSU, DSU or SAR granted under the Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the exercise or settlement of such Option, RSU, DSU or SAR, or from an adjustment permitted by the terms of this Plan, such Participant shall only have the right to acquire the next lowest whole number of Shares, and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

Section 11.11 International Participants.

With respect to Participants who reside or work outside Canada and the U.S., the Board may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Board may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

Section 11.12 Electronic Delivery.

The Corporation or the Board may from time to time establish procedures for (i) the electronic delivery of any documents that the Corporation may elect to deliver (including, but not limited to the Plan Documents and all other forms of communications) in connection with any award made under the Plan, (ii) the receipt of electronic instructions from Participants and/or (iii) an electronic signature system for delivery and acceptance of any such documents. Compliance with such procedures will satisfy any requirement to provide documents in writing and/or for a document to be signed or executed.

Section 11.13 Governing Laws.

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

Section 11.14 Severability.

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

Section 11.15 Effective Date of the Plan.

The Plan was approved by the Board and shall take effect on [●], 2023.

Section 11.16 Language.

By accepting any award under the Plan, the Participant confirms that it is the Participant’s express wish to receive this document in English only and to be bound only by such English version and to receive all other documents related to any award or the Plan, including notices, in the English language only and declare that the Participant is satisfied with this. En acceptant tout octroi aux termes du régime, le participant confirme sa volonté expresse de recevoir le présent document en langue anglaise seulement, et d’être lié par le présent document en langue anglaise seulement et de recevoir tous les autres documents afférents à tout octroi ou au régime, y compris les avis, en langue anglaise seulement et s’en déclare satisfait.

EXHIBIT A

LEDDARTECH HOLDINGS INC.
FORM OF OPTION AGREEMENT

This option agreement (this “Option Agreement”) evidences an award of Options granted by LeddarTech Holdings Inc. (the “Corporation”) to the undersigned (the “Participant”) pursuant to and subject to the terms and conditions of the LeddarTech Holdings Inc. Omnibus Incentive Plan (the “Plan”), which is incorporated herein by reference and forms an integral part of this Option Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan. Certain provisions of the Plan are reproduced or summarized herein for your convenience; however, this Option Agreement is not comprehensive.

Section 1.1 Grant of Options

(1)	The Corporation confirms that the Participant has been granted Options under the Plan on the following basis, subject to the terms and conditions of the Plan:

Date of Grant

Number of Options

Option Price (US$)

Vesting Schedule (including Performance Criteria)

Option Term

Type of Options (U.S. Participant)

(2)	Attached hereto and forming an integral part of this Option Agreement as Schedule A is a Form of Election to Exercise that the Participant may use to exercise any of his or her Options in accordance with the Plan at any time and from time to time prior to the expiry of the Option Term of such Options, subject to any vesting or other applicable conditions. Such notice shall be delivered at the Corporation’s registered office to the attention of the Corporate Secretary of the Corporation or any other individual that the Corporate Secretary of the Corporation may from time to time designate.

(3)	The Participant understands that Section 8.2 of the Plan governs their rights to these Options upon the termination of their employment or engagement with the Corporation or any of its Subsidiaries. In summary:

a.	The unvested portion of these Options will be terminated upon the Participant’s Termination Date (regardless of whether the termination is lawful or unlawful, with or without Cause, an whether the Participant or the Corporation or any Subsidiary initiates the termination), and if the Participant is terminated for Cause, the vested portion of these Options will also, subject to ESL, be terminated immediately on the Participant’s Termination Date.

b.	If the Participant ceases to be an Eligible Participant due to the termination of their employment or engagement other than for Cause, or if they resign, the vested portion of these Options will remain available for exercise until the earlier of 90 days following the Participant’s Termination Date and the expiration of these Options.

c.	If the Participant ceases to be an Eligible Participant due to their Retirement or because of permanent disability, the unvested portion of these Options will terminate and become immediately void, and the vested portion of these Options will remain exercisable for a period of one (1) year following the date of Retirement or permanent disability and the expiration of these Options.

d.	If the Participant ceases to be an Eligible Participant due to their death, then the vested portion of their Options shall remain outstanding until the earlier of eighteen (18) months following their date of death and the expiration of these Options. Any portion of these Options that would have vested within the twelve (12) months immediately following the Participant’s date of death will vest as of their date of death.

(4)	If the Participant has executed and become a party to a non-competition or a non-solicitation agreement with the Corporation or any of its Subsidiaries, the Participant’s rights hereunder shall be subject to the restrictive covenants and other provisions contained in that agreement. Where the Participant is determined by the Board in its sole and absolute discretion to have breached any such restrictive covenant, all outstanding Options shall terminate and be forfeited immediately; provided, however, that the foregoing will not limit the application of the provisions contained in the Plan and in this Option Agreement.

(5)	Any exercise of Options by the Participant shall be made in accordance with the Corporation’s insider trading policy. Should the expiry date of any Option Term fall within a Black-Out Period or within nine (9) Business Days following the expiration of a Black-Out Period, then unless the extension would result in tax penalties, such expiry date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Business Day after the end of the Black-Out Period, such tenth (10th) Business Day to be considered the expiry date for such Options for all purposes under the Plan.

Section 1.2 Non-Transferrable Option

Each Option granted under the Plan is personal to the Participant and shall not be assignable or transferable by the Participant, whether voluntarily or by operation of law, except by will or by the laws of succession of the domicile of the deceased Participant. No Option granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of on pain of nullity.

Section 1.3 Acknowledgments

By accepting this Option Agreement, the Participant represents, warrants and acknowledges that (i) he or she has read and understands the Plan and agrees to the terms and conditions thereof and of this Option Agreement; (ii) his or her participation in the trade and acceptance of the Options is voluntary; (iii) he or she has not been induced to participate in the Plan by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable, with the Corporation or its Affiliates; and (iv) neither the Participant nor the Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by the Participant’s Options by reason of the grant of such Options until such Options has been duly exercised and Shares have been issued in respect thereof.

Section 1.4 Governing Law

This Option Agreement and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

Section 1.5 Counterparts

This Option Agreement may be executed and delivered in any number of counterparts (including by facsimile, email or other electronic means), each of which is deemed to be an original, and such counterparts together constitute one and the same agreement.

Section 1.6 Language

By accepting this Option Agreement under the Plan, the Participant confirms that it is the Participant’s express wish to receive this Option Agreement in English only and to sign and be bound only by such English version and to receive all other documents related to this Option Agreement or the Plan, including notices, in the English language only and declare that the Participant is satisfied with this. En acceptant tout octroi aux termes du régime, le participant confirme sa volonté expresse de recevoir le présent document en langue anglaise seulement, et de signer et d’être lié par le présent document en langue anglaise seulement et de recevoir tous les autres documents afférents à tout octroi ou au régime, y compris les avis, en langue anglaise seulement et s’en déclare satisfait.

[The remainder of this page is intentionally left blank]

Unvested portions of these Options will expire upon termination of Participant’s employment or engagement as set out in the Plan and the vested portion will expire if termination is for Cause; Participant will not be entitled to compensation (subject to any minimum applicable requirements of applicable employment standards legislation) or damages pursuant to contract, common law or civil law in respect of any such expiry and cancellation. See Section 8.2 of the Plan for details.

Participant’s Options are subject to the terms of the Plan which is hereby delivered to Participant and accessible by Participant at any time via [insert location or link]. Participant must read the Plan.

Accepted and agreed to this ___ day of _________, 20__.

Corporation:	LEDDARTECH HOLDINGS INC.

By:
Name:
Title:

Participant:
Signature of Participant

Name of Participant (Please Print)

Address:

SCHEDULE A

FORM OF ELECTION TO EXERCISE OPTIONS

TO: LEDDARTECH HOLDINGS INC. (the “Corporation”)

I, the undersigned option holder, hereby irrevocably elect to exercise Options granted by the Corporation to me pursuant to an Option Agreement dated __________, 20___ under the LeddarTech Holdings Inc. Omnibus Incentive Plan (the “Plan”), for the number of Shares set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan.

I hereby elect to surrender my Options, in whole or in part, in accordance with Sections 4.6 of the Plan:

Number of Shares to be Acquired:

Option Price (per Share):	$

Aggregate Option Price:	$

Amount Enclosed:	$

and hereby tender a certified cheque, bank draft or other form of payment confirmed as acceptable by the Corporation for such aggregate exercise price, and, if applicable, all source deductions, and direct such Shares to be registered in the name of:

I hereby agree to file or cause the Corporation to file on my behalf, on a timely basis, all insider reports and other reports that I may be required to file under applicable securities laws. I understand that this request to exercise my Options is irrevocable.

DATED this ___ day of ___________, 20 ___.

Signature of Option holder

Name of Option holder (Please Print)

EXHIBIT F
Newco Articles and By-Laws

See attached.

SCHEDULE

The classes and any maximum number of shares that the corporation is authorized to issue

Unlimited number of Common Shares;

Unlimited number of Class A Non-Voting Special Shares;

Unlimited number of Class B Non-Voting Special Shares;

Unlimited number of Class C Non-Voting Special Shares;

Unlimited number of Class D Non-Voting Special Shares;

Unlimited number of Class E Non-Voting Special Shares;

Unlimited number of Class F Non-Voting Special Shares; and

Unlimited number of Preferred Shares.

Part 1
DEFINITIONS

1.1 Definitions. In Part 1, Part 2, Part 3, Part 4, and Part 5 of these Articles:

(a)	“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

(b)	“Automatic Conversion” means the automatic conversion into Common Shares of the Class A Non-Voting Special Shares, Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares or Class F Non-Voting Special Shares, as applicable, each in accordance with the terms and conditions set forth in Part 4 of these Articles.

(c)	“Automatic Conversion Date” has the meaning set forth in Article 4.7.

(d)	“Bloomberg” means the Bloomberg Financial, L.P. service or any successor service thereto.

(e)	“Business Combination Agreement” means the Business Combination Agreement to be entered into between Prospector Capital Corp., LeddarTech Inc. and the Corporation on or about June 12, 2023.

(f)	“Business Combination Transaction” means the transactions contemplated by the Business Combination Agreement.

(g)	“CBCA” means the Canada Business Corporations Act.

(h)	“Change of Control Transaction” means any transaction or series of related transactions (x) under which any Person or one or more Persons that are Affiliates or that are acting jointly or in concert (as defined in National Instrument 62-104 – Take-Over Bids and Issuer Bids), directly or indirectly, acquires or otherwise purchases (i) the Corporation or (ii) all or a material portion of assets, businesses or voting Equity Securities of the Corporation or (y) that results, directly or indirectly, in the shareholders of the Corporation as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting Equity Securities of the Corporation immediately after the consummation thereof (excluding, for the avoidance of doubt, any Non-Voting Special Shares and the Common Shares issuable upon conversion thereof pursuant to Part 4) (in the case of each of clause (x) and (y), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase or issuance of voting Equity Securities or otherwise).

(i)	“Class A Non-Voting Special Shares” means the Class A Non-Voting Special Shares in the capital of the Corporation.

(j)	“Class B Non-Voting Special Shares” means the Class B Non-Voting Special Shares in the capital of the Corporation.

(k)	“Class C Non-Voting Special Shares” means the Class C Non-Voting Special Shares in the capital of the Corporation.

(l)	“Class D Non-Voting Special Shares” means the Class D Non-Voting Special Shares in the capital of the Corporation.

(m)	“Class E Non-Voting Special Shares” means the Class E Non-Voting Special Shares in the capital of the Corporation.

(n)	“Class F Non-Voting Special Shares” means the Class F Non-Voting Special Shares in the capital of the Corporation.

(o)	“Class A Non-Voting Special Share Conversion Event” has the meaning set forth in Article 4.1.

(p)	“Closing Date” means the closing date of the Business Combination Transaction.

(q)	“Common Shares” means the Common Shares in the capital of the Corporation.

(r)	“Conversion Rate” has the meaning set forth in Article 3.5.

(s)	“Equity Securities” means the Common Shares, the Preferred Shares, the Non-Voting Special Shares or any other class of shares or series thereof in the capital of the Corporation or similar interest in the Corporation (including any stock appreciation, phantom equity, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

(t)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)	“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board and set out in the CPA Canada Handbook.

(v)	“holder”, when used with reference to any Equity Securities, means the holder or joint holders of such Equity Securities shown from time to time in the central securities register maintained by or on behalf of the Corporation in respect of such Equity Securities.

(w)	“Liquidation Distribution” means a distribution of assets of the Corporation among its shareholders arising on the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs;

(x)	“Non-Voting Special Shares” means, collectively, the Class A Non-Voting Special Shares, Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares.

(y)	“Preferred Shares” means the preferred shares in the capital of the Corporation, issuable in series.

(z)	“Redemption Price” with respect to each Class A Non-Voting Special Share, Class B Non-Voting Special Share, Class C Non-Voting Special Share, Class D Non-Voting Special Share, Class E Non-Voting Special Share and Class F Non-Voting Special Share, shall be equal to US$0.00000000001 per share.

(aa)	“Redemption Time” has the meaning set forth in Article 3.4.

(bb)	“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

(cc)	“Trading Day” means any day on which Common Shares are actually traded on the principal securities exchange or securities market on which Common Shares are then traded.

(dd)	“VWAP” means, for any publicly traded security as of any date(s), the United States dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the United States dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no United States dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc., or any successor thereof. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Corporation.

Part 2
COMMON SHARES

2.1 Voting. The holders of the Common Shares shall be entitled to one vote for each Common Share held at all meetings of shareholders of the Corporation, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series. The holders of Common Shares will be entitled to receive notice of any meeting of the shareholders at which they are entitled to vote and may attend and vote at such meetings.

2.2 Dividends. Subject to the prior rights of the Preferred Shares and any other class ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the directors of the Corporation, on a pari passu basis out of moneys of the Corporation properly applicable to the payment of dividends, such non-cumulative dividends as the directors may from time to time declare.

2.3 Liquidation Distribution. In the event of any Liquidation Distribution, subject to the prior rights of the holders of Non-Voting Special Shares, the holders of the Preferred Shares of all series and the holders of the shares of any other class ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive all remaining property and assets of the Corporation.

Part 3
NON-VOTING SPECIAL SHARES

3.1 Non-Voting. The holders of the Non-Voting Special Shares shall not be entitled to any voting rights except as otherwise required under the CBCA.

3.2 Dividends. The holders of the Non-Voting Special Shares shall not be entitled to any dividends or other distributions other than a Liquidation Distribution.

3.3 Liquidation Distribution. In the event of any Liquidation Distribution, the holders of Non-Voting Special Shares shall be entitled to receive, before any repayment of capital or any distribution of any part of the assets of the Corporation to the holders of the Common Shares, and any shares ranking junior to the Non-Voting Special Shares, an amount per Special Share equal to the Redemption Price. After payment to the holders of the Non-Voting Special Shares of the amount so payable to them as above provided, the holders of the Non-Voting Special Shares shall not be entitled to share in any further distribution of the property or assets of the Corporation.

3.4 Redemption. Subject to subsection 36(2) of the CBCA, the Corporation shall:

(a)	at any time after the 7th year anniversary of the Closing Date; or

(b)	at any time after a Change of Control Transaction;

without notice, redeem at any time the whole of the then outstanding Non-Voting Special Shares on payment, in respect of each Special Share to be redeemed, of the Redemption Price thereon (provided that the ability to redeem Non-Voting Special Shares shall not apply in respect of any Non-Voting Special Shares which are automatically converted into Common Shares in accordance with the provisions of Part 4, including upon a Change of Control Transaction).

Subject to subsection 36(2) of the CBCA, in the event that any holder of Non-Voting Special Shares breaches any covenant of such holder, in respect of its ownership of the Non-Voting Special Shares, such holder’s Non-Voting Special Shares shall be deemed to be immediately redeemed, without notice or formality, whereupon such holder shall cease to hold any rights in respect of such Non-Voting Special Shares and shall only be entitled to receive an amount equal to the aggregate of the Redemption Price in respect of such holder’s Non-Voting Special Shares. Any such redemption of Non-Voting Special Shares shall be immediate upon the occurrence of such breach (the “Redemption Time”), and such holder’s only rights in respect thereof shall be to receive the Redemption Price in respect of such Non-Voting Special Shares. For greater certainty, after the Redemption Time, the rights in respect of Non-Voting Special Shares of such holder shall no longer be exercisable by such holder in respect thereof. The Corporation shall thereafter deliver to such holder of Non-Voting Special Shares the Redemption Price thereon.

3.5 Conversion Provisions. Unless and until adjusted as provided for in this Article 3.5, for all conversions of Non-Voting Special Shares, each Special Share shall be converted into Common Shares on a 1:1 basis (the “Conversion Rate”).

(a)	No fractional Common Shares shall be issued upon conversion of the Non-Voting Special Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Special Share by a holder thereof shall be aggregated for the purpose of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional Common Share, the holder shall be entitled to the number of Common Shares determined by rounding the entitlement down to the nearest whole number.

(b)	If the Corporation shall at any time or from time to time after the Closing Date effect a subdivision of the outstanding Common Shares, the Non-Voting Special Shares shall be correspondingly subdivided at the same time (failing which the Conversion Rate shall be adjusted correspondingly). If the Corporation shall at any time or from time to time after the Closing Date effect a consolidation of the outstanding Common Shares, the Non-Voting Special Shares shall be correspondingly consolidated at the same time (failing which the Conversion Rate shall be adjusted correspondingly). In each case, the dollar values set forth in Part 4 shall be appropriately adjusted to provide the holders of the Non-Voting Special Shares the same economic effect as contemplated by these Articles prior to such event.

(c)	If the Common Shares of the Corporation shall be changed into the same or a different number of shares of any class, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, or a reorganization, merger, amalgamation, arrangement, consolidation, business combination or sale of assets provided for below), then in the event that any Non-Voting Special Shares are thereafter converted into Common Shares, the holders of the Non-Voting Special Shares shall be entitled to receive the kind and amount of shares or other securities or property receivable, upon such reorganization, reclassification or other change, that would have otherwise been receivable by the holders of the number of Common Shares into which such Non-Voting Special Shares would have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(d)	In case of any merger, amalgamation, consolidation, arrangement, reorganization or other business combination involving the Corporation and any other corporation or other entity or Person (in each case, other than a Change of Control Transaction), then in the event that any Non-Voting Special Shares are thereafter converted into Common Shares, such Non-Voting Special Shares shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares or other securities or property to which a holder of the number of Common Shares of the Corporation that would have otherwise been deliverable upon conversion of such Non-Voting Special Shares would have been entitled upon such event; and, in such case, appropriate adjustment (as determined in good faith by the board of directors of the Corporation) shall be made in the application of the provisions in this Article 3.5(d) set forth with respect to the rights and interest thereafter of the holders of the Non-Voting Special Shares, to the end that the provisions set forth in this Article 3.5(d) (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other securities or property thereafter deliverable upon the conversion of the Non-Voting Special Shares.

(e)	Upon any Non-Voting Special Shares being converted as herein provided, all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Automatic Conversion Date, other than the right of the holders thereof to receive Common Shares in exchange therefor.

Part 4
AUTOMATIC CONVERSIONS OF NON-VOTING SPECIAL SHARES

4.1 Class A Non-Voting Special Shares. Unless otherwise agreed to by a majority of the holders of the Class A Non-Voting Special Shares and the board of directors of the Corporation, the Class A Non-Voting Special Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Part 4 as follows:

(a)	1/3 of the Class A Non-Voting Special Shares shall be converted automatically into Common Shares if, on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date and until the seventh (7th) anniversary of the Closing Date, the Common Shares achieve a VWAP of greater than US$12.00;

(b)	1/3 of the Class A Non-Voting Special Shares shall be converted automatically into Common Shares if, on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date and until the seventh (7th) anniversary of the Closing Date, the Common Shares achieve a VWAP of greater than US$14.00; and

(c)	1/3 of the Class A Non-Voting Special Shares shall be converted automatically into Common Shares if, on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date and until the seventh (7th) anniversary of the Closing Date, the Common Shares achieve a VWAP of greater than US$16.00.

For greater certainty, each of the automatic conversion events in (a), (b) and (c) above (each a “Class A Non-Voting Special Share Conversion Event”) shall only occur once, if at all, and multiple Class A Non-Voting Special Share Conversion Events may occur at the same time.

Notwithstanding anything to the contrary in this Article 4.1, each Class A Non-Voting Special Share Conversion Event shall be deemed to have occurred and the Class A Non-Voting Special Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Part 4 if there occurs a Change of Control Transaction with a valuation of the Common Shares that is equal to or greater than the applicable thresholds set forth in such Class A Non-Voting Special Share Conversion Event.

4.2 Class B Non-Voting Special Shares. Class B Non-Voting Special Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Part 4 if:

(a)	on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than US$12.00; or

(b)	there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than US$12.00 per Common Share.

4.3 Class C Non-Voting Special Shares. Class C Non-Voting Special Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Part 4 if:

(a)	on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than US$14.00; or

(b)	there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than US$14.00 per Common Share.

4.4 Class D Non-Voting Special Shares. Class D Non-Voting Special Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Part 4 if:

(a)	on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than US$16.00; or

(b)	there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than US$16.00 per Common Share.

4.5 Class E Non-Voting Special Shares. Class E Non-Voting Special Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Part 4 if:

(a)	the Corporation enters into its first customer contract with an original equipment manufacturers (“OEM”) (or with a Tier-1 who has a contract with an OEM and meets the same conditions) that represents a design win for the Corporation for an OEM series production that will create at least 150,000 units a year in volume for its fusion and perception products; or

(b)	there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than US$10.00 per Common Share.

4.6 Class F Non-Voting Special Shares. Class F Non-Voting Special Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Part 4 if:

(a)	the Corporation (i) sends out its first undisputed invoice for payment for product delivery for OEM installation against a contract with an OEM (or with a Tier-1 who has a contract with an OEM) needing in excess of 150,000 units a year in volume for its fusion and perception products and (ii) appropriately books that invoice as revenue in accordance with IFRS requirements; or

(b)	there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than US$10.00 per Common Share.

4.7 Automatic Conversion. Upon the occurrence of an Automatic Conversion under the foregoing Articles, all the then issued and outstanding Non-Voting Special Shares of the applicable class shall be converted automatically without any further action by the holders thereof and whether or not the certificates (if any) representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that in each case all holders of Non-Voting Special Shares being converted shall be given written notice of the occurrence of an Automatic Conversion, including the date such event occurred (the “Automatic Conversion Date”), and the Corporation shall not be obligated to issue certificates (or evidences of book-entry registration) evidencing the Common Shares issuable upon such conversion unless certificates evidencing such Non-Voting Special Shares being converted, if any, are either delivered to the Corporation, or its transfer agent, or the holder notifies the Corporation, or its transfer agent, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation and its transfer agent to indemnify the Corporation (and its transfer agent, if applicable) from any loss incurred by it in connection therewith.

4.8 Effect of Automatic Conversion. On the Automatic Conversion Date, all rights with respect to the Non-Voting Special Shares so converted shall terminate, except for any of the rights of the holder thereof, upon surrender of the holder’s certificate or certificates therefor, to receive certificates (or evidences of book-entry registration) for the number of Common Shares into which such Non-Voting Special Shares have been converted. Upon the automatic conversion of the applicable Non-Voting Special Shares, the holders of such Non-Voting Special Shares shall surrender the certificates representing such shares at the registered office of the Corporation or of its transfer agent. Upon surrender of such certificates, the Corporation shall promptly issue and deliver to such holder, in such holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates (or evidences of book-entry registration) for the number of Common Shares into which the Non-Voting Special Shares surrendered were converted on the Automatic Conversion Date. Such conversion shall be deemed to have been made upon the occurrence of the Automatic Conversion and the Person or Persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Shares at such time.

Part 5
PREFERRED SHARES

5.1 Issuable in Series.

The Preferred Shares may at any time and from time to time be issued in one or more series. Subject to the provisions of the CBCA and the articles of the Corporation, the board of directors of the Corporation may, by resolution, from time to time before the issue thereof determine the maximum number of Preferred Shares of each series, create an identifying name for each series, attach special rights, privileges, restrictions or conditions to the Preferred Shares of each series including, without limitation, voting rights, any right to receive dividends (which may be cumulative or non-cumulative and variable or fixed) or the means of determining such dividends, the dates of payment thereof, any terms or conditions of redemption or purchase, any conversion rights, any retraction rights, any rights on liquidation, dissolution or winding-up and any sinking fund or other provisions, the whole to be subject to filing articles of amendment in accordance with the CBCA to create the series and to include the special rights, privileges, conditions and restrictions attached to the Preferred Shares of the series.

5.2 Voting Rights

Except as required by law and except as provided in any special rights, privileges, conditions or restrictions attaching to any series of Preferred Shares issued from time to time, the holders of Preferred Shares will not be entitled to receive notice of, attend or vote at any meeting of shareholders.

5.3 Dividend Rights

Preferred shares of each series, if and when issued, will, with respect to the payment of dividends, rank pari passu with the Preferred Shares of every other series and be entitled to preference over the Common Shares and any other shares ranking junior to the Preferred Shares with respect to payment of dividends.

5.4 Liquidation Rights

In the event of a liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of Preferred Shares will be entitled to preference with respect to distribution of property or assets over the Common Shares and any other shares ranking junior to the Preferred Shares with respect to the repayment of capital paid up on and the payment of unpaid dividends accrued on the Preferred Shares.

LEDDARTECH HOLDINGS INC.

BY-LAW NO. 2

Article 1
INTERPRETATION

Section 1.1 Definitions.

As used in this by-law, the following terms have the following meanings:

“Act” means the Canada Business Corporations Act and the regulations under the Act, all as amended, re-enacted or replaced from time to time.

“Authorized Signatory” has the meaning specified in Section 2.2.

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Quebec.

“Corporation” means LeddarTech Holdings Inc.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental or regulatory entity, and pronouns have a similarly extended meaning.

“recorded address” means (i) in the case of a shareholder or other securityholder, the shareholder’s or securityholder’s latest address as shown in the records of the Corporation, (ii) in the case of joint shareholders or other joint securityholders, the address appearing in the records of the Corporation in respect of the joint holding or, if there is more than one address in respect of the joint holding, the first address that appears, and (iii) in the case of a director, officer or auditor, the person’s latest address as shown in the records of the Corporation or, if applicable, the last notice filed with the Director under the Act, whichever is the most recent.

“show of hands” means, in connection with a meeting, a show of hands by persons present at the meeting, the functional equivalent of a show of hands by telephonic, electronic or other means of communications and any combination of such methods.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

Terms used in this by-law that are defined in the Act have the meanings given to such terms in the Act.

Section 1.2 Interpretation.

The division of this by-law into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation. Words importing the singular number include the plural and vice versa. Any reference in this by-law to gender includes all genders. In this by-law the words “including”, “includes” and “include” means “including (or includes or include) without limitation”.

Section 1.3 Subject to Act and Articles.

This by-law is subject to, and should be read in conjunction with, the Act and the articles. If there is any conflict or inconsistency between any provision of the Act or the articles and any provision of this by-law, the provision of the Act or the articles will govern.

Article 2
BUSINESS OF THE CORPORATION

Section 2.1 Financial Year.

The financial year of the Corporation ends on such date of each year as the directors determine from time to time.

Section 2.2 Execution of Instruments and Voting Rights.

Contracts, documents and instruments may be signed on behalf of the Corporation, either manually or by facsimile or by electronic means, (i) by any one director or officer of the Corporation, or (ii) by any other person authorized by the directors from time to time (each person referred to in (i) and (ii) is an “Authorized Signatory”). Voting rights for securities held by the Corporation may be exercised on behalf of the Corporation by any one Authorized Signatory. In addition, the directors may, from time to time, authorize any person or persons (i) to sign contracts, documents and instruments generally on behalf of the Corporation or to sign specific contracts, documents or instruments on behalf of the Corporation, and (ii) to exercise voting rights for securities held by the Corporation generally or to exercise voting rights for specific securities held by the Corporation. Any Authorized Signatory, or other person authorized to sign any contract, document or instrument on behalf of the Corporation, may affix the corporate seal, if any, to any contract, document or instrument when required.

As used in this Section, the phrase “contracts, documents and instruments” means any and all kinds of contracts, documents and instruments in written or electronic form, including cheques, drafts, orders, guarantees, notes, acceptances and bills of exchange, deeds, mortgages, hypothecs, charges, conveyances, transfers, assignments, powers of attorney, agreements, proxies, releases, receipts, discharges and certificates and all other paper writings or electronic writings.

Section 2.3 Banking Arrangements.

The banking and borrowing business of the Corporation or any part of it may be transacted with such banks, trust companies or other firms or corporations as the directors determine from time to time. All such banking and borrowing business or any part of it may be transacted on the Corporation’s behalf under the agreements, instructions and delegations, and by the one or more officers and other persons, that the directors authorize from time to time. This paragraph does not limit in any way the authority granted under Section 2.2.

Article 3
DIRECTORS

Section 3.1 Duties and Powers. Except as otherwise provided in the articles or by the Act, the business and affairs of the Corporation shall be managed by or under the direction of the board.

Section 3.2 Number of Directors. The Corporation shall be managed by a board composed of the fixed number of directors indicated in its articles. If the articles establish a minimum and a maximum number of directors, the board shall be composed of the fixed number of directors established by resolution passed by the board or, failing this, selected by the shareholders within such limits.

Section 3.3 Place of Meetings.

Any or all meetings of directors may be held at any place in or outside Canada.

Section 3.4 Calling of Meetings.

The chair of the board, the lead director, if any, the chief executive officer, the president, the corporate secretary or any one or more directors may call a meeting of the directors at any time. Meetings of directors will be held at the time and place as the person(s) calling the meeting determine.

Section 3.5 Regular Meetings.

The directors may establish regular meetings of directors. Any resolution establishing such meetings will specify the dates, times and places of the regular meetings and will be sent to each director.

Section 3.6 Notice of Meeting.

Subject to this section, notice of the time and place of each meeting of directors will be given to each director not less than 48 hours before the time of the meeting. No notice of meeting is required for any regularly scheduled meeting except where the Act requires the notice to specify the purpose of, or the business to be transacted at, the meeting. Provided a quorum of directors is present, a meeting of directors may be held, without notice, immediately following the annual meeting of shareholders.

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any person, or any error in any notice not affecting the substance of the notice, does not invalidate any resolution passed or any action taken at the meeting.

Section 3.7 Waiver of Notice.

A director may waive notice of a meeting of directors, any irregularity in a notice of meeting of directors or any irregularity in a meeting of directors. Such waiver may be given in any manner and may be given at any time either before or after the meeting to which the waiver relates. Waiver of any notice of a meeting of directors cures any irregularity in the notice, any default in the giving of the notice and any default in the timeliness of the notice. Attendance of a director at a meeting of directors is a waiver of notice of the meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

Section 3.8 Quorum.

A majority of the number of directors in office constitutes a quorum at any meeting of the directors. Notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.

Section 3.9 Vacancies.

Subject to the Act and to the articles of the Corporation, a quorum of directors may fill a vacancy on the Board, except a vacancy resulting from:

(a)	an increase in the number or the minimum or maximum number of directors set out in the articles; or

(b)	a failure to elect the number or minimum number of directors required to be elected at any shareholder meeting.

Section 3.10 Meeting by Telephonic, Electronic or Other Communication Facility.

If all the directors of the Corporation present at or participating in a meeting of directors consent, a director may participate in such meeting by means of a telephonic, electronic or other communication facility. A director participating in a meeting by such means is deemed to be present at the meeting. Any consent is effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the directors.

Section 3.11 Resolution in Writing. A resolution in writing, signed by all the directors entitled to vote thereon is as valid as if it had been passed at a meeting of the board or, as the case may be, of a committee of the board.

Section 3.12 Chair.

If appointed, the chair of the board will preside at directors meetings and shareholders meetings in accordance with this Section 3.12 and Section 7.11, respectively. The chair of the board will have such other powers and duties as the directors determine. The chair of any meeting of directors is the first mentioned of the following persons that is a director and is present at the meeting:

(a)	the chair of the board;

(b)	the lead director, if any; or

(c)	the chief executive officer.

If no such person is present at the meeting or willing to act, the directors present will choose one of their number to chair the meeting.

Section 3.13 Secretary.

The corporate secretary, if any, will act as secretary at meetings of directors. If a corporate secretary has not been appointed or the corporate secretary is absent, the chair of the meeting will appoint a person, who need not be a director, to act as secretary of the meeting.

Section 3.14 Votes to Govern.

At all meetings of directors, every question will be decided by a majority of the votes cast. In case of an equality of votes, the chair of the meeting is not entitled to a second or casting vote.

Section 3.15 Remuneration and Expenses.

The directors may determine from time to time the remuneration, if any, to be paid to a director for his or her services as a director. The directors are also entitled to be reimbursed for travelling and other out-of-pocket expenses properly incurred by them in attending directors meetings, committee meetings and shareholders meetings and in the performance of other duties of directors of the Corporation. The directors may also award additional remuneration to any director undertaking special services on the Corporation’s behalf beyond the services ordinarily required of a director by the Corporation.

A director may be employed by or provide services to the Corporation otherwise than as a director. Such a director may receive remuneration for such employment or services in addition to any remuneration paid to the director for his or her services as a director.

Article 4
COMMITTEES

Section 4.1 Committees of Directors.

The directors may appoint from their number one or more committees and delegate to such committees any of the powers of the directors except those powers that, under the Act, a committee of directors has no authority to exercise.

Section 4.2 Proceedings.

Meetings of committees of directors may be held at any place in or outside Canada. At all meetings of committees, every question will be decided by a majority of the votes cast on the question. Unless otherwise determined by the directors, each committee of directors may make, amend or repeal rules and procedures to regulate its meetings including: (i) fixing its quorum, provided that quorum may not be less than a majority of its members; (ii) procedures for calling meetings; (iii) requirements for providing notice of meetings; and (iv) selecting a chair for a meeting.

Subject to a committee of directors establishing rules and procedures to regulate its meetings, Section 3.1 to Section 3.15 inclusive apply to committees of directors, with such changes as are necessary.

Article 5
OFFICERS

Section 5.1 Appointment of Officers.

The directors may appoint such officers of the Corporation as they deem appropriate from time to time. The officers may include any of a chair of the board, a chief executive officer, a president, one or more vice-presidents, a chief financial officer, a chief commercial officer, a chief technical officer, a general counsel, a corporate secretary and a treasurer and one or more assistants to any of the appointed officers. No person may be the chair of the board unless that person is a director.

Section 5.2 Powers and Duties.

Unless the directors determine otherwise, an officer has all powers and authority that are incident to his or her office. An officer will have such other powers, authority, functions and duties that are prescribed or delegated, from time to time, by the directors, or by other officers if authorized to do so by the directors. The directors or authorized officers may, from time to time, vary, add to or limit the powers and duties of any officer.

Section 5.3 Chief Executive Officer.

If appointed, the chief executive officer of the Corporation will have general powers and duties of supervision of the business and affairs of the Corporation. The chief executive officer will have such other powers and duties as the directors determine. Subject to Section 3.13 and Section 7.11, during the absence or disability of the corporate secretary or the treasurer, or if no corporate secretary or treasurer has been appointed, the chief executive officer will also have the powers and duties of the office of corporate secretary and treasurer, as the case may be.

Section 5.4 President.

If appointed, the president of the Corporation will have such other powers and duties as the directors determine.

Section 5.5 Corporate Secretary.

If appointed, the corporate secretary will have the following powers and duties: (i) the corporate secretary will give or cause to be given, as and when instructed, notices required to be given to shareholders, directors, officers, auditors and members of committees of directors; (ii) the corporate secretary may attend at and be the secretary of meetings of directors, shareholders, and committees of directors and will have the minutes of all proceedings at such meetings entered in the books and records kept for that purpose; and (iii) the corporate secretary will be the custodian of any corporate seal of the Corporation and the books, papers, records, documents, and instruments belonging to the Corporation, except when another officer or agent has been appointed for that purpose. The corporate secretary will have such other powers and duties as the directors or the chief executive officer determine.

Section 5.6 Treasurer.

If appointed, the treasurer of the Corporation will have the following powers and duties: (i) the treasurer will ensure that the Corporation prepares and maintains adequate accounting records in compliance with the Act; (ii) the treasurer will also be responsible for the deposit of money, the safekeeping of securities and the disbursement of the funds of the Corporation; and (iii) at the request of the directors, the treasurer will render an account of the Corporation’s financial transactions and of the financial position of the Corporation. The treasurer will have such other powers and duties as the directors or the chief executive officer of the Corporation determine.

Section 5.7 Removal of Officers.

The directors may remove an officer from office at any time, with or without cause. Such removal is without prejudice to the officer’s rights under any employment contract with the Corporation.

Article 6
PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

Section 6.1 Limitation of Liability.

To the fullest extent permitted by the Act and other applicable law, as the same exists or as may hereafter be amended, no director or officer is liable for: (i) the acts, omissions, receipts, failures, neglects or defaults of any other director, officer or employee; (ii) joining in any receipt or other act for conformity; (iii) any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation; (iv) the insufficiency or deficiency of any security in or upon which any of the monies of the Corporation are invested; (v) any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the monies, securities or effects of the Corporation are deposited; or (vi) any loss occasioned by any error of judgment or oversight on his or her part, or for any other loss, damage or misfortune whatever which occurs in the execution of the duties of his or her office or in relation to his or her office. If the Act or other applicable law is hereafter amended to authorize corporate action further eliminating or limiting the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act or other applicable law as so amended, automatically and without further action, upon the date of such amendment.

Section 6.2 Indemnity.

The Corporation will indemnify to the fullest extent permitted by the Act (i) any director or officer of the Corporation; (ii) any former director or officer of the Corporation; (iii) any individual who acts or acted at the Corporation’s request as a director or officer, or in a similar capacity, of another entity; and (iv) their respective heirs and legal representatives. The Corporation is authorized to execute agreements in favour of any of the foregoing persons evidencing the terms of the indemnity. Nothing in this by-law limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

Section 6.3 Insurance.

The Corporation may purchase and maintain insurance for the benefit of any person referred to in Section 6.2 against such liabilities and in such amounts as the directors may determine and as are permitted by the Act.

Section 6.4 Amendments.

Neither any amendment nor repeal of this Article 6, nor the adoption by amendment of these by-laws of any provision inconsistent with this Article 6, shall eliminate or reduce the effect of this Article 6 in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article 6, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

Article 7
SHAREHOLDERS

Section 7.1 Calling Annual and Special Meetings.

The board of directors (by way of a resolution passed at a meeting where there is a quorum of directors or by way of written resolution signed by all directors entitled to vote thereon) have the power to call annual meetings of shareholders and special meetings of shareholders. Each of the chair of the board, the president, and the chief executive officer may also call meetings of shareholders provided that the business to be transacted at such meeting has been approved by the board of directors.

Section 7.2 Place of Meetings.

Annual meetings of shareholders and special meetings of shareholders will be held on the date and at the time and place within Canada as the directors shall determine or at any place outside Canada that may be specified in the articles or agreed to by all of the shareholders entitled to vote at the meeting.

Section 7.3 Electronic Meetings.

Meetings of shareholders may be held entirely by means of telephonic, electronic or other communications facility that permits all participants to communicate adequately during the meeting. The directors may establish procedures regarding the holding of meetings of shareholders by such means.

Section 7.4 Notice of Meetings.

The time period to provide notice of the time and place of a meeting of shareholders is not less than twenty-one (21) days and not more than sixty (60) days before the meeting

The accidental omission to give notice of any meeting of shareholders to, or the non-receipt of any notice by, any person, or any error in any notice not affecting the substance of the notice, does not invalidate any resolution passed or any action taken at the meeting.

Section 7.5 Waiver of Notice.

A shareholder, a proxyholder, a director or the auditor of the Corporation and any other person entitled to attend a meeting of shareholders may waive notice of a meeting of shareholders, any irregularity in a notice of meeting of shareholders or any irregularity in a meeting of shareholders. Such waiver may be waived in any manner and may be given at any time either before or after the meeting to which the waiver relates. Waiver of any notice of a meeting of shareholders cures any irregularity in the notice, any default in the giving of the notice and any default in the timeliness of the notice.

Section 7.6 Representatives.

A representative of a shareholder that is a body corporate or an association will be recognized if (i) a certified copy of the resolution of the directors or governing body of the body corporate or association, or a certified copy of an extract from the by-laws of the body corporate or association, authorizing the representative to represent the body corporate or association is deposited with the Corporation; or (ii) the authorization of the representative is established in another manner that is satisfactory to the corporate secretary or the chair of the meeting.

Section 7.7 Persons Entitled to be Present.

The only persons entitled to be present at a meeting of shareholders are those persons entitled to vote at the meeting, the directors, the officers, the auditor of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or by-laws to be present at the meeting. Any other person may be admitted with the consent of the chair of the meeting.

Section 7.8 Quorum.

A quorum of shareholders is present at a meeting of shareholders if the holders of not less than 33 1/3% of the shares entitled to vote at the meeting are present in person or represented by proxy, irrespective of the number of persons actually present at the meeting.

Section 7.9 Persons Entitled to Vote.

The persons entitled to vote at any meeting of shareholders shall be the persons entitled to vote in accordance with the Act. The board or chair of any shareholders meeting may, but need not, at any time (including prior to, at or subsequent to the meeting), ask questions of, and request the production of evidence from, a shareholder (including a beneficial owner), the transfer agent or such other person as they, he or she considers appropriate for the purposes of determining a person’s share ownership position as at the relevant record date and authority to vote. For greater certainty, the board or the chair of any shareholders meeting of shareholders may, but need not, at any time, inquire into the legal or beneficial share ownership of any person as at the relevant record date and the authority of any person to vote at the meeting and may, but need not, at any time, request from that person production of evidence as to such share ownership position and the existence of the authority to vote.

Section 7.10 Proxies.

A proxy will comply with the applicable requirements of the Act and other applicable law and will be in such form as the directors may approve from time to time or such other form as may be acceptable to the chair of the meeting at which the instrument of proxy is to be used. A proxy will be acted on only if it is deposited with the Corporation or its agent prior to the time specified in the notice calling the meeting at which the proxy is to be used. Notwithstanding any specified time limits for the deposit of proxies by shareholders, the chair of any shareholders meeting or the chairperson of the board may, but need not, at his, her or their sole discretion, waive the time limits for the deposit of proxies by shareholders, including any deadline set out in the notice calling the shareholders meeting or in any proxy circular and any such waiver made in good faith shall be final and conclusive.

Section 7.11 Chair, Secretary and Scrutineers.

The chair of any meeting of shareholders is the first mentioned of the following persons that is a director and is present at the meeting:

(a)	the chair of the board; or

(b)	the chief executive officer.

If no such person is present at the meeting or willing to act, the person selected by resolution of the board will preside as chair of the meeting of shareholders or, in the absence of such a resolution, the directors present will choose one of their number to preside as chair of the meeting of shareholders.

If no director is present at the meeting, the persons present who are entitled to vote at the meeting will choose a shareholder who is present to chair the meeting.

The corporate secretary, if any, will act as secretary at meetings of shareholders. If a corporate secretary has not been appointed or the corporate secretary is absent, the chair of the meeting will appoint a person, who need not be a shareholder, to act as secretary of the meeting.

If desired, the chair of the meeting may appoint one or more persons, who need not be shareholders, to act as scrutineers at any meeting of shareholders. The scrutineers will assist in determining the number of shares held by persons entitled to vote who are present at the meeting and the existence of a quorum. The scrutineers will also receive, count and tabulate ballots and assist in determining the result of a vote by ballot, and do such acts as are necessary to conduct the vote in an equitable manner. The decision of a majority of the scrutineers will be conclusive and binding upon the meeting and a declaration or certificate of the scrutineers will be conclusive evidence of the facts declared or stated in it.

Section 7.12 Procedure.

The chair of a meeting of shareholders will conduct the meeting and determine the procedure to be followed at the meeting. The chair’s decision on all matters or things, including any questions regarding the validity or invalidity of a form of proxy or other instrument appointing a proxy, is conclusive and binding upon the meeting of shareholders.

Section 7.13 Manner of Voting.

Subject to the Act and other applicable law, any question at a meeting of shareholders will be decided by a show of hands, unless a ballot on the question is required or demanded. Subject to the Act and other applicable law, the chair of the meeting may require a ballot or any person who is present and entitled to vote may demand a ballot on any question at a meeting of shareholders. The requirement or demand for a ballot may be made either before or after any vote on the question by a show of hands. A ballot will be taken in the manner the chair of the meeting directs. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. The result of such ballot will be the decision of the shareholders upon the question.

In the case of a vote by a show of hands, each person present who is entitled to vote has one vote. If a ballot is taken, each person present who is entitled to vote is entitled to the number of votes that are attached to the shares which such person is entitled to vote at the meeting.

Section 7.14 Votes to Govern.

Any question at a meeting of shareholders will be decided by a majority of the votes cast on the question unless the articles, the by-laws, the Act or other applicable law requires otherwise. In case of an equality of votes either when the vote is by a show of hands or when the vote is by a ballot, the chair of the meeting is not entitled to a second or casting vote.

Section 7.15 Advance Notice for Proposals.

(a)	No business may be transacted at an annual shareholders meeting, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the board, (ii) otherwise properly brought before the annual meeting by or at the direction of the board or (iii) otherwise properly brought before the annual shareholder meeting by any shareholder of the Corporation who complies with the proposal procedures set forth in this Section 7.15. For business to be properly brought before an annual shareholder meeting by a shareholder of the Corporation, such shareholder must submit a proposal to the Corporation for inclusion in the Corporation’s management proxy circular in accordance with the requirements of the Act; provided that any proposal that includes nominations for the election of directors shall be submitted to the Corporation in accordance with the requirements set forth in Section 8.1. The Corporation shall set out the proposal in the management proxy circular or attach the proposal thereto, subject to the exemptions and bases for refusal set forth in the Act.

(b)	At a special shareholders meeting, only such business shall be conducted as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the board may be made at a special shareholders meeting at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to and in compliance with Section 8.1.

Section 7.16 Adjournment.

The chair of any meeting of shareholders may adjourn the meeting from time to time and place to place, subject to such conditions as the chair may decide. Any adjourned meeting is duly constituted if held in accordance with the terms of the adjournment and a quorum is present at the adjourned meeting. No business will be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

Section 7.17 Storage of Ballots and Proxies.

The Corporation must, for at least three months after a shareholders meeting, keep at its head office the ballots cast and the proxies presented at the meeting. Any shareholder or proxyholder who was entitled to vote at the meeting may, without charge, inspect the ballots and proxies kept by the Corporation. Unless otherwise determined by the board in its sole discretion, no shareholder will be provided with access to any proxy materials relating to a meeting of shareholders prior to such meeting taking place.

Article 8
ADVANCE NOTICE

Section 8.1 Nomination of Directors.

Subject only to the Act, Section 8.6, Applicable Securities Laws and the articles of the Corporation, only persons who are nominated in accordance with the procedures set out in this Section 8.1, at the discretion of the board, will be eligible for election as directors to the board of the Corporation. Nominations of persons for election to the board may be made for any annual meeting of shareholders, or for any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors. Such nominations may be made in the following manner:

(a)	by or at the direction of the board or an authorized officer of the Corporation, including pursuant to a notice of meeting;

(b)	by or at the direction or request of one or more shareholders pursuant to a requisition of shareholders made in accordance with the provisions of the Act or a requisition of the shareholders made in accordance with the provisions of the Act; or

(c)	by any person (a “Nominating Shareholder”):

(i)	who, at the close of business on the date of the giving of the notice provided for in Section 8.3 below and on the record date for notice of such meeting, is entered in the Corporation’s securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and

(ii)	who complies with the notice procedures set forth in this Article 8.

Section 8.2 Timely Notice.

Subject to any nomination rights that may be granted by the board from time to time, the procedures set out in this Article 8 will be the exclusive means for any person to bring nominations for election to the board before any annual or special meeting of shareholders of the Corporation. In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, such person must have given timely notice thereof (in accordance with Section 8.3 below) in proper written form to the board (in accordance with Section 8.4 below). Notwithstanding any other provision of the by-laws of the Corporation, notice given to the corporate secretary of the Corporation pursuant to this by-law may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the Secretary of the Corporation for purposes of this notice), and will be deemed to have been given and made only at the time it is served by personal delivery, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Secretary at the address of the principal executive offices of the Corporation; provided that if such delivery or electronic communication is made on a day which is not a Business Day or later than 5:00 p.m. (Eastern Time) on a day which is a Business Day, then such delivery or electronic communication will be deemed to have been made on the subsequent day that is a Business Day.

Section 8.3 Manner of Timely Notice.

To be timely, a Nominating Shareholder’s notice to the board must be made:

(a)	in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) that is the earlier of the date that a notice of meeting is filed for such meeting and the date on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the 10th day following the Notice Date; and

(b)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors of the Corporation (whether or not called for such purposes), not later than the close of business on the 15th day following the day that is the earlier of the date that a notice of meeting is filed for such meeting and the date on which the first public announcement of the date of the special meeting of shareholders was made, provided that, in either instance, if notice-and-access (as defined in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting described in Section 8.3(a) or (b) above, and the Notice Date in respect of the meeting is not less than fifty (50) days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the fortieth (40th) day before the applicable meeting (but in any event, not prior to the Notice Date); provided, however, that in the event that the meeting is to be held on a date that is less than fifty (50) days after the Notice Date, notice by the Nominating Shareholder shall be made, in the case of an annual meeting of shareholders, not later than the close of business on the twentieth (20th) day following the Notice Date and, in the case of a special meeting of shareholders, not later than the close of business on the twenty-fifth (25th) day following the Notice Date.

In the event of an adjournment or postponement of a meeting of shareholders or any announcement thereof, a new time period shall commence for the giving of a Nominating Shareholder’s notice as described in Section 8.3(a) or Section 8.3(b), as applicable.

Section 8.4 Proper Form of Notice.

(a)	To be in proper written form, a Nominating Shareholder’s notice to the board must set forth:

(i)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director (a “Proposed Nominee”):

(A)	the name, age, business address and residential address of the person;

(B)	the principal occupation or employment of the person for the past five years;

(C)	the status of the person as a “resident Canadian” (as such term is defined in the Act);

(D)	the designation and number or principal amount of securities of the Corporation which are, directly or indirectly, controlled or directed or which are owned beneficially or of record by the Proposed Nominee or his or her associates or affiliates as of the record date for the meeting of shareholders (if such date has been made publicly available and has occurred) and as of the date of such notice;

(E)	full particulars regarding any contract, agreement, arrangement, understanding or relationship (collectively, “Arrangements”), including financial, compensation and indemnity related Arrangements, between the Proposed Nominee or any associate or affiliate of the Proposed Nominee and any Nominating Shareholder or any of its Representatives; and

(A)	any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws;

(ii)	as to the Nominating Shareholder giving the notice:

(A)	the name, age, business address and, if applicable, residential address of such Nominating Shareholder or, if the Nominating Shareholder is not the beneficial owner of all of the voting securities, the name, age, business address and, if applicable, residential address of the beneficial owner;

(B)	the designation and number or principal amount of securities of the Corporation which are, directly or indirectly, controlled or which are owned beneficially or of record by such Nominating Shareholder, such beneficial owner, if any, or any of their respective Representatives as of the record date for the meeting of shareholders (if such date has been made publicly available and has occurred) and as of the date of such notice;

(C)	full particulars of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right will be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the shareholder of record, the beneficial owner, if any, or any of their respective Representatives, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of any class or series of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially or of record by such Nominating Shareholder, the beneficial owner, if any, or any of their respective Representatives;

(D)	full particulars of any proxy, contract, arrangement, understanding, or relationship pursuant to which any such Nominating Shareholder, beneficial owner, if any, or any of their respective Representatives has a right to vote, or direct the voting of, any class or series of shares of the Corporation or otherwise relating to the voting of any securities of the Corporation or the nomination of any person to the board;

(E)	full particulars of any agreement, arrangement, understanding, relationship or otherwise, including, without limitation, any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such Nominating Shareholder, beneficial owner, if any, or any of their respective Representatives directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Nominating Shareholder, beneficial owner, if any, or any of their respective Representatives with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, a “Short Interest”);

(F)	full particulars of any rights to dividends with respect to any class or series of shares of the Corporation owned beneficially by such Nominating Shareholder, beneficial owner, if any, or any of their respective Representatives that are separated or separable from the underlying shares of the Corporation;

(G)	full particulars of any proportionate interest in any class or series of shares of the Corporation or any Derivative Instrument held, directly or indirectly, by a general or limited partnership in which any such Nominating Shareholder, beneficial owner, if any, or any of their respective Representatives is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(H)	full particulars of any performance-related fees (other than an asset-based fee) to which any such Nominating Shareholder or beneficial owner, if any, is entitled based on any increase or decrease in the value of any class or series of shares of the Corporation or any Derivative Instrument, including, without limitation, any such fee, to which the respective Representatives of the Nominating Shareholder or beneficial owner, if any, is entitled;

(I)	full particulars of any direct or indirect interest, including, without limitation, equity interests or any Derivative Instrument or Short Interest, in any principal competitor of the Corporation held by such Nominating Shareholder, beneficial owner, if any, or any of their respective Representatives;

(J)	full particulars of any direct or indirect interest of such Nominating Shareholder, beneficial owner, if any, or any of their respective Representatives in any contract, arrangement, understanding or relationship with the Corporation, any affiliate of the Corporation, any of the directors or officers of the Corporation or any of its affiliates, or with the Nominating Shareholder, such beneficial owner, if any, or any of their respective Representatives, or with any competitor or material supplier of the Corporation (including, without limitation, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(K)	a representation that the Nominating Shareholder is a holder of record of securities of the Corporation, or a beneficial owner, entitled to vote at such meeting and intends to appear in person or by proxy at the applicable shareholders meeting to propose such nomination;

(L)	a representation of whether either such Nominating Shareholder or beneficial owner, if any, alone or acting jointly or in concert with others, intends to deliver a proxy circular and/or form of proxy to any shareholder of the Corporation in connection with such nomination or otherwise solicit or participate in the solicitation of proxies from shareholders of the Corporation in support of the nomination; and

(M)	any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to Applicable Securities Laws;

(b)	A Nominating Shareholders’ notice to the board must also state:

(ii)	whether, in the opinion of the Nominating Shareholder and the proposed nominee, the proposed nominee would qualify to be an independent director of the Corporation under sections 1.4 and 1.5 of National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators (“NI 52-110”), Sections 5605(a)(2) and 5605(c)(2) of the Nasdaq Listing Rules and the commentary relating thereto and Rule 10A-3(b) under the Exchange Act, as well as any other applicable independence criterion of a stock exchange or regulatory authority that may be applicable to the Corporation as a result of a listing of its securities on any additional stock exchanges; and

(iii)	whether, with respect to the Corporation, the proposed nominee has one or more of the relationships described in sections 1.4(3), 1.4(8) or 1.5 of NI 52-110, Sections 5605(a)(2) and 5605(c)(2) of the Nasdaq Listing Rules and the commentary relating thereto and Rule 10A-3(b) under the Exchange Act, as well as any other applicable independence criterion of a stock exchange or regulatory authority that may be applicable to the Corporation as a result of a listing of its securities on any additional stock exchanges.

(c)	Except as otherwise provided by the special rights or restrictions attached to the shares of any class or series of the Corporation, no individual shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of the by-laws of the Corporation; provided, however, that nothing in this Section 8.4 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a shareholders meeting of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded. A duly appointed proxyholder of a Nominating Shareholder shall be entitled to nominate at a shareholders meeting the directors nominated by the Nominating Shareholder, provided that all of the requirements of this Section 8.4 have been satisfied.

(d)	In addition to the provisions of this Section 8.4, a Nominating Shareholder and any individual nominated by the Nominating Shareholder shall also comply with all of the applicable requirements of the Act, Applicable Securities Laws and applicable stock exchange rules regarding the matters set forth herein.

(e)	Notwithstanding any other provision of this Section 8.4, notice given to the corporate secretary of the Corporation may only be given by personal delivery or by email (at such email address set out in the Corporation’s issuer profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com), and shall be deemed to have been given and made only at the time it is served by personal delivery to the corporate secretary of the Corporation at the address of the principal executive offices of the Corporation, or sent by email to such email address (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Montreal time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

(f)	The Corporation may require any Proposed Nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such Proposed Nominee to serve as an independent director, that would be required by any stock exchange on which the Corporation’s securities are then listed or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Proposed Nominee.

(g)	All information to be provided in a timely notice pursuant to Section 8.3 above will be provided as of the record date for determining shareholders entitled to vote at the meeting (if such date has been publicly announced) and as of the date of such notice. The Nominating Shareholder will update such information forthwith if there are any material changes in the information previously disclosed so that the information provided or required to be provided in such notice will be true and correct as of the date that is ten days prior to the date of the meeting, or any adjournment or postponement thereof.

(h)	Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this Section 8.4. For greater certainty, nothing in this Section 8.4 shall limit the right of the directors to fill a vacancy among the directors in accordance with Section 3.9.

Section 8.5 Determination of Eligibility; Attendance at the Meeting; No Obligation to Disclose.

Subject to Section 8.6, no person will be eligible for election as a director of the Corporation unless such person has been nominated in accordance with the provisions of this Article 8; provided, however, that nothing in this Article 8 will be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which such shareholder would have been entitled to submit a proposal pursuant to the Act. The chair of the meeting will have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination will be disregarded. Notwithstanding any other provision of this by-law, if the Nominating Shareholder (or a qualified representative of the Nominating Shareholder) does not appear at the meeting of shareholders of the Corporation to present the nomination, such nomination will be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation. Nothing in this By-law will obligate the Corporation or the board to include in any proxy statement or other shareholder communication distributed by or on behalf of the Corporation or the board any information with respect to any proposed nomination or any Nominating Shareholder or proposed nominee.

Section 8.6 Waiver.

Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this Article 8.

Section 8.7 Terms.

For the purposes of this Article 8:

“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada and the federal securities legislation of the United States, each as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada;

“public announcement” means disclosure in a press release reported by a national news service in the United States or Canada, or in a document publicly filed by the Corporation under its profile on EDGAR at www.sec.gov/edgar/search-and-access or the System of Electronic Document Analysis and Retrieval at www.sedar.com, as applicable; and

“Representatives” of a person means the affiliates and associates of such person, all persons acting jointly or in concert with any of the foregoing, and the affiliates and associates of any of such persons acting jointly or in concert, and “Representative” means anyone of them.

Article 9
SECURITIES

Section 9.1 Form of Security Certificates.

Subject to the Act, security certificates, if required, will be in the form that the directors approve from time to time or that the Corporation adopts.

Section 9.2 Transfer of Shares.

Subject to the rules of any stock exchange on which the Corporation’s shares are posted or listed for trading, no transfer of a security issued by the Corporation will be registered except upon (i) presentation of the security certificate representing the security with an endorsement which complies with the Act, together with such reasonable assurance that the endorsement is genuine and effective as the directors may require, (ii) payment of all applicable taxes and fees and (iii) compliance with the articles of the Corporation. If no security certificate has been issued by the Corporation in respect of a security issued by the Corporation, clause (i) above may be satisfied by presentation of a duly executed security transfer power, together with such reasonable assurance that the security transfer power is genuine and effective as the directors may require.

Section 9.3 Transfer Agents and Registrars.

The Corporation may from time to time appoint one or more agents to maintain, for each class or series of securities issued by it in registered or other form, a central securities register and one or more branch securities registers. Such an agent may be designated as transfer agent or registrar according to their functions and one person may be designated both registrar and transfer agent. The Corporation may at any time terminate such appointment.

Article 10
PAYMENTS

Section 10.1 Payments of Dividends and Other Distributions.

Any dividend or other distribution payable in cash to shareholders will be paid by cheque or by electronic means or by such other method as the directors may determine. The payment will be made to or to the order of each registered holder of shares in respect of which the payment is to be made. Cheques will be sent to the registered holder’s recorded address, unless the holder otherwise directs. In the case of joint holders, the payment will be made to the order of all such joint holders and, if applicable, sent to them at their recorded address, unless such joint holders otherwise direct. The sending of the cheque or the sending of the payment by electronic means or the sending of the payment by a method determined by the directors in an amount equal to the dividend or other distribution to be paid less any tax that the Corporation is required to withhold will satisfy and discharge the liability for the payment, unless payment is not made upon presentation, if applicable.

Section 10.2 Non-Receipt of Payment.

In the event of non-receipt of any payment made as contemplated by Section 10.1 by the person to whom it is sent, the Corporation may issue re-payment to such person for a like amount. The directors may determine, whether generally or in any particular case, the terms on which any re-payment may be made, including terms as to indemnity, reimbursement of expenses, and evidence of non-receipt and of title.

Section 10.3 Unclaimed Dividends.

To the extent permitted by law, any dividend or other distribution that remains unclaimed after a period of six years from the date on which the dividend has been declared to be payable is forfeited and will revert to the Corporation.

Article 11
FORUM SELECTION

Section 11.1 Forum of Adjudication of Certain Disputes.

Unless the Corporation consents in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Quebec, Canada and the appellate courts therefrom, will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Act, or the Corporation’s articles or by-laws (as the same may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the Corporation’s “affairs” (as such term is defined in the Act). If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than a Court located within the Province of Quebec (a “Foreign Action”) in the name of any securityholder, such securityholder will be deemed to have consented to: (i) the personal jurisdiction of the provincial and federal Courts located within the Province of Quebec in connection with any action or proceeding brought in any such Court to enforce the preceding sentence; and (ii) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. For the avoidance of doubt, this Article 11 will not apply to any action brought to enforce a duty or liability created by the Securities Act or the Exchange Act. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation will be deemed to have notice of and consented to the provisions of this Article 11.

Article 12
MISCELLANEOUS

Section 12.1 Notices.

Any notice, communication or document required to be given, delivered or sent by the Corporation to any director, officer, shareholder or auditor is sufficiently given, delivered or sent if delivered personally, or if delivered to the person’s recorded address, or if mailed to the person at the person’s recorded address by prepaid mail, or if otherwise communicated by electronic means permitted by the Act. The directors may establish procedures to give, deliver or send a notice, communication or document to any director, officer, shareholder or auditor by any means of communication permitted by the Act or other applicable law. In addition, any notice, communication or document may be delivered by the Corporation in the form of an electronic document.

Section 12.2 Notice to Joint Holders.

If two or more persons are registered as joint holders of any security, any notice may be addressed to all such joint holders but notice addressed to one of them constitutes sufficient notice to all of them.

Section 12.3 Computation of Time.

In computing the date when notice must be given when a specified number of days’ notice of any meeting or other event is required, the date of giving the notice is excluded and the date of the meeting or other event is included.

Section 12.4 Persons Entitled by Death or Operation of Law.

Every person who, by operation of law, transfer, death of a securityholder or any other means whatsoever, becomes entitled to any security, is bound by every notice in respect of such security which has been given to the securityholder from whom the person derives title to such security. Such notices may have been given before or after the happening of the event upon which they became entitled to the security.

Article 13
EFFECTIVE DATE

Section 13.1 Effective Date.

This by-law comes into force when made by the directors in accordance with the Act.

Section 13.2 Repeal.

All previous by-laws of the Corporation are repealed as of the coming into force of this by-law. Such repeal will not affect the previous operation of any by-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under any such by-law prior to its repeal.

This by-law was made by resolution of the directors on ____________, 2023 and confirmed by ordinary resolution of the shareholder[s] on ______________, 2023.

EXHIBIT G
Form of Assumption Agreement

See attached.

FORM OF WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of [●], by and among Prospector Capital Corp., a Cayman Islands exempted company (the “Company”), LeddarTech Holdings Inc., a corporation existing under the laws of Canada (“Newco”, and, following the amalgamation described below, “Amalco”), LeddarTech Inc., a company incorporated under the laws of Canada (“LeddarTech”) and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of January 7, 2021, and filed with the United States Securities and Exchange Commission as part of a registration statement on Form S-1 on December 18, 2020 (as amended, including all Exhibits thereto, the “Existing Warrant Agreement”);

WHEREAS, the Company has issued and sold 10,833,333 redeemable warrants as part of units to public investors in a public offering (the “Public Warrants”) to purchase one Class A ordinary share of the Company, par value $0.0001 per share (“Class A Ordinary Shares”), with each whole Public Warrant being exercisable for one Class A Ordinary Share and with an exercise price of $11.50 per share;

WHEREAS, the Company has issued and sold 5,666,667 redeemable warrants in private placement transactions (the “Private Placement Warrants”, and, together with the Public Warrants, the “Warrants”) to purchase one Class A Ordinary Share, with each whole Warrant being exercisable for one Class A Ordinary Share and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, the Company, Newco, and LeddarTech entered into that certain Business Combination Agreement, dated as of June 12, 2023 (as may be amended and/or restated from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the provisions of the Business Combination Agreement, among other things, the Company and Newco will amalgamate into Amalco and, following completion of such amalgamation, LeddarTech and Amalco will amalgamate (as amalgamated, the “Surviving Company”) with all of the issued and outstanding shares in the capital of Amalco exchanged for shares in the Surviving Company (collectively, the “Surviving Company Shares”), the whole pursuant to a statutory plan of arrangement under the provisions of the Canada Business Corporations Act, upon and subject to the terms and conditions set forth in the Business Combination Agreement;

WHEREAS, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants are no longer exercisable for Class A Ordinary Shares but instead are exercisable (subject to the terms and conditions of the Existing Warrant Agreement, as amended hereby) for Surviving Company Shares;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in the Existing Warrant Agreement);

WHEREAS, each of the Company, LeddarTech and Amalco has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein (including the assignment and assumption of the Existing Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for Surviving Company Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Warrant Agreement;

WHEREAS, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Amalco, which will subsequently assign all of its right, title and interest in the Existing Warrant Agreement to the Surviving Company, and Amalco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I

ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. The Company hereby assigns to Amalco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and Amalco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the amalgamation. Amalco will subsequently assign all of its right, title and interest in and to the Existing Warrant Agreement (as amended hereby) to the Surviving Company. As a result of the preceding sentence, effective immediately following the completion of the amalgamation and the subsequent assignment to the Surviving Company, each Warrant will be exchanged for a warrant to subscribe for Surviving Company Shares pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby).

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Amalco and the Surviving Company pursuant to Section 1.1 hereof effective immediately following the completion of the amalgamation, and the assumption of the Existing Warrant Agreement by Amalco (followed by the Surviving Company) from the Company pursuant to Section 1.1 hereof effective immediately following the completion of the amalgamation, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the amalgamation, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

ARTICLE II

AMENDMENT OF EXISTING WARRANT AGREEMENT

The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, effective immediately upon the completion of the amalgamation, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

Section 2.1 Preamble. All references to “Prospector Capital Corp., a Cayman Islands exempted company” in the Existing Warrant Agreement shall refer instead to “LeddarTech Holdings Inc., a corporation existing under the laws of Canada”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to the Surviving Company rather than to Prospector Capital Corp.

Section 2.2 Reference to Prospector Shares. All references to “Ordinary Shares” in the Existing Warrant Agreement shall be references to Surviving Company Shares rather than to Prospector Ordinary Shares.

Section 2.3 Notice. The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

LeddarTech Inc.

4535, boul. Wilfrid-Hamel, Suite 240

Québec QC G1P 2J7

Attn: David Torralbo, Chief Legal Officer

Email: david.torralbo@Leddartech.com

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the amalgamation.

Section 3.2 Examination of the Existing Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Company, LeddarTech, Amalco and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

PROSPECTOR CAPITAL CORP.

By:
Name:
Title:

LEDDARTECH INC.

By:
Name:
Title:

LEDDARTECH HOLDINGS INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

EXHIBIT H
Lock-up Language of Letter of Transmittal

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such first Person.

“Business Combination Agreement” means the Business Combination Agreement entered into between Prospector Capital Corp., LeddarTech Holdings Inc. and the Corporation on June 12, 2023.

“Business Combination Transaction” means, collectively, the transactions contemplated by the Business Combination Agreement.

“Closing Date” means the closing date of the Business Combination Transaction.

“Common Shares” means the Common Shares in the capital of the Corporation.

“Control” means (and any derivatives thereof including “Controlled” and “Controlling”) (i) in relation to a Person that is a corporation, the ownership, directly or indirectly, of voting securities of such Person carrying more than fifty percent (50%) of the voting rights attaching to all voting securities of such Person and which are sufficient, if exercised, to elect a majority of its board of directors, and (ii) in relation to a Person that is a partnership, limited partnership, business trust or other similar entity, (a) the ownership, directly or indirectly, of voting securities of such Person carrying more than fifty percent (50%) of the voting rights attaching to all voting securities of the Person or (b) the ownership of other interests or the holding of a position (such as general partner or trustee) entitling the holder thereof to exercise control and direction over the activities of such Person.

“Corporation” means LeddarTech Inc.

“Earnout Special Shares” means all the issued and outstanding Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares, in the capital of the Corporation, convertible into Common Shares and redeemable in accordance with their terms. For the avoidance of doubt, “Earnout Special Shares” shall not include the issued and outstanding Class A Non-Voting Special Shares of the Corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing” means the investment in LeddarTech Inc. by certain investors (including certain LeddarTech Private Shareholders) on a private placement basis in connection with the Business Combination Transaction, payable in two tranches on the date of signing of the Business Combination Agreement and the Closing Date, respectively.

“Financing Shares” means the Common Shares acquired by a holder pursuant to the conversion of the convertible debt or exercise of the warrants in each case issued in the Financing.

“LeddarTech Private Shareholders” means the shareholders of LeddarTech Inc. immediately prior to the Business Combination Transaction.

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“Lockup Shares” means the Common Shares (other than the Financing Shares) and Earnout Special Shares held by the Lockup Holders immediately following the closing of the Business Combination Agreement (other than Common Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, and the prospectus requirements under Canadian securities laws, pursuant to a subscription agreement where the issuance of Common Shares occurs on or after the closing of the Business Combination Agreement).

“Lockup Period” means the four-year period immediately following the Closing Date; provided, however, with respect to a LeddarTech Private Shareholder who invested, together with its Affiliates, an amount in the Financing as set forth in Schedule A to Exhibit H hereto, “Lockup Period” means the six-month period immediately following the Closing Date.

“Person(s)” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, corporation or company with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative however designated or constituted.

“Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

The LeddarTech Private Shareholders to which Common Shares and/or Earnout Special Shares were issued as consideration under the Business Combination Agreement (the “Lockup Holders”) may not Transfer any Lockup Shares until the end of the Lockup Period (the “Lockup”). The foregoing restriction is expressly agreed to preclude any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of Lock-Up Shares even if such Lock-Up Shares would be disposed of by someone other than the LeddarTech Private Shareholder. Such prohibited hedging or other transactions during the Lockup Period would include, without limitation, any short sale or any purchase, sale, grant of any right (including, without limitation, any put or call option) with respect to any of the Lockup Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Lockup Shares. Notwithstanding anything to the contrary, in no event will Financing Shares be deemed to be Lockup Shares. The restrictions set forth in this Article shall not apply to:

(a)	the exercise of any options, warrants or other convertible securities to purchase Common Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis), provided that any Common Shares issued upon such exercise and any Earnout Special Shares shall be subject to the Lockup;

(b)	Transfers to the Corporation to satisfy tax withholding obligations pursuant to any equity incentive plans or arrangements of the Corporation;

(c)	Transfers to the Corporation pursuant to any contractual arrangement in effect at the effective time of the Business Combination Transaction that provides for the repurchase by the Corporation or forfeiture of a Lockup Holder’s Common Shares or options to purchase Common Shares in connection with the termination of such Lockup Holders’ service to the Corporation;

(d)	the entry, by a Lockup Holder, at any time after the effective time of the Business Combination Transaction, of any trading plan providing for the sale of Common Shares by such Lockup Holder, which trading plan meets the requirements of a Rule 10b5-1 plan or a non-Rule 10b5-1 trading arrangement under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any Common Shares during the Lockup and no public announcement or filing is voluntarily made or required regarding such plan during the Lockup;

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(e)	transactions in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Corporation’s securityholders having the right to exchange their shares of Common Shares for cash, securities or other property; or

(f)	in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with a bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof.

(g)	In the case of an entity, Transfers to (A) any investment fund or other entity controlled or managed by the LeddarTech Private Shareholder (or its successor by amalgamation or merger) or the investment advisor of the LeddarTech Private Shareholder (provided for greater certainty that « fund » shall extend to any « Fonds Professionnel de Capital Investissement (FPCI) » under French law), or (B) an entity under common control or management with the LeddarTech Private Shareholder (or its successor by amalgamation or merger), or (C) an Affiliate of such LeddarTech Private Shareholder (or its successor by amalgamation or merger), or (D) any of the shareholders and/or limited and/or general partners of such LeddarTech Private Shareholder (provided for greater certainty that « General Partner » shall extend to any “Société de Gestion” and « Limited Partners » shall extend to “Détenteur de parts”, respectively, under French law), or (E) to any Person in connection with: (x) the sale of all or substantially all of the assets of the LeddarTech Private Shareholder or (y) the liquidation, dissolution or windup of the LeddarTech Private Shareholder, provided in each case that the Common Shares continue to be subject to the Lockup.

The undersigned agrees and consents to the entry of stop transfer instructions with the Exchange Agent and the Corporation’s registrar against the transfer of the Lockup Shares except in compliance with the foregoing restrictions and agrees that the Lockup Shares may bear a legend stating they are subject to this agreement.

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